Exhibit 10.9

BRIDGING AGREEMENT

This BRIDGING AGREEMENT, dated as of February 9, 2023 (this “Agreement”), is by and among Allurion technologies, INC., a Delaware corporation (the “Borrower”), the Lenders party hereto (each, a “Lender” and collectively, the “Lenders”), and fortress credit corp., as administrative agent for the Lenders (in such capacity, the “Agent”). Capitalized terms used herein without definition shall have the same meanings set forth in the Credit Agreement (as defined below).

RECITALS

WHEREAS, the Borrower has requested that the Lenders commit to providing a senior secured term loan facility to the Borrower in an aggregate principal amount of $60,000,000 pursuant to the terms and conditions set forth in the Form of Credit Agreement and Guaranty attached hereto as Exhibit A (the “Credit Agreement”), including the applicable terms and conditions set forth in Section 6 thereof (such transaction, the “Transaction”); and

WHEREAS, the Lenders are willing to commit to provide such senior secured term loan facility on the terms and conditions set forth herein and in the Credit Agreement.

NOW, THEREFORE, the parties hereto hereby agree as follows:

ARTICLE I
COMMITMENT; agreements

SECTION 1.01. Commitment.  The Lenders shall make the Loans under the Credit Agreement on the Closing Date subject to the prior or concurrent satisfaction (or waiver thereof by the Agent and the Lenders) of each of the conditions precedent set forth below in this Section 1.01 on or before August 7, 2023.

(a) The Borrower and each other Obligor shall have executed and delivered to the Agent the Credit Agreement and each other Loan Document to be entered into on the Closing Date.

(b) On or prior to the earlier of the April 30, 2023 and the Business Day occurring immediately prior to the Closing Date, the Borrower shall have consummated one or more private (x) sales of the Borrower’s Equity Interests or (ii) incurrences of Indebtedness for borrowed money resulting in aggregate net proceeds to the Borrower (after giving effect to all fees, costs and expenses related to the issuance or incurrence thereof, including conversion, prepayment or similar fees, costs or expenses relating to the conversion, satisfaction or retirement thereof) of at least $15,000,000 (the “Interim Financing”); provided that immediately prior to or simultaneously with the making of the Loan on the Closing Date, all Equity Interests and Indebtedness comprising the Interim Financing shall qualify as (or shall have been converted into) Qualified Equity Interests.

(c) All conditions precedent set forth in Section 6.01 of the Credit Agreement shall have been satisfied or waived by the Agent and the Lenders.

(d) The Agent shall have received (or shall substantially contemporaneously with the funding of the Loans receive) for its account and the account of each Lender, all fees required to be paid on the Closing Date under this Agreement, the Credit Agreement, any other Loan Document (including to the extent applicable the Ticking Fee).

(e) Without the Agent’s prior written consent, except for (i) the issuance of debt or equity securities referenced in clause (b) above, (ii) the performance of their respective obligations under and pursuant to the Loan Documentation, the RTW Royalty Agreement, the PIPE Agreements, the DE-SPAC Combination Agreement and any related agreements, in each case as in effect on the date hereof, or (iii) as required by applicable law, neither the Parent, the Borrower nor any of their respective Subsidiaries shall have (x) conducted any of their respective businesses or affairs other than in the ordinary course consistent with past practices or (ii) without limitation of clause (x) above, but without limiting, prohibiting or otherwise preventing the actions set forth on the Company Disclosure Schedules with respect to (but only with respect to) Section 5.1(b) of the DE-SPAC Combination Agreement (in each case as in effect on the date hereof), taken any action of the type described in clauses (i), (ii), (ix), (xii) or (xxii) of Section 5.1(b) of the DE-SPAC Combination Agreement (as in effect on the date hereof).

SECTION 1.02. Ticking Fee.  In the event the Closing Date has not occurred on or before March 31, 2023, a fee (the “Ticking Fee”) shall commence accruing as of April 1, 2023 on the total amount of the Commitment, calculated on the basis of a per annum rate equal to 1.00% per annum for the actual number of days elapsed in a year of 360 days from such date until the earlier to occur of (i) the Closing Date and the (ii) the date of termination or expiration of this Agreement (such earlier date, the “Ticking Fee Payment Date”).  The Ticking Fee shall be payable to the Agent on the Ticking Fee Payment Date for distribution to the Lenders in accordance with their respective Proportionate Shares. The Ticking Fee shall be fully earned, non-refundable and shall be due and payable in cash in full on the Ticking Fee Payment Date.

SECTION 1.03. Termination.  This Agreement may not be terminated prior to August 7, 2023 without the prior written consent of the Borrower, the Agent and the Lenders. On August 7, 2023, this Agreement shall terminate and have no further force and effect and the Lenders’ commitment set forth in Section 1.01 above shall irrevocably expire.

SECTION 1.04. Other Agreements.

(a) Expenses. The Borrower agrees to pay or reimburse the Agent and the Lenders for all of their reasonable and documented (in reasonable detail) out-of-pocket costs and expenses limited to, in the case of legal counsel, the reasonable and documented (in reasonable detail) charges and disbursements of Morrison & Foerster LLP, lead counsel for the Agent and the Lenders, and one additional local outside counsel in each material jurisdiction or discipline in each case for the Agent and the Lenders in connection with the negotiation, preparation, execution and delivery of this Agreement, the Credit Agreement and the other Loan Documents (including any amendment or modifications thereto).

(b) Exculpation, Indemnification, etc.

(i) In no event shall any party hereto, any successor, transferee or assignee of any party hereto, or any of their respective Affiliates, directors, officers, employees, attorneys, agents, advisors or controlling parties (each, an “Exculpated Party”) have any obligation or responsibility for (and the Borrower waives any claims they may have in respect of) any Loss, on any theory of liability, for consequential, indirect, special or punitive damages arising out of or otherwise relating to this Agreement, the Credit Agreement or any of the other Loan Documents or the Transaction; provided that, nothing in this clause (i) shall relieve the Borrower of any obligation the Borrower may have to indemnify an Indemnified Person, as provided in clause (ii) below, against any special, indirect, consequential or punitive damages asserted against such Indemnified Person by a third party.  Each party hereto agrees, to the fullest extent permitted by applicable Law, that it will not assert, directly or indirectly, any Claim against any Exculpated Party with respect to any of the foregoing.

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(ii) The Borrower shall indemnify the Agent, each Lender, each of their respective successors, transferees and assigns and each of their respective Affiliates, directors, officers, employees, attorneys, agents, advisors and controlling parties (each, an “Indemnified Party”) from and against, and agrees to hold them harmless against, any and all Claims and Losses of any kind (limited to, in the case of legal counsel, the reasonable and documented (in reasonable detail) charges and disbursements of one lead counsel for all Indemnified Parties, together, and one additional local outside counsel in each material jurisdiction or discipline in each case for the Indemnified Parties together and, in the case of actual conflict of interest, one additional such set of applicable counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or relating to any investigation, litigation or proceeding (each, a “Proceeding”) or the preparation of any defense with respect thereto arising out of or in connection with or relating to this Agreement, the Credit Agreement or any of the other Loan Documents or the Transaction, whether or not such Proceeding is brought by the Borrower, any of its Subsidiaries, any of its shareholders or creditors, an Indemnified Party or any other Person, or an Indemnified Party is otherwise a party thereto, and whether or not any of the conditions precedent set forth in Section 1.01 are satisfied or the other transactions contemplated by this Agreement are consummated, except to the extent such Claim or Loss is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.

(iii) The Borrower shall not be liable for any settlement of any Proceeding if the amount of such settlement was effected without the Borrower’s consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with the Borrower’s written consent or if there is a final judgment for the plaintiff in any such Proceeding, the Borrower agrees to indemnify and hold harmless each Indemnified Person from and against any and all Loss and related expenses by reason of such settlement or judgment in accordance with the terms of clause (ii) above. The Borrower shall not, without the prior written consent of the Agent (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by any Indemnified Person unless such settlement (x) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to the Agent from all liability on Claims that are the subject matter of such Proceedings and (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person or any injunctive relief or other non-monetary remedy.  The Borrower acknowledges that any failure to comply with the obligations under the preceding sentence may cause irreparable harm to the Agent and the other Indemnified Persons.

(c) Confidentiality. This Agreement and the contents hereof and thereof are confidential and may not be disclosed by the Borrower in whole or in part to any Person without the prior written consent of the Agent; provided that the Borrower may disclose this Agreement (i) on a confidential basis to its board of directors, managers, members, shareholders, officers, employees, attorneys, and advisors in connection with their consideration of the Transaction and (ii) as may be compelled, in the Borrower’s reasonable judgment, in a Proceeding or as otherwise required by Law.

(d) Exclusivity. The Borrower agrees that prior to the earliest to occur of (i) the Closing Date under the Credit Agreement and (ii) the termination of the De-SPAC Combination Agreement, neither it, nor any of its Affiliates, will, nor will it cause or permit its directors, officers, agents or representatives or any other person acting on its behalf to, directly or indirectly, (i) solicit offers, letters of intent, inquiries, proposals or indications of interest or commitments for, or entertain any offer, letter of intent inquiries, proposal or indication of interest or commitment to enter into a transaction similar to or competing with, the Transaction (a “Competing Transaction”), or (ii) engage in any discussions or negotiations, provide any information to, or enter into any agreement, arrangement or understanding regarding a Competing Transaction.

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ARTICLE II

REPRESENTATIONS AND WARRANTIES

SECTION 2.01. To induce the Agent and the Lenders to execute and deliver this Agreement, the Borrower hereby represents and warrants to the Agent and the Lenders that as of the date hereof, each of the following statements are true and correct:

(a) The execution and delivery of this Agreement, and the performance of this Agreement has been duly authorized by all necessary corporate or other organizational action on the part of the Borrower and this Agreement constitutes a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its respective terms, except as enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights generally and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) The execution and delivery of this Agreement, and the performance of this Agreement, by the Borrower, does not (i) violate or conflict with any Law, (ii) result in the creation of any Lien (other than Permitted Liens) on any asset of the Borrower or (iii) violate, or result in a default under, any Material Agreement binding upon the Borrower that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(c) No authorization or approval or other action by, and no notice or filing with, any Governmental Authority or any other Person (other than those that have been duly obtained or made and which are in full force and effect) is required for the due execution and delivery of this Agreement by the Borrower.

ARTICLE III
Miscellaneous

SECTION 3.01. Governing Law; Jurisdiction; Jury Trial.

(a) This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the law of the State of New York, without regard to principles of conflicts of laws that would result in the application of the laws of any other jurisdiction; provided that Section 5-1401 and 5-1402 of the New York General Obligations Law shall apply.

(b) The Borrower agrees that any suit, action or proceeding with respect to this Agreement, the Credit Agreement or any other Loan Document to which it is a party or any judgment entered by any court in respect thereof may be brought initially in the federal or state courts in New York, New York and irrevocably submits to the non-exclusive jurisdiction of each such court for the purpose of any such suit, action, proceeding or judgment. This Section is for the benefit of the Agent and the Lenders only and, as a result, no Lender shall be prevented from taking proceedings in any other courts with jurisdiction. To the extent allowed by any applicable Law, the Lenders may take concurrent proceedings in any number of jurisdictions.

(c) Nothing herein shall in any way be deemed to limit the ability of the Agent and the Lenders to serve any process or summons in any manner permitted by any applicable Law.

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(d) The Borrower irrevocably waives to the fullest extent permitted by law any objection that it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement, the Credit Agreement or any other Loan Document and hereby further irrevocably waives to the fullest extent permitted by law any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment (in respect of which time for all appeals has elapsed) in any such suit, action or proceeding shall be conclusive and may be enforced in any court to the jurisdiction of which the Borrower is or may be subject, by suit upon judgment.

(e) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE CREDIT AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

SECTION 3.02. Counterparts; Effectiveness; Electronic Signatures. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or electronic transmission (in PDF format) shall be effective as delivery of a manually executed counterpart hereof. This Agreement shall become effective upon receipt by the Agent of fully executed counterparts of this Agreement by the Lenders and the Borrower. Any signature (including, without limitation, (x) any electronic symbol or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record and (y) any facsimile or .pdf signature) hereto or to any other certificate, agreement or document related to this transaction, and any contract formation or record-keeping, in each case, through electronic means, shall have the same legal validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any similar state law based on the Uniform Electronic Transactions Act, and the parties hereto hereby waive any objection to the contrary.

SECTION 3.03. Binding Nature. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns permitted by the Loan Documents; provided that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent.

SECTION 3.04. Captions. The captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

SECTION 3.05. Severability. If any provision hereof is found by a court to be invalid or unenforceable, to the fullest extent permitted by any applicable Law the parties agree that such invalidity or unenforceability shall not impair the validity or enforceability of any other provision hereof.

SECTION 3.06. Integration. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

[Signature pages to follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date hereof.

BORROWER:

ALLURION TECHNOLOGIES, INC.

By	/s/ Shantanu Gaur
	Name:	Shantanu Gaur
	Title:	Chief Executive Officer

[Signature Page to Bridging Agreement]

AGENT:

FORTRESS CREDIT CORP.

By	/s/ Avraham Dreyfuss
	Name:	Avraham Dreyfuss
	Title:	Chief Financial Officer

LENDERS:

FORTRESS CREDIT CORP.

By	/s/ Avraham Dreyfuss
	Name:	Avraham Dreyfuss
	Title:	Chief Financial Officer

Exhibit A

Form of Credit Agreement and Guaranty

(See attached).

Exhibit A

to Bridging Agreement

CREDIT AGREEMENT AND GUARANTY

dated as of

[__], 2023

by and among

[__]1,

as the Borrower,

[__]2,

as Parent,

THE SUBSIDIARY GUARANTORS FROM TIME TO TIME PARTY HERETO,

as the Subsidiary Guarantors,

THE LENDERS FROM TIME TO TIME PARTIES HERETO,

as the Lenders,

and

FORTRESS CREDIT CORP.

as the Administrative Agent

U.S. $60,000,000

[1]	To be Allurion Technologies LLC after giving effect to De-SPAC.
[2]	To be Allurion Technologies Holdings, Inc. after giving effect to De-SPAC.

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

-v-

SCHEDULES AND EXHIBITS

Schedule 1	-	Commitments
Schedule 6.01(e)	-	Excluded Expenses
Schedule 7.05(b)	-	Products
Schedule 7.05(c)	-	Material Intellectual Property
Schedule 7.06(a)	-	Certain Litigation
Schedule 7.06(c)	-	Labor Matters
Schedule 7.12(a)	-	Subsidiaries of Parent
Schedule 7.12(b)	-	Other Equity Interests Owned by Parent or its Subsidiaries
Schedule 7.13	-	Existing Secured Indebtedness
Schedule 7.14	-	Material Agreements
Schedule 7.15	-	Restrictive Agreements
Schedule 7.16	-	Real Property
Schedule 7.17	-	Pension Matters
Schedule 7.19(b)	-	Regulatory Approvals
Schedule 7.20	-	Transactions with Affiliates
Schedule 7.23	-	Deposit and Disbursement Accounts
Schedule 7.24	-	Royalties and Other Payments
Schedule 8.20	-	Post-Closing Covenants
Schedule 9.01	-	Existing Indebtedness
Schedule 9.05	-	Existing Investments
Schedule 9.13	-	Permitted Sales and Leasebacks
Exhibit A	-	Form of Note
Exhibit B	-	Form of Borrowing Notice
Exhibit C	-	Form of Guaranty Assumption Agreement
Exhibit D-1	-	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit D-2	-	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit D-3	-	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit D-4	-	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E	-	Form of Compliance Certificate
Exhibit F	-	Form of Assignment and Assumption
Exhibit G	-	Form of Information Certificate
Exhibit H	-	Form of Intercompany Subordination Agreement
Exhibit I	-	Form of Solvency Certificate
Exhibit J	-	Form of Security Agreement
Exhibit K	-	Form of Intercreditor Agreement
Exhibit L	-	Form of Projections

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CREDIT AGREEMENT AND GUARANTY

CREDIT AGREEMENT AND GUARANTY, dated as of [_], 2023 (this “ Agreement”), by and among [__], a Delaware limited liability company (the “Borrower”), [__], a Delaware corporation (“Parent”), certain Subsidiaries of Parent that may be required to provide Guaranties from time to time hereunder, each lender from time to time party hereto (each, a “Lender” and collectively, the “Lenders”), and Fortress Credit Corp., as administrative agent for the Lenders (in such capacity, the “Agent”).

WITNESSETH:

WHEREAS, the Borrower has requested that the Lenders provide a senior secured term loan facility to the Borrower in an aggregate principal amount of $60,000,000, to be available on the Closing Date, subject to the terms and conditions set forth herein, including the applicable terms and conditions set forth in Section 6 hereof; and

WHEREAS, the Lenders are willing, on the terms and subject to the conditions set forth herein, to provide such senior secured term loan facility.

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1

DEFINITIONS

1.01 Certain Defined Terms. As used herein (including the preamble and recitals), the following terms have the following respective meanings:

“510(k)” means (i) any premarket notification and corresponding FDA order of substantial equivalence, or 510(k) clearance, for a Device pursuant to the FD&C Act, and FDA regulations, (ii) all substantially equivalent or similar notifications, applications, marketing authorizations and clearances, including CE Mark, with respect to any other non-U.S. Regulatory Authority, including Competent Authorities in Europe, and (iii) all amendments, supplements, letters to file and other additions and modifications thereto, and all documents, data and other information concerning any applicable Device which are necessary for, filed with, incorporated by reference in or otherwise support any of the foregoing.

“Acquisition” means any transaction, or any series of related transactions, by which any Person directly or indirectly, by means of an amalgamation, consolidation, merger, purchase of Equity Interests or other assets, tender offer, or similar transaction having the same effect as any of the foregoing, (i) acquires all or substantially all of the assets of any other Person, (ii) acquires all or substantially all of a business line or unit or division of any other Person, (iii) with respect to any other Person that is managed or governed by a Board, acquires control of Equity Interests of such other Person representing more than fifty percent (50%) of the ordinary voting power for the control of such Board, determined on a fully-diluted, as-if-converted or exercised basis, or (iv) acquires control of more than fifty percent (50%) of the Equity Interests in any other Person engaged in any business that is not managed by a Board, determined on a fully-diluted, as-if-converted or exercised basis.

“Additional RTW Royalty Financing Agreement” means that certain Revenue Interest Financing Agreement, between the Borrower and RTW, in the form attached as [Annex A] to the Side Letter, as amended or otherwise modified in accordance with the Intercreditor Agreement.

“Adverse Regulatory Event” means the occurrence of any of the following events or circumstances:

(a) the failure of Parent or any of its Subsidiaries to hold, directly or through licensees or agents, in full force and effect, all Regulatory Approvals necessary or required for Parent or any such Subsidiary to conduct its respective operations and businesses;

(b) if required by any applicable Law, the failure of Parent or any of its Subsidiaries to make or file with the FDA or any other applicable Regulatory Authority, in compliance with such applicable Law, any required notice, registration, listing, supplemental application or notification or report;

(c) in connection with any clinical, preclinical, safety or other studies or tests being conducted by (or on behalf of) Parent or any of its Subsidiaries for purposes of obtaining regulatory clearance of, or any Regulatory Approval for, any Product or any Product Commercialization and Development Activities (i) the failure of any clinical, pre- clinical, safety or other required trial, study or test to be conducted in material compliance with any applicable Law or Regulatory Approval; (ii) the failure of any related clinical trial site to be monitored in material compliance with all applicable Laws and Regulatory Approvals; or (iii) the receipt by Parent or any of its Subsidiaries of written notice from the FDA or any other Regulatory Authority requiring the termination or suspension of any such clinical, preclinical, safety or other study or test;

(d) the Parent or any of its Subsidiaries or, to the knowledge of the Parent, any agent, supplier, licensor or licensee of the Parent or any of its Subsidiaries, receives any written notice with respect to any Product or any Product Commercialization and Development Activities with respect thereto from the FDA or any other Regulatory Authority asserting (i) that such Person lacks a required Regulatory Approval with respect to any Product or Product Commercialization and Development Activity, (ii) a material breach of applicable Laws or Regulatory Approvals (or any similar order, injunction or decree) or (iii) that such Regulatory Authority has commenced any regulatory enforcement action, investigation or inquiry (other than routine or periodic inspections or post- marketing reviews), or has issued a warning letter, with respect to any Product or any Product Commercialization and Development Activities with respect thereto, including, without limitation, any such notice that requires (or is reasonably likely to require or cause) the Parent or any of its Subsidiaries to discontinue, withdraw or recall the marketing or sale of any Product, or requires or causes (or is reasonably likely to require or cause) a cessation or delay in the manufacture or sale of any Product, which discontinuance, withdrawal, recall, cessation or delay will last (or is reasonably expected to last) in excess of sixty (60) days; or

(e) with respect to any Product or Product Commercialization and Development Activity of Parent or any Subsidiary, (i) any Regulatory Authority commences any criminal, injunctive, seizure, detention or civil penalty action or (ii) Parent or any Subsidiary enters into any consent decree, plea agreement or other settlement with any Regulatory Authority with respect to any of the foregoing.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided that with respect to any Lender, an Affiliate of such Lender shall include, without limitation, all of such Lender’s Related Funds. Notwithstanding anything to the contrary contained herein, neither SoftBank Group Corp., nor any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with SoftBank Group Corp., nor any other direct or indirect owners of Fortress Investment Group LLC, shall be considered an Affiliate of Fortress Credit Corp. or of any of its Affiliates.

“Agent” has the meaning set forth in the preamble hereto.

“Agreement” has the meaning set forth in the preamble hereto.

“Applicable Margin” means 6.44% per annum, as such percentage may be increased pursuant to Section 3.02(b).

“Asset Sale” has the meaning set forth in Section 9.09.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee of such Lender in substantially the form of Exhibit F.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy.”

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise) to which any Obligor or Subsidiary thereof incurs or otherwise has any obligation or liability, contingent or otherwise.

“Board” means, with respect to any Person, the board of directors (or equivalent management or oversight body) of such Person.

“Board Observer” has the meaning set forth in Section 8.19.

“Borrower” has the meaning set forth in the preamble hereto.

“Borrowing” means the borrowing of the Loans on the Closing Date.

“Borrowing Notice” means a written notice substantially in the form of Exhibit B.

“Bridging Agreement” means that certain Bridging Agreement between Fortress Credit Corp. and Allurion Technologies, Inc. dated as of [  ].

“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks are not authorized or required to close in New York, New York.

“Capital Lease Obligation” means, as to any Person, any obligation of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property, which obligation is required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP and, for purposes of this Agreement, the amount of any such obligation shall be the capitalized amount thereof, determined in accordance with GAAP.

“Casualty Event” means the damage, destruction, condemnation, confiscation, requisition, seizure or forfeiture, as the case may be, of any property of any Person.

“Change of Control” means an event or series of events (including any Acquisition) that occurs after the Closing Date and causes or results in any of the following:

(i) any Person or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of more than forty percent (40%) of the Equity Interests of Parent entitled to vote for members of the board of directors or equivalent governing body of Parent on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(ii) during any period of twelve (12) consecutive months, a majority of the members of the Board of Parent cease to be composed of individuals (a) who were members of such Board on the first day of such period, (b) whose election or nomination to such Board was approved by individuals referred to in clause (a) above constituting at the time of such election or nomination at least a majority of such Board or (c) whose election or nomination to such Board was approved by individuals referred to in clauses (a) and (b) above constituting at the time of such election or nomination at least a majority of such Board;

(iii) Parent shall cease to own (a) directly, beneficially and of record or legally, one hundred percent (100%) of the issued and outstanding Equity Interests of the Borrower and (b) directly or indirectly, beneficially and of record or legally, one hundred percent (100%) of the issued and outstanding Equity Interests of each of its other Subsidiaries (other than minority holdings in Subsidiaries that are not U.S. Persons solely in accordance with applicable Law), free and clear of all Liens (other than Permitted Liens) (other than transactions resulting from Asset Sales permitted by Section 9.9);

(iv) the sale of all or substantially all of the property or business of Parent and its Subsidiaries, taken as a whole;

(v) the occurrence of a “Change of Control” under and as defined in the RTW Royalty Financing Agreement.

“Claim” means any claim, demand, complaint, grievance, action, application, suit, cause of action, order, charge, indictment, prosecution, judgment or other similar process, assessment or reassessment, whether made, converted or assessed in connection with a debt, liability, dispute, breach, failure or otherwise.

“Closing Date” means [ ], 2023.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Collateral” means any asset or property in which a Lien is purported to be granted under any Loan Document, including future acquired or created assets or properties (or all such assets or properties, as the context may require), in each case, to secure payment of the Obligations, it being understood and agreed the Collateral is intended to include all collateral granted to RTW to secure obligations of the Borrower under the RTW Royalty Financing Agreement and, to the extent that the Additional RTW Royalty Financing Agreement has been executed by RTW and [Allurion] pursuant to the terms of the Side Letter, the Additional RTW Royalty Financing Agreement.

“Collateral Triggering Event” means either (i) the occurrence and continuance of an Event of Default or (ii) the failure of the Parent and its Subsidiaries to hold in excess of $15,000,000 in cash in one or more Controlled Accounts (or equivalent in non-U.S. jurisdictions) maintained with one or more commercial banks or similar deposit-taking institutions that are free and clear of all Liens, other than Liens granted under the Loan Documents in favor of the Secured Parties.

“Commitment” means, with respect to each Lender, the obligation of such Lender to make Loans to the Borrower on the Closing Date subject to satisfaction of the conditions set forth in, and in accordance with the terms and provisions of, this Agreement, which commitments are in the amounts set forth opposite such Lender’s name on Schedule 1 hereto, as such Schedule may be amended from time to time pursuant to an Assignment and Assumption or otherwise; provided that the aggregate Commitments of all Lenders on the Closing Date equal

$60,000,000.

“Competitor” means, at any time of determination, any Person that is an operating company directly and primarily engaged in the sale of medical Devices that are the same or substantially the same as the medical Devices being sold by the Borrower as of such time, including, without limitation, any Person that is listed as a competitor in the Parent’s filings with the SEC.

“Commodity Account” means any commodity account, as such term is defined in Section 9-102 of the NY UCC.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contract” means any contract, license, lease, agreement, obligation, promise, undertaking, understanding, arrangement, document, commitment, entitlement, indenture, instrument, or engagement under which a Person has, or will have, any liability or contingent liability (in each case, whether written or oral, express or implied, and whether in respect of monetary or payment obligations, performance obligations or otherwise), in each case, other than the Loan Documents.

“Control” means, in respect of a particular Person, the possession, by one or more other Persons, directly or indirectly, of the power to direct or cause the direction of the management or policies of such particular Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” (and similar derivatives) have meanings correlative thereto.

“Controlled Account” has the meaning set forth in Section 8.17(a).

“Convertible Notes” means the Convertible Unsecured Promissory Notes issued by Allurion Technologies, Inc., a Delaware corporation (and predecessor to the Borrower) (the “Issuer”), from time to time pursuant to that certain Convertible Note Purchase Agreement, dated as of December 22, 2021, among the Issuer and the Investors party thereto, as amended, restated, supplemented or otherwise modified from time to time.

“Copyright” means all copyrights, copyright registrations and applications for copyright registrations, including all renewals and extensions thereof, all rights to recover for past, present or future infringements thereof, and all other rights whatsoever accruing thereunder or pertaining thereto throughout the world.

“De-SPAC Transaction” means the Mergers (as defined in the De-SPAC Combination Agreement) and each other transaction contemplated by the De-SPAC Combination Agreement.

“De-SPAC Combination Agreement” means that certain Business Combination Agreement dated as of February [_], 2023, among Compute Health Acquisition Corp., a Delaware corporation, Compute Health Corp., a Delaware corporation, Compute Health LLC, a Delaware limited liability company, Allurion Technologies, Inc., a Delaware corporation, and Allurion Technologies Holdings, Inc., a Delaware corporation, as amended, restated, supplemented or otherwise modified from time to time not in contravention with the terms hereof.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any Event of Default and any event that, upon the giving of notice, the lapse of time or both, would constitute an Event of Default.

“Default Rate” has the meaning set forth in Section 3.02(b).

“Deposit Account” means any deposit account, as such term is defined in Section 9-102 of the NY UCC.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanction.

“Device” means any medical instrument, apparatus, implement, machine, contrivance, implant, in vitro reagent or other similar or related item, including any component, part or accessory, that (i) is intended for use in the diagnosis of disease or other conditions, or in the cure, mitigation, treatment or prevention of disease, in man or other animals, or is intended to affect the structure or any function of the body of man or other animals, (ii) does not achieve its primary intended purpose or purposes through chemical action within or on the body of man or other animals and (iii) is not dependent upon being metabolized for the achievement of its primary intended purpose or purposes.

“Device Clearance Application” means any premarket approval application submitted under Section 515 of the FD&C Act (21 U.S.C. § 360e) (a “PMA”), any de novo request submitted under Section 513(f) of the FD&C Act (21 U.S.C. § 360c(f)), or any 510(k) submitted under Section 510(k) of the FD&C Act (21 U.S.C. § 360(k)) seeking approval, authorization or clearance from the FDA for a Device, or any corresponding non-U.S. application in any other non-U.S. jurisdiction, including, with respect to the European Union, any equivalent submission to a Standards Body pursuant to an applicable directive of the European Council with respect to CE marking (or, if applicable, a self-certification of conformity with respect to any such directive through a “declaration of conformity”).

“Disqualified Equity Interests” means, with respect to any Person, any Equity Interest of such Person that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable upon exercise or otherwise), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests of Parent), including pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests of Parent), in whole or in part, (iii) provides for the scheduled payments of dividends or other distributions in cash or other securities that would constitute Disqualified Equity Interests, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is one hundred and eighty (180) days after the Maturity Date; provided that Equity Interests issued pursuant to any plan for the benefit of directors, officers, employees or consultants of such Person, or by any such plan to such directors, officers, employees or consultants, shall not constitute Disqualified Equity Interests solely because such Equity Interests may be required to be repurchased by such Person upon the death, disability, retirement or termination of employment or service of such director, officer, employee or consultant. Notwithstanding the preceding sentence, any Equity Interests that would constitute Disqualified Equity Interests solely because the holders thereof have the right to require the redemption or repurchase of such Equity Interests upon the occurrence of a Change of Control, fundamental change, delisting or an asset sale will not constitute Disqualified Equity Interests if the “asset sale,” “fundamental change”, “delisting” or “Change of Control” provisions applicable to such Equity Interests provide that the issuer thereof will not redeem or repurchase any such Equity Interests pursuant to such provisions prior to all other Obligations (other than contingent indemnification obligations for which no claim has been asserted) having been irrevocably paid in full in cash.

“Disqualified Institution” means (a) any hedge fund or private equity fund that principally invests in distressed debt for the purpose of owning equity in the applicable borrower (but may include any Affiliated fund or Person that does not principally invest in distressed debt), and (b) any Persons identified in writing to the Agent prior to the Closing Date and supplemented from time to time after the Closing Date subject to the consent of the Agent (not to be unreasonably withheld); provided that no Lender, Agent or any Affiliate of the foregoing shall constitute a “Disqualified Institution”.

“Dollars” and “$” means lawful money of the United States of America.

“Domestic Subsidiary” means any direct or indirect Subsidiary of an Obligor that is a U.S. Person.

“Early Prepayment Fee” means, with respect to any repayment or prepayment (or other payment made prior to the Maturity Date) of all or any portion of the outstanding principal amount of the Loans on any Prepayment Date, whether pursuant to clause (a) or (b) of Section 3.03 or otherwise (including as a result of acceleration, an Insolvency Proceeding or other Event of Default), an amount equal to (i) for any Prepayment Date that occurs during the Non-Call Period, the applicable Make-Whole Amount and (ii) for any Prepayment Date that occurs after the first anniversary of the Closing Date but on or prior to the Maturity Date: the product of (x) the amount of any principal so prepaid, multiplied by (y) for any Prepayment Date that occurs (A) after the first anniversary of the Closing Date and on or prior to the second anniversary of the Closing Date, two percent (2.0%), (B) after the second anniversary of the Closing Date and on or prior to the third anniversary of the Closing Date, one percent (1.0%) and (C) after the third anniversary of the Closing Date, one-half percent (0.5%).

“EBITDA” means, with respect to any Person (or business), the consolidated earnings of such Person and its consolidated Subsidiaries (or such business) before interest, taxes and non- cash items such as depreciation, depletion and amortization, in each case as determined in accordance with GAAP consistently applied.

“EBITDA Adjustment” means, as of any time of determination, with respect to any Person or business that (i) has been acquired by the Parent or any of its Subsidiaries pursuant to a Permitted Acquisition and (ii) at the time of consummation of such Permitted Acquisition, had negative EBITDA for the twelve consecutive month period ended on the last day of the most recently ended calendar month prior to the date of such Permitted Acquisition, the product of (x) the amount of such negative EBITDA (expressed as a positive number) multiplied by (y) a fraction having a numerator equal to the number of whole months remaining until the scheduled Maturity Date (determined as of any time of determination) and a denominator equal to twelve (12).

“EEA Financial Institution” means (i) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (ii) any entity established in an EEA Member Country which is a parent of an institution described in clause (i) of this definition, or (iii) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (i) or (ii) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Transferee” means (i) any commercial bank, (ii) any insurance company, (iii) any finance company, (iv) any financial institution, (v) any investment fund that invests in loans or other obligations for borrowed money, (vi) with respect to any Lender, any other Lender and/or such Lender’s Affiliates, and (vii) any other “accredited investor” (as defined in Regulation D of the Securities Act) that is principally in the business of managing investments or holding assets for investment purposes.

“Environmental Law” means any Law or Governmental Approval relating to pollution or protection of the environment or the treatment, storage, disposal, release, threatened release or handling of hazardous materials, and all local laws and regulations, whether U.S. or non-U.S., related to environmental matters and any specific agreements entered into with any competent authorities which include commitments related to environmental matters.

“Equity Interests” means, with respect to any Person (for purposes of this defined term, an “issuer”), all shares of, interests or participations in, or other equivalents in respect of such issuer’s capital stock, including all membership interests, partnership interests or equivalent, and all debt or other securities (including warrants, options and similar rights) directly or indirectly exchangeable, exercisable or otherwise convertible into, such issuer’s capital stock, whether now outstanding or issued after the Closing Date, and in each case, however classified or designated and whether voting or non-voting.

“Equivalent Amount” means, with respect to an amount denominated in a single currency, the amount in another currency that could be purchased by the amount in the former currency determined by reference to the Exchange Rate at the time of determination.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, collectively, any Obligor, Subsidiary thereof, and any Person under common control, or treated as a single employer, with any Obligor or Subsidiary thereof, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means (i) a reportable event as defined in Section 4043 of ERISA with respect to a Title IV Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event; (ii) the applicability of the requirements of Section 4043(b) of ERISA with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, to any Title IV Plan where an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such plan within the following thirty (30) days; (iii) a withdrawal by any Obligor or any ERISA Affiliate thereof from a Title IV Plan or the termination of any Title IV Plan resulting in liability under Sections 4063 or 4064 of ERISA; (iv) the withdrawal of any Obligor or any ERISA Affiliate thereof in a complete or partial withdrawal (within the meaning of Section 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by any Obligor or any ERISA Affiliate thereof of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA; (v) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Title IV Plan or Multiemployer Plan; (vi) the imposition of liability on any Obligor or any ERISA Affiliate thereof pursuant to Sections 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the failure by any Obligor or any ERISA Affiliate thereof to make any required contribution to a Plan, or the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Title IV Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430 of the Code with respect to any Title IV Plan or the failure to make any required contribution to a Multiemployer Plan; (viii) the determination that any Title IV Plan is considered an at-risk plan or a plan in endangered to critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (ix) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan; (x) the imposition of any liability under Title I or Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or any ERISA Affiliate thereof; (xi) an application for a funding waiver under Section 303 of ERISA or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Title IV Plan; (xii) the occurrence of a non-exempt prohibited transaction under Sections 406 or 407 of ERISA for which any Obligor or any Subsidiary thereof may be directly or indirectly liable and which is reasonably expected to result in material liability to any Obligor or any Subsidiary; (xiii) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code by any fiduciary or disqualified person for which any Obligor or any ERISA Affiliate thereof may be directly or indirectly liable and which is reasonably expected to result in material liability to any Obligor or any Subsidiary; (xiv) the occurrence of an act or omission which could reasonably be expected to give rise to the imposition on any Obligor or any ERISA Affiliate thereof of material fines, penalties, taxes or related charges under Chapter 43 of the Code or under Sections 409, 502(c), (i) or (1) or 4071 of ERISA; (xv) the assertion of a material claim (other than routine claims for benefits) against any Plan or the assets thereof, or against any Obligor or any Subsidiary thereof in connection with any such Plan; (xvi) receipt from the IRS of notice of the failure of any Qualified Plan to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Qualified Plan to fail to qualify for exemption from taxation under Section 501(a) of the Code; (xvii) the imposition of any Lien (or the fulfillment of the conditions for the imposition of any Lien) on any of the rights, properties or assets of any Obligor or any ERISA Affiliate thereof, in either case pursuant to Title I or Title IV of ERISA, including Section 302(f) or 303(k) of ERISA or to Section 401(a)(29) or 430(k) of the Code; (xviii) the establishment or amendment by any Obligor or any Subsidiary thereof of any “welfare plan”, as such term is defined in Section 3(1) of ERISA, that provides post-employment welfare benefits in a manner that would materially increase the liability of any Obligor (excluding, for the avoidance of doubt, continued welfare benefits for a limited time of up to 2 years after the termination of employment); or (xix) any Foreign Benefit Event.

“ERISA Funding Rules” means the rules regarding minimum required contributions (including any installment payment thereof) to Title IV Plans, as set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning set forth in Section 11.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Rate” means, as of any date of determination, the rate at which any currency may be exchanged into another currency, as set forth on the relevant Bloomberg screen at or about 11:00 a.m. (New York City time) on such date. In the event that such rate does not appear on the Bloomberg screen, the “Exchange Rate” shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably designated by the Agent.

“Excluded Account” means, collectively, (i) accounts used exclusively for payroll, the withheld employee portion of payroll taxes and other employee wage and benefit payments, (ii) accounts used exclusively for escrow, trust, or other fiduciary arrangements established in the ordinary course and not in contemplation of this Agreement, (iii) accounts constituting cash collateral accounts subject to Permitted Liens and (iv) de minimis accounts with balances not exceeding $2,000,000 individually at any time or $3,000,000 in the aggregate at any time; provided that no account used for collecting payments from customers, suppliers or clients of any Obligor or any of their Subsidiaries shall constitute an Excluded Account.

“Excluded Assets” has the meaning set forth in the Security Agreement.

“Excluded Subsidiary” means, collectively, (i) Immaterial Subsidiaries and (ii) any Subsidiary for which the requirement to provide a Lien, security interest or Guaranty, as the case may be, has been waived by the Agent in accordance with Section 8.12(c), but only for so long as such waiver remains in effect.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (x) imposed by the United States as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivisions thereof) or (y) that are Other Connection Taxes, (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (1) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 5.03(h)) or (2) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.03, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such Recipient’s failure to comply with Section 5.03(f), and (iv) any withholding Taxes imposed under FATCA.

“Exclusive License” (and its derivatives) means and refers to any outbound license of Intellectual Property that is exclusive (whether as to use, geography or otherwise) and is not terminable by the licensor at any time upon ninety (90) days’ (or less) prior written notice.

“Exculpated Party” has the meaning set forth in Section 14.03(b)(ii).

“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FD&C Act” means the U.S. Federal Food, Drug, and Cosmetic Act of 1938 (or any successor thereto), as amended from time to time, and the rules and regulations issued or promulgated thereunder.

“FDA” means the U.S. Food and Drug Administration and any successor entity.

“Federal Funds Effective Rate” means, for any day, the greater of (i) the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York sets forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate and (ii) zero percent (0%).

“Fee Letter” means the Fee Letter, dated as of the Closing Date, among Parent, the Borrower and the Agent, as amended or otherwise modified from time to time.

“Foreign Benefit Event” means, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable Law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable Law, on or before the due date for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan, (d) the incurrence of any liability in excess of $1,500,000 by Parent or any of its Subsidiaries under applicable Law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein, or (e) the occurrence of any transaction that is prohibited under any applicable Law and that could reasonably be expected to result in the incurrence of any liability by Parent or any of its Subsidiaries, or the imposition on Parent or any of its Subsidiaries of any fine, excise tax or penalty resulting from any noncompliance with any applicable Law, in each case in excess of $1,500,000.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Pension Plan” means any benefit plan that under applicable Law, other than the Laws of the United States or any political subdivision thereof, is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Foreign Security Documents” means any pledge, security or other collateral agreement pursuant to which the assets owned by a Foreign Subsidiary or the Equity Interests in such Foreign Subsidiary are made subject to a Lien in favor of the Agent and which is governed by the laws of the jurisdiction in which such Foreign Subsidiary is formed, in each case in form and substance reasonably satisfactory to the Agent and in each case as amended, restated, supplemented or otherwise modified from time to time.

“Foreign Subsidiary” means any direct or indirect Subsidiary of any Obligor that is not a Domestic Subsidiary of such Obligor.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board and in such other statements by such other entity as may be in general use by significant segments of the accounting profession that are applicable to the circumstances as of the date of determination. All references to “GAAP” used herein shall be to GAAP applied consistently with the principles used in the preparation of the financial statements delivered pursuant to Section 6.01(d)(i).

“Governmental Approval” means any consent, authorization, approval, order, license, franchise, permit, certification, accreditation, registration, clearance, exemption, filing or notice that is issued or granted by or from (or pursuant to any act of) any Governmental Authority, including any application or submission related to any of the foregoing.

“Governmental Authority” means any nation, government, branch of power (whether executive, legislative or judicial), state, province or municipality or other political subdivision thereof and any entity exercising executive, legislative, judicial, monetary, regulatory or administrative functions of or pertaining to government, including without limitation regulatory authorities, governmental departments, agencies, commissions, bureaus, officials, ministers, courts, bodies, boards, tribunals and dispute settlement panels, and other law-, rule- or regulation-making organizations or entities of any state, territory, county, city or other political subdivision of any country, including the FDA and any other agency, branch or other governmental body, whether U.S. or non-U.S., that has regulatory, supervisory or administrative authority or oversight over, or is charged with the responsibility or vested with the authority to administer or enforce, any Healthcare Laws.

“Guaranty” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other monetary obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation or (iv) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or monetary obligation; provided that the term Guaranty shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranty Assumption Agreement” means a Guaranty Assumption Agreement substantially in the form of Exhibit C, executed by any entity that, pursuant to Section 8.12 is required to become a “Subsidiary Guarantor”.

“Guaranteed Obligations” has the meaning set forth in Section 13.01.

“Hazardous Material” means any substance, element, chemical, compound, product, solid, gas, liquid, waste, by-product, pollutant, contaminant or material which is hazardous or toxic, and includes, without limitation, (i) asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof) and (ii) any material classified or regulated as “hazardous” or “toxic” or words of like import pursuant to an Environmental Law.

“Healthcare Laws” means, collectively, all applicable Laws, Governmental Approvals, Regulatory Approvals or binding Contracts with any Regulatory Authority applicable to any Product, the ownership or use of any Product or the regulation of any Product Commercialization and Development Activities conducted by or on behalf of Parent or any of its Subsidiaries, whether U.S. or non-U.S., federal, state, local or equivalent, relating to the provision of medical or other professional healthcare services or supplies, billing and collection practices relating to the payment for healthcare services or supplies, insurance laws (including law related to payment for “no-fault” claims) and workers compensation laws as they relate to the provision of, and billing and payment for, the sale or distribution of any such Products, healthcare services, patient healthcare, patient healthcare information, patient abuse, the quality and adequacy of medical care, equipment, personnel, operating policies, fee splitting, including, without limitation, the federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)) (the “Federal Anti-Kickback Statute”), the Physician Self-Referral Statute (42 U.S.C. § 1395nn) (the “Stark Law”), the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), criminal False Claims Act (42 U.S.C. § 1320a-7b(a)), all criminal laws relating to health care fraud and abuse, including but not limited to 18 U.S.C. Sections 286, 287, 1035, 1347 and 1349, and the health care fraud criminal provisions under the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§ 1320d et seq.), the exclusion law (42 U.S.C. § 1320a- 7), the civil monetary penalties law (42 U.S.C. § 1320a-7a), HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. §§ 17921 et seq.), the Federal Food, Drug & Cosmetic Act (FD&C Act) (21 U.S.C. § 321 et seq.), the Public Health Service Act (PHS Act) (42 U.S.C. § 201 et seq.), all applicable Good Manufacturing Practice requirements addressed in the FDA’s Quality System Regulation (21 C.F.R. Part 820), the Investigational Device Exemption regulation and regulations related to clinical trials (21 C.F.R. Part 812, and Parts 50, 54, and 56), all applicable labeling requirements addressed in FDA’s Device Labeling Regulation (21 C.F.R. Part 801), all statutes, regulations and binding directives of applicable federal healthcare programs, including but not limited to Medicare (Title XVIII of the Social Security Act) and Medicaid (Title XIX of the Social Security Act), any binding collection and reporting requirements relating to applicable federal health care programs and any successor government programs, any rules and regulations promulgated pursuant to the statutes listed herein, and any and all comparable U.S. and non-U.S. Laws and other applicable healthcare laws and regulations.

“Healthcare Permit” means, with respect to any Person and its ordinary course business activities, any Regulatory Approval (i) issued or required under any Healthcare Laws applicable to such activities of such Person, including activities related to the provision of billing or invoicing for the sale of goods or services regulated or administered under any Healthcare Laws, or (ii) issued to such Person or required to be held by such Person under any Healthcare Laws.

“Hedging Agreement” means any interest rate exchange agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Immaterial Subsidiary” means, as of any date of determination, any Foreign Subsidiary of an Obligor (i) the unconsolidated assets of which does not exceed two and a half percent (2.5%) of the consolidated assets of Parent and its consolidated Subsidiaries as set forth in the financial statements most recently delivered pursuant to Sections 6.01, 8.01(b) or 8.01(c), as applicable, and (ii) the unconsolidated revenues of which does not exceed two and a half percent (2.5%) of the consolidated revenues of Parent and its consolidated Subsidiaries as set forth in the financial statements most recently delivered pursuant to Sections 6.01, 8.01(b) or 8.01(c), as applicable; provided that no Subsidiary of the Obligors shall qualify as an Immaterial Subsidiary if (x) the assets or revenue of such Subsidiary taken together with the assets or revenue of all then existing Immaterial Subsidiaries exceeds seven and a half percent (7.5%) of the consolidated assets or revenue, as applicable, of Parent and its consolidated Subsidiaries or (y) such Subsidiary holds or maintains any Regulatory Approval necessary or required for any Product Commercialization and Development Activities, owns or operates any manufacturing or similar facility involved in Product Commercialization and Development Activities, owns or licenses any Material Intellectual Property holds inventory or receivables, books revenue, or has more than ten (10) employees.

“IDE” means an application, including an application filed with any Regulatory Authority, for authorization to commence human clinical studies with respect to any Device, including (i) an Investigational Device Exemption as defined in the FD&C Act or any successor application or procedure filed with the FDA, (ii) an Investigational Device Exemption for a non- significant risk device as specified in 21 C.F.R. § 812.2(b), (iii) any equivalent of any of the foregoing pursuant to or under any non-U.S. country or regulatory jurisdiction, (iv) all amendments, variations, extensions and renewals of any of the foregoing that may be filed with respect thereto, and (v) all related documents and correspondence thereto, including documents and correspondence with Institutional Review Boards, whether U.S. or non-U.S., or equivalent (an “IRB”).

“Indebtedness” of any Person means, without duplication:

(i) all obligations of such Person for borrowed money;

(ii) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or similar instruments;

(iii) [reserved];

(iv) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person;

(v) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable (a) not overdue by more than one hundred twenty (120) days or (b) disputed in good faith pursuant and for which appropriate reserves are being maintained);

(vi) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed;

(vii) all Guaranties by such Person of Indebtedness of others;

(viii) all Capital Lease Obligations of such Person;

(ix) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty;

(x) net obligations under any Hedging Agreement, currency swaps, forwards, futures or derivatives transactions;

(xi) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances;

(xii) all obligations of such Person in respect of Disqualified Equity Interests; and

(xiii) all other obligations required to be classified as indebtedness of such Person under GAAP.

The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Party” has the meaning set forth in Section 14.03(b)(ii).

“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Obligation and (ii) to the extent not otherwise described in clause (i), Other Taxes.

“Information Certificate” means an Information and Collateral Certificate, in substantially the form set forth in Exhibit G.

“Insolvency Proceeding” means (i) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors (other than Permitted Fundamental Changes), or (ii) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of any Person’s creditors generally or any substantial portion of such Person’s creditors, in each case, undertaken under any Debtor Relief Law.

“Intellectual Property” means all Patents, Trademarks, Copyrights, and Technical Information, whether registered or not, U.S. or non-U.S., including (without limitation) all of the following:

(i) applications, registrations, amendments and extensions relating to such Intellectual Property;

(ii) rights and privileges arising under any applicable Laws with respect to such Intellectual Property;

(iii) rights to sue for or collect any damages for any past, present or future infringements of such Intellectual Property; and

(iv) rights of the same or similar effect or nature in any jurisdiction corresponding to such Intellectual Property throughout the world.

“Intercompany Subordination Agreement” means a subordination agreement to be executed and delivered by Parent and each of its Subsidiaries, pursuant to which all obligations in respect of any Indebtedness owing to any such Person by Parent or any of its Subsidiaries shall be subordinated to the prior payment in full in cash of all Obligations, such agreement to be substantially in the form attached hereto as Exhibit H.

“Intercreditor Agreement” means that certain Intercreditor Agreement, in substantially the form attached hereto as Exhibit K by and between the Agent and RTW and acknowledged and agreed to by the Borrower, as amended or otherwise modified from time to time.

“Interest Rate” means the sum of (i) the Applicable Margin plus (ii) the greater of (x) the Wall Street Journal Prime Rate as of any day and (y) three percent (3.00%) per annum.

“Invention” means any novel, non-obvious (or inventive) and useful art, apparatus, method, process, machine (including any article or Device), manufacture or composition of matter, or any novel, non-obvious (or inventive) and useful improvement in any art, method, process, machine (including article or Device), manufacture or composition of matter.

“Investment” means, for any Person: (i) the acquisition (whether for cash, property, services or securities or otherwise) of Equity Interests, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or entry into any agreement to make any such acquisition (other than if (x) closing thereunder is contingent upon consent of the Agent or the Majority Lenders or payoff of the Obligations or (y) such agreement is generally cancelable without penalty) (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (ii) the making of any deposit with, or advance, loan, assumption of debt, or other extension of credit to, or capital contribution in any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person), but excluding any such advance, loan or extension of credit having a term not exceeding one hundred twenty (120) days arising in connection with the sale of services, inventory or supplies by such Person in the ordinary course of business; (iii) the entering into of any Guaranty of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person; or (iv) the entering into of any Hedging Agreement. The amount of an Investment will be determined at the time the Investment is made without giving effect to any subsequent changes in value.

“IRS” means the U.S. Internal Revenue Service or any successor agency and to the extent relevant, the U.S. Department of the Treasury.

“Law” means any U.S. or non-U.S. federal, state, provincial, territorial, municipal or local statute, treaty, rule, guideline, regulation, ordinance, code, administrative or judicial precedent or authority, or (solely with respect to Patents) arising under an international convention, including any interpretation or administration thereof by any Governmental Authority or (solely with respect to Patents) international body charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority or (solely with respect to Patents) international body, in each case whether or not having the force of law.

“Lenders” has the meaning set forth in the preamble hereto.

“Lien” means any mortgage, lien, pledge, charge or other security interest, or any lease, title retention agreement, mortgage, restriction, easement, right-of-way, option or adverse claim (of ownership or possession) or other similar encumbrance of any kind or character whatsoever or any preferential arrangement that has the practical effect of creating a security interest.

“Loan” means the Loans to be made by the Lenders to the Borrower on the Closing Date.

“Loan Documents” means, collectively, this Agreement, the Notes, the Security Documents, the Fee Letter, any Guaranty Assumption Agreement, any Information Certificate, the Intercompany Subordination Agreement, the Intercreditor Agreement, the Bridging Agreement and any other guaranty, security agreement, subordination agreement, intercreditor agreement or other present or future document, instrument, agreement or certificate identified as a “Loan Document” or otherwise expressly required to be delivered pursuant to a Loan Document or other amendment, waiver or modification of the foregoing, delivered to the Agent or any Lender by or on behalf of (and at the direction or request of) an Obligor in connection with this Agreement (including, without limitation, in connection with Section 8.12) or any of the other Loan Documents, in each case, as amended or otherwise modified from time to time.

“Loss” means judgments, debts, liabilities, expenses, costs, damages or losses, contingent or otherwise, whether liquidated or unliquidated, matured or unmatured, disputed or undisputed, contractual, legal or equitable, including loss of value, reasonable and documented (in reasonable detail) out-of-pocket professional fees, including reasonable and documented (in reasonable detail) out-of-pocket fees and disbursements of legal counsel on a full indemnity basis, and all reasonable and documented (in reasonable detail) out-of-pocket costs incurred in investigating or pursuing any Claim or any proceeding relating to any Claim.

“Majority Lenders” means, at any time, Lenders having at such time in excess of fifty percent (50%) of the aggregate Commitments (or, if such Commitments are terminated, the outstanding principal amount of the Loans) then in effect.

“Make-Whole Amount” means, as of any date of repayment or prepayment (or the date on which such repayment or prepayment was required to be made hereunder) of all or any portion of the outstanding principal amount of the Loans at any time during the Non-Call Period (for purposes of this defined term any such date being an “applicable date”), an amount, determined (without duplication) by the Agent, equal to the greater of (i) 2.00% of the outstanding principal amount of the Loans being so repaid or prepaid on any such applicable date and (ii) the present value as of such applicable date of the sum of (x) 2.00% of the principal amount of the Loans to be so repaid or prepaid on such applicable date as if such amount would otherwise be repaid or prepaid on the last day of the Non-Call Period, plus (y) the amount of all interest that would otherwise have accrued hereunder on the principal amount of the Loans being so repaid or prepaid for the period from such applicable date to the expiration of the Non-Call Period, assuming an interest rate for such period equal to the Interest Rate in effect as of such applicable date for the Loans, computed using a discount rate equal to the Treasury Rate as of such applicable date plus 50 basis points.

“Margin Stock” means “margin stock” within the meaning of Regulation U and Regulation X.

“Material Adverse Change” and “Material Adverse Effect” mean any event, occurrence, fact, development or circumstance that has had, or could reasonably be expected to have, a material adverse change in or effect on (i) the business condition (financial or otherwise), operations, performance or property of Parent and its Subsidiaries taken as a whole, (ii) the ability of any Obligor to perform its obligations under the Loan Documents, as and when due, or (iii) the legality, validity, binding effect or enforceability against any Obligor of any material portion of the Loan Documents to which it is a party, or the rights and remedies available to or conferred upon the Agent or the Lenders under any Loan Document other than, in the case of this clause (iii), solely as a result of any action on the part of the Agent and/or any Lender that is within such Person’s control and does not arise as a result of a breach of any Loan Document by an Obligor.

“Material Agreement” means (i) each Contract listed on Schedule 7.14, (ii) the RTW Royalty Financing Agreement, (iii) the Additional RTW Royalty Financing Agreement (once entered into), (iv) any Contract providing for the inbound or outbound license of Material Intellectual Property, and (v) any other Contract to which Parent or any of its Subsidiaries is a party or a beneficiary from time to time, or to which any assets or properties of Parent or any of its Subsidiaries are bound (a) the absence or termination of which could reasonably be expected to result in a Material Adverse Effect or (b) without duplication during any period of twelve (12) consecutive months is reasonably expected to, directly or indirectly, (x) result in payments or receipts (including royalty, licensing or similar payments) made to Parent or any of its Subsidiaries in an aggregate amount in excess of $3,000,000, or (y) require payments or expenditures (including royalty, licensing or similar payments) to be made by Parent or any of its Subsidiaries in an aggregate amount in excess of $3,000,000, in each case, as amended, supplemented or otherwise modified from time to time.

“Material Indebtedness” means (i) Indebtedness pursuant to the RTW Royalty Financing Agreement, (ii) to the extent that the Additional RTW Royalty Financing Agreement has been executed by RTW and [Allurion] pursuant to the terms of the Side Letter, Indebtedness pursuant to the Additional RTW Royalty Financing Agreement, and (iii) any other Indebtedness of Parent or any of its Subsidiaries, the outstanding principal amount of which, individually or in the aggregate, exceeds $1,000,000 (or the Equivalent Amount in other currencies).

“Material Intellectual Property” means, all Intellectual Property owned by, licensed to or otherwise held by any Obligor (i) necessary for the operation of the business of Parent and its Subsidiaries as currently conducted or as currently anticipated to be conducted, including all current and contemplated Product Commercialization and Development Activities relating to the Products, (ii) the loss of which could reasonably be expected to result in a Material Adverse Effect, or (iii) that has a fair market value in excess of $1,000,000, as determined by the Agent acting reasonably.

“Material Regulatory Event” means an Adverse Regulatory Event that, individually or when taken together with each other Adverse Regulatory Event that has occurred since the Closing Date, (i) has resulted in or could reasonably be expected to result in a Material Adverse Effect or (ii) has, or could reasonably be expected to, result in fines, penalties and Losses (including loss of revenue) in excess of $1,500,000.

“Maturity Date” means June 30, 2027.

“Medicaid” means that government-sponsored entitlement program under Title XIX, P.L. 89-97 of the Social Security Act, which provides federal grants to states for medical assistance based on specific eligibility criteria, as set forth on Section 1396, et seq. of Title 42 of the United States Code.

“Medicare” means that government-sponsored insurance program under Title XVIII, P.L. 89-97, of the Social Security Act, which provides for a health insurance system for eligible elderly and disabled individuals, as set forth at Section 1395, et seq. of Title 42 of the United States Code.

“Minimum Cash Closing Amount” has the meaning set forth in Section 6.01(e).

“Monthly Amortization Payment” has the meaning set forth in Section 3.01(a). “Multiemployer Plan” means any multiemployer plan, as defined in Section 400l(a)(3) of ERISA, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Net Cash Proceeds”, means, (i) with respect to any Casualty Event experienced or suffered by Parent or any of its Subsidiaries, the amount of cash proceeds received (directly or indirectly) including, without limitation, in the form of insurance proceeds or condemnation awards in respect of such Casualty Event, from time to time by or on behalf of such Person after deducting therefrom only (a) reasonable costs and expenses related thereto incurred by Parent or such Subsidiary in connection therewith, (b) amounts required to be repaid on account of any Permitted Indebtedness (other than the Obligations) secured by a Permitted Lien that is required to be repaid as a result of such Casualty Event, (c) amounts required to be reserved in accordance with GAAP for indemnities and against liabilities associated with the property damaged, destructed or condemned in such Casualty Event, and (d) Taxes (including transfer Taxes or net income Taxes) paid or payable in connection therewith; and (ii) with respect to any Asset Sale by Parent or any of its Subsidiaries, the amount of cash proceeds received (directly or indirectly) from time to time by or on behalf of such Person after deducting therefrom only (a) reasonable costs and expenses related thereto incurred by Parent or such Subsidiary in connection therewith, (b) amounts required to be repaid on account of any Permitted Indebtedness (other than the Obligations) secured by a Permitted Lien that is required to be repaid as a result of such Asset Sale, and (c) Taxes (including transfer Taxes or net income Taxes) paid or payable in connection therewith; provided that, in each case of clauses (i) and (ii), costs and expenses shall only be deducted to the extent, that the amounts so deducted are (X) actually paid or payable to a Person that is not an Affiliate of Parent or any of its Subsidiaries and (Y) properly attributable to such Casualty Event or Asset Sale, as the case may be.

“Non-Call Period” means the period from the Closing Date up to and including the first anniversary of the Closing Date.

“Note” means a promissory note, in substantially the form of Exhibit A hereto, executed and delivered by the Borrower to any Lender in accordance with Section 2.03.

“NY UCC” means the UCC as in effect from time to time in New York.

“Obligations” means, all amounts, obligations, liabilities, covenants and duties of every type and description (including all Guaranteed Obligations) owing by any Obligor to any Secured Party, any indemnitee hereunder or any participant, arising out of, under, or in connection with, any Loan Document, whether direct or indirect (regardless of whether acquired by assignment), absolute or contingent, due or to become due, whether liquidated or not, now existing or hereafter arising and however acquired, and whether or not evidenced by any instrument or for the payment of money, including, without duplication, (i) all Loans, (ii) all interest, whether or not accruing after the filing of any petition in bankruptcy or after the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding, and (iii) all other fees, expenses (including, subject to the limitations contained herein and in the other Loan Documents, fees, charges and disbursement of counsel), interest, commissions, charges, costs, disbursements, indemnities and reimbursement of amounts paid and other sums chargeable to such Obligor under any Loan Document.

“Obligors” means, collectively, Parent, the Borrower and the Subsidiary Guarantors (including any Subsidiary of Parent that becomes a Subsidiary Guarantor after the Closing Date pursuant to Section 8.12), together with their respective successors and permitted assigns.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Organic Document” means, for any Person, such Person’s formation documents, including, as applicable its certificate of incorporation, by-laws, certificate of partnership, partnership agreement, certificate of formation, limited liability agreement, operating agreement and all shareholder agreements, voting trusts and similar agreements and arrangements applicable to such Person’s Equity Interests, or any equivalent document of any of the foregoing.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.03(h)).

“Participant” has the meaning set forth in Section 14.05(e).

“Participant Register” has the meaning set forth in Section 14.05(g).

“Patents” means all patents and patent applications, including (i) the Inventions and improvements described and claimed therein, (ii) patents and patent applications in any form in any worldwide jurisdiction, including but not limited to industrial designs, provisional applications, design patent rights, reissues, reexaminations, substitutions, supplementary protection certificates, divisionals, continuations, continuations-in-part, renewals, extensions, statutory invention registrations, rulings from any governmental authority regarding including ones arising from any proceeding such as Inter Partes review and oppositions, and (iii) all income, royalties, damages and payment now, previously or hereafter due and payable with respect thereto, (iv) all damages and payment for past or future infringements thereof, and rights to sue thereof, and (v) all rights whatsoever pertaining to patents and patent applications accruing thereunder or pertaining thereto throughout the world.

“Patent Prosecution Allotment” means an amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) during the period from the Closing Date through the Maturity Date designated for the Patent Prosecution Workplan, which Patent Prosecution Allotment shall be funded solely with the proceeds of the Loans.

“Patent Prosecution Workplan” means a reasonable, business work plan to be jointly developed by the Borrower and the Agent in good faith, such plan to be finalized on or before the first anniversary of the Closing Date, regarding the improvement, development, enhancement and prosecution of the Obligors’ Intellectual Property (including the Material Intellectual Property), which plan shall give consideration to the patent prosecution strategy of the Borrower as in effect on the Closing Date and shall be in the best interests of Parent and its Subsidiaries, taken as a whole (in the joint and reasonable determination of the Borrower and the Agent), as the same may be modified from time to time in writing by mutual agreement of Agent and the Borrower.

“Patriot Act” has the meaning set forth in Section 14.20.

“Payment Date” means (i) the last day of each calendar month (provided that if such last day of any calendar month is not a Business Day, then the Payment Date shall be the next succeeding Business Day) and (ii) the Maturity Date.

“PBGC” means the United States Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means any Acquisition by an Obligor; provided that:

(a) immediately prior to, and after giving effect to such Acquisition, (i) all representations and warranties contained in this Agreement and the other Loan Documents that are qualified by materiality, Material Adverse Effect or the like are, in each case, true and correct, (ii) all representations and warranties contained in this Agreement and the other Loan Documents that are not qualified by materiality, Material Adverse Effect or the like are, in each case, true and correct in all material respects, and (iii) no Event of Default shall have occurred and be continuing or could reasonably be expected to result therefrom;

(b) all transactions in connection therewith shall be consummated in all material respects in accordance with all applicable Laws;

(c) in the case of an Acquisition of Equity Interests of any Person, all of such Equity Interests (except for any such securities in the nature of directors’ qualifying shares required pursuant to any applicable Law) shall be owned by Parent or a wholly- owned, direct or indirect Subsidiary of Parent that is an Obligor, and, in the event of an Acquisition that results in the creation or acquisition of a new Subsidiary of Parent (regardless if such Subsidiary otherwise constitutes an Excluded Subsidiary), unless the Agent otherwise agrees in writing, Parent shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of Parent, each of the actions set forth in Section 8.12(a);

(d) such Person (in the case of an Acquisition of Equity Interests of such Person) or assets (in the case of an Acquisition of assets or a division of such Person) shall be engaged or used, as the case may be, in businesses or lines of business that would be permitted pursuant to Section 9.04;

(e) on a pro forma basis after giving effect to such Acquisition, Parent and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 10;

(f) to the extent that the purchase price for any such Acquisition is paid in cash (excluding any cash proceeds received in respect the issuance of any Equity Interests by the Parent or any of its Subsidiaries), the amount thereof, when taken together with the purchase price paid in cash for all other Acquisitions consummated or effected since the Closing Date, does not exceed $5,000,000 in the aggregate (or the Equivalent Amount thereof);

(g) the fair market value of all consideration paid in such Acquisition (including any cash proceeds received in respect the issuance of any Equity Interests by the Parent or any of its Subsidiaries), when taken together with the fair market value of all consideration paid in connection with all other Permitted Acquisitions consummated or effected since the Closing Date, shall not exceed the excess of (i) $10,000,000 in the aggregate less (ii) the aggregate amount of all EBITDA Adjustments, provided that for purposes of this clause (g) the determination of fair market value of the consideration paid for any Acquisition shall be inclusive of all Indebtedness assumed in connection therewith, all payments made in connection therewith, whether in the form of Equity Interests, cash or other property or assets, and all deferred purchase price payments, whether in respect of earn-out payments, post-closing adjustments, payments on “seller notes” or otherwise related thereto, in each case to the extent actually paid or reasonably expected to be paid;

(h) to the extent that all or any portion of the purchase price for any such Acquisition is paid in Equity Interests, all such Equity Interests shall be Qualified Equity Interests of Parent;

(i) in the case of any Acquisition that has a purchase price in excess of$ 500,000, Parent shall have provided the Agent with at least ten (10) Business Days’ prior written notice of any such Acquisition, together with (i) a copy of the draft purchase agreement related to the proposed Acquisition (and any related documents reasonably requested by the Agent), (ii) to the extent available, quarterly and annual financial statements of the Person whose Equity Interests or assets are being acquired for the twelve (12) month period ending thirty (30) days immediately prior to such Acquisition, including any audited financial statements that are available, (iii) to the extent available, all due diligence conducted by or on behalf of Parent or its applicable Subsidiary, as applicable, prior to such Acquisition; provided that, Agent shall deliver any customary non-reliance letters with respect to the receipt of such diligence, (iv) information regarding any contingent liabilities or prospective research and development costs associated with the Person, business or assets being acquired, and (v) any other information reasonably requested by the Agent and available to the Obligors; and

(j) neither Parent nor any of its Subsidiaries shall, in connection with (and upon giving effect to) any such Acquisition, assume or remain liable with respect to, or be subject to (x) any Indebtedness of the related seller or the business, Person or properties acquired, except to the extent permitted pursuant to Section 9.01(g), (y) any Lien on any business, Person or assets acquired, except to the extent permitted pursuant to Section 9.02, or (z) any other liability (including Tax, ERISA and environmental liabilities, but excluding Indebtedness or Liens) in excess of $500,000 in the aggregate since the Closing Date.

On or prior to the proposed date of any such Acquisition, the Agent shall have received a certificate of a Responsible Officer of Parent (prepared in reasonable detail), certifying that the Acquisition complies with the requirements of this definition, and which certificate shall include a summary (prepared in reasonable detail), certifying as to any contingent liabilities and prospective research and development costs associated with the Person, business or assets being acquired. In addition, to the extent the Person or business being acquired had negative EBITDA for the twelve consecutive month period ended on the last day of the most recently ended calendar month prior to the date of such Acquisition, the Parent shall provide the Agent with projections and a business plan, each prepared in reasonable detail satisfactory to the Agent, describing the Parent’s plan for making such acquired Person or business EBITDA positive.

“Permitted Cash Equivalent Investments” means (i) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any state thereof having maturities of not more than one year from the date of acquisition, (ii) commercial paper maturing no more than two hundred and seventy (270) days after the date of its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., (iii) certificates of deposit maturing no more than 180 days after issued or guaranteed by or placed with any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000, provided that the account in which any such certificate of deposit is maintained is subject to a control agreement in favor of the Agent, (iv) money market funds that (A) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (B) are rated AAA and Aaa (or equivalent rating) by at least two credit rating agencies and (C) have portfolio assets of at least $5,000,000, and (v) registered money market funds at least ninety-five percent (95.0%) of the assets of which constitute Permitted Cash Equivalent Investments of the kinds described in clauses (i) through (iv) above.

“Permitted Fundamental Changes” means transactions permitted under Section 9.03 or other transactions as may be expressly permitted or consented to from time to time in accordance with Section 14.04.

“Permitted Indebtedness” means any Indebtedness permitted under Section 9.01 or other Indebtedness as may be expressly permitted or consented to from time to time in accordance with Section 14.04.

“Permitted Licenses” means (A) inbound licenses of over-the-counter software that is commercially available to the public and are used by Parent or any of its Subsidiaries in the ordinary course of business, and (B) outbound non-exclusive and exclusive licenses for the use of the Intellectual Property of Parent or any of its Subsidiaries for Product Commercialization and Development Activities outside the United States and it territories entered into in the ordinary course of business; provided, that, with respect to each such license described in clause (B), (i) such license has been entered into pursuant to or in accordance with, and the terms of such license do not otherwise conflict with, the Patent Prosecution Workplan, (ii) it has been entered into on an arm’s-length basis, on commercially reasonable terms and in the ordinary course of business, (iii) to the extent such Intellectual Property constitutes Collateral, does not prevent or impair the ability of the Agent or the Lenders from fully exercising their rights under any of the Loan Documents in the event of a disposition or liquidation (including in connection with a foreclosure) of the rights, assets or properties that are the subject of such license, (iv) Parent shall provide ten (10) Business Days’ prior written notice and a reasonably detailed summary of the terms of the proposed license to the Agent and shall deliver to the Agent copies of the final executed licensing documents in connection with the exclusive license promptly upon the effectiveness thereof, (v) such license shall not result in a legal transfer of title of the licensed property, (vi) such license is not perpetual; and (vii) all upfront payments, royalties, milestone payments or other proceeds arising from the licensing agreement that are payable to Parent or any of its Subsidiaries are paid to a Controlled Account.

“Permitted Liens” means any Liens permitted under Section 9.02 or other Liens as may be expressly permitted or consented to from time to time in accordance with Section 14.04.

“Permitted Refinancing” means, with respect to any Indebtedness not prohibited from being refinanced, extended, renewed or replaced hereunder, any refinancings, extensions, renewals and replacements of such Indebtedness; provided that such refinancing, extension, renewal or replacement (A) shall be incurred by the same obligor as the Indebtedness being so refinanced and (B) shall not (i) increase the outstanding principal amount of the Indebtedness being refinanced, extended, renewed or replaced (provided that the final maturity date of such Indebtedness shall be on or after the final maturity of the Indebtedness being refinanced and the Weighted Average Life to Maturity of such Indebtedness shall be greater than the Weighted Average Life to Maturity of the Indebtedness being refinanced), (ii) contain terms relating to outstanding principal amount, amortization, maturity, collateral security (if any) or subordination (if any), or other material terms that are less favorable in any material respect to Parent and its Subsidiaries or the Secured Parties than the terms of any agreement or instrument governing the Indebtedness being refinanced, extended, renewed or replaced, (iii) have an applicable interest rate or equivalent yield that exceeds the interest rate or equivalent yield of the Indebtedness being refinanced, extended, renewed or replaced, (iv) require or result in any Lien that is not a Permitted Lien, or (v) contain any new requirement to give Guaranties that was not an existing requirement of the Indebtedness being refinanced, extended, renewed or replaced; provided further that after giving effect to such refinancing, extension, renewal or replacement, no Default or Event of Default shall have occurred and be continuing (or could reasonably be expected to immediately occur) as a result thereof.

“Permitted Tax Distributions” means, with respect to any Obligor or any of its Subsidiaries which is a member of an affiliated group (consisting of only the Obligors and their Subsidiaries) filing consolidated, combined, unitary or similar tax returns of which such Obligor or Subsidiary is not the common parent, an amount with respect to any taxable year no greater than the corresponding Tax liabilities of the common parent of such affiliated group (including, without limitation, federal, state, and local income, franchise, sales, use, or similar Taxes) to the extent attributable to such Obligor or such Subsidiary.

“Person” means any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization or Governmental Authority or other entity of whatever nature.

“PIPE Agreement” means the Subscription Agreements to be entered into by and between Parent and each of the investors counterparty thereto.

“PIPE Transaction” means the acquisition by RTW and the other investors party to the PIPE Agreements of common stock of the Parent in a private placement, to occur in connection with the De-SPAC Transaction and the transactions contemplated by this Agreement, resulting in net cash proceeds to the Parent (which shall be contributed to the Borrower).

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prepayment Date” means any Business Day on which the Borrower (i) elects to optionally prepay or (ii) is required to prepay, in each case, all or any portion of the outstanding principal amount of the Loans pursuant to Section 3.03(a) or Section 3.03(b), respectively.

“Prepayment Price” has the meaning set forth in Section 3.03(a)(i).

“Proceeding” has the meaning set forth in Section 14.03(b)(ii).

“Product” means all medical products (including medical Devices) of the Parent and its Subsidiaries that have been, or are in the process of being, developed, distributed, imported, exported, labeled, promoted, licensed, marketed, sold or otherwise subject to Product Commercialization and Development Activities by or on behalf of the Parent or any of its Subsidiaries at any time, including by way of an outbound license or similar arrangement to a third party for Product Commercialization and Development Activities.

“Product Commercialization and Development Activities” means, with respect to any Product, any combination of (i) research, development, manufacturing, quality compliance, use, sale, licensing, importation, exportation, shipping, storage, handling, designing, labeling, marketing, promotion, supply, dispensing, distribution, testing, packaging, purchasing or other commercialization activity, (ii) receipt of payment or other remuneration in respect of any of the foregoing (including, without limitation, in respect of licensing, royalty or similar payments) or (iii) any similar or other activities the purpose of which is to commercially exploit such Product.

“Product Related Information” means, with respect to any Product, all books, records, lists, ledgers, files, manuals, Contracts, correspondence, reports, plans, drawings, data and other information of every kind (in any form or medium), including related to Intellectual Property, and all techniques and other know-how, that is necessary or useful for any Product Commercialization and Development Activities relating to such Product, including (i) branding materials, packaging and other marketing, promotion and sales materials and information, (ii) clinical data, information included or supporting any Regulatory Approval and all other documents, records, files, data and other information relating to Product Commercialization and Development Activities, (iii) litigation and dispute records, and accounting records, and (iv) all other information, techniques and know-how necessary or useful in connection with the Product Commercialization and Development Activities for any Product.

“Product Standards” means all safety, quality and other specifications and standards applicable to any Product, including all medical device and other standards promulgated by Standards Bodies.

“Prohibited Payment” means any bribe, rebate, payoff, influence payment, kickback or other payment or gift of money or anything of value (including meals or entertainment) to any officer, employee or ceremonial office holder of any government or instrumentality thereof, political party or supra-national organization (such as the United Nations), any political candidate, any royal family member or any other person who is connected or associated personally with any of the foregoing that is prohibited under any applicable Law for the purpose of influencing any act or decision of such payee in such payee’s official capacity, inducing such payee to do or omit to do any act in violation of such payee’s lawful duty, securing any improper advantage or inducing such payee to use such payee’s influence with a government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality.

“Projections” means a written projection of the revenues and expenses of the Parent and its Subsidiaries, on a quarterly basis, including projected revenues, EBITDA, and capital expenditures, substantially in the form attached hereto as Exhibit L; provided that the same shall be submitted to the Agent in Excel (and not .pdf or another) format.

“Proportionate Share” means, with respect to each Lender, the percentage obtained by dividing (i) the sum of all Commitments (or, if the Commitments are terminated, the outstanding principal amount of the Loans) of such Lender then in effect by (ii) the sum of all Commitments (or, if the Commitments are terminated, the outstanding principal amount of the Loans) of all Lenders then in effect.

“Qualified Equity Interest” means, with respect to any Person, any Equity Interest of such Person that is not a Disqualified Equity Interest.

“Qualified Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (i) that is or was at any time maintained or sponsored by any Obligor or any ERISA Affiliate thereof or to which any Obligor or any ERISA Affiliate thereof has ever made, or was ever obligated to make, contributions, and (ii) that is intended to be tax qualified under Section 401(a) of the Code.

“Real Property Security Documents” means any landlord consents, bailee letters, any mortgage or deed of trust or any other real property security document executed or required hereunder to be executed by any Obligor and granting a security interest in real property owned or leased (as tenant) by any Obligor in favor of the Secured Parties for purposes of securing the Obligations, in each case, as amendment, supplemented or otherwise modified from time to time.

“Recipient” means any Lender, the Agent or any other recipient of any payment to be made by or on account of any Obligation, as applicable.

“Referral Source” has the meaning set forth in Section 7.07(c).

“Refinanced Debt” means Indebtedness of the Borrower outstanding pursuant to that certain Amended and Restated Loan and Security Agreement, dated as of December 30, 2021, among the Borrower (or any predecessor thereof), the lenders from time to time party thereto, and Runway Growth Finance Corp., as administrative agent for such lenders, as amended or otherwise modified from time to time.

“Register” has the meaning set forth in Section 14.05(d).

“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System, as amended.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as amended.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System, as amended.

“Regulatory Approval” means, with respect to any Product or Product Commercialization and Development Activities, any Healthcare Permit or other Governmental Approval, whether U.S. or non-U.S., that is required to be held or maintained by, or for the benefit of, Parent, the Borrower or any of their respective Subsidiaries with respect thereto, including all applicable IDEs, PMAs, 510(k)s, Device Clearance Applications, Product Standards, and similar applications, pre-approvals and post-approvals, governmental pricing approvals, reimbursement approvals and approvals of applications for regulatory exclusivity, clearances, licenses, notifications, registrations or authorizations of any Regulatory Authority, in each case necessary for the ownership, use or other commercialization of such Product or for any such Product Commercialization and Development Activities.

“Regulatory Authority” means any Governmental Authority, whether U.S. or non-U.S., that is concerned with or has regulatory or supervisory oversight with respect to any Product or any Product Commercialization and Development Activities relating to any Product, including the FDA and all equivalent Governmental Authorities, whether U.S. or non-U.S.

“Related Fund” means, with respect to any Lender, a fund which is managed or advised by the same investment manager or investment adviser as such Lender or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of such Lender.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” of any Person means each of the president, chief executive officer, chief financial officer and similar officer of such Person.

“Restricted Payment” means any dividend or other distribution (whether in cash, Equity Interests or other property) with respect to any Equity Interests of Parent or any of its Subsidiaries, any payment of interest, principal or fees in respect of any Indebtedness owed by Parent or any of its Subsidiaries, to any holder of any Equity Interests of Parent or any of its Subsidiaries, or any payment (whether in cash, Equity Interests or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests of Parent or any of its Subsidiaries, or any option, warrant or other right to acquire any such Equity Interests of Parent or any of its Subsidiaries.

“Restrictive Agreement” means any Contract or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of Parent or any of its Subsidiaries to create, incur or permit to exist any Lien upon any of its properties or assets to secure the Obligations (other than (x)(1) customary provisions in Contracts (including without limitation leases and licenses of Intellectual Property) restricting the assignment thereof, and (2) customary restrictions and conditions contained in asset sale agreements, purchase agreements, acquisition agreements (including by way of merger, acquisition or consolidation) solely to the extent that (A) are only in effect pending consummation of the acquisition or sale contemplated pursuant to such agreement and (B) such restrictions or conditions (I) require Parent or any of its Subsidiaries to conduct its business in the ordinary course of business (with respect to such assets or businesses) consistent with historic practices or (II) are only in effect (with respect to such assets or businesses) pending the consummation of such transaction; provided that such restrictions and conditions apply only to the assets or property subject to such transaction (or, if applicable, the conduct of business of Parent or such Subsidiaries with respect to such assets or businesses) and that such sale is permitted or, in the case of the sale of the Borrower or any other Change of Control, such agreement contemplates the repayment in full of the Obligations hereunder, and (y) restrictions or conditions imposed by any Contract governing secured Permitted Indebtedness permitted under Section 9.01(e), to the extent that such restrictions or conditions apply only to the property or assets securing such Indebtedness), or (ii) the ability of Parent or any of its Subsidiaries to make Restricted Payments with respect to any of their respective Equity Interests or to make or repay loans or advances to Parent or any of its Subsidiaries or such other Obligor or to Guaranty Indebtedness of Parent or any of its Subsidiaries.

“Revenue” means, for any applicable fiscal period, consolidated total gross revenues of the Parent and its Subsidiaries for such fiscal period resulting from Product Commercialization and Development Activities in the ordinary course of business, as recognized on the income statement of Parent and its Subsidiaries for such fiscal period, determined on a consolidated basis in accordance with GAAP, less the sum of (i) all discounts and allowances (including chargebacks, shelf stock adjustments and allowances), (ii) amounts repaid or credited by reason of rejection, returns or recalls, rebates or bona fide price reductions, (iii) rebates and similar payments actually made with respect to sales paid for by Federal or state Medicaid, Medicare or similar U.S. or non-US governmental programs, (iv) excise Taxes, customs duties, customs levies and import fees imposed on the sale, importation, use or distribution of any Products and (v) all one-time, extraordinary or non-recurring payments of any type or nature, in each case to the extent included in the computation of consolidated total gross revenues of the Parent and its Subsidiaries for such fiscal period.

“RTW” means, collectively or individually, as the context requires, [RTW Master Fund, Ltd., RTW Innovation Master Fund, Ltd., RTW Venture Fund Limited and/or RTW Investments, LP, as agent for the foregoing], and each of their successors and assigns.

“RTW Royalty Financing Agreement” means the Revenue Interest Financing Agreement, dated as of February [_], 2023, between the Borrower and RTW, as amended or otherwise modified in accordance with the Intercreditor Agreement.

“Sanction” means any international economic sanction administered or enforced by the United States government (including, without limitation, OFAC), the United Nations Security Council, the European Union or its Member States, Her Majesty’s Treasury or other relevant sanctions authority.

“Schedule 6.01(e) Fees” means, as the context may require, any of those fees, costs and expenses incurred or anticipated to be incurred by or on behalf of the Borrower in connection with the consummation of the Transactions and set forth on Schedule 6.01(e).

“Secured Party” means each Lender, the Agent, each other Indemnified Party, any other holder of any Obligation, and any of their respective permitted transferees or assigns.

“Securities Account” means any securities account, as such term is defined in Section 8- 501 of the NY UCC.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” means the Security Agreement, in substantially the form set forth in Exhibit J dated as of the Closing Date, among the grantors party thereto (including Parent and the Borrower) and the Agent, granting a security interest in such grantor’s personal property in favor of the Agent, as amended or otherwise modified from time to time.

“Security Documents” means, collectively, the Security Agreement, each Real Property Security Document, each Short-Form IP Security Agreement, each Foreign Security Document, and each other security agreement, control agreement or financing statement, registration, recordation, filing, instrument or approval required, entered into or recommended to grant, perfect and otherwise render enforceable Liens in favor of the Secured Parties for purposes of securing the Obligations, including (without limitation) pursuant to Section 8.12, in each case, as amended or otherwise modified from time to time.

“Short-Form IP Security Agreements” means short-form copyright, patent or trademark (as the case may be) security agreements, substantially in the form Exhibit C, Exhibit D or Exhibit E to the Security Agreement (or otherwise in form and substance reasonably satisfactory to the Agent), entered into by one or more Obligors in favor of the Secured Parties, each as amended or otherwise modified from time to time.

“Side Letter” means that certain letter agreement, dated [      ], 2023 (as amended, modified, restated, amended and restated, replaced or supplemented from time to time in accordance with the Intercreditor Agreement), whereby, among other things, RTW may make a single election in certain circumstances to convert up to $7,500,000 of the purchase price that it paid for certain equity interests in Parent into an amount of financing provided by RTW to [Allurion] pursuant to the Additional RTW Royalty Financing Agreement.

“Solvent” means, with respect to any Person at any time, that (i) the present fair saleable value of the property of such Person is greater than the total amount of liabilities (including contingent liabilities) of such Person, (ii) the present fair saleable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured in the ordinary course, and (iii) such Person has not incurred and does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s (or such group of Persons’) ability to pay as such debts and liabilities as they mature in the ordinary course.

“Specified Asset Sale” means any Asset Sale of the type described in any of clauses (d) (l) of Section 9.09.

“Specified Projections” means the Projections attached hereto as Exhibit L.

“Specified Subsidiary” means any direct or indirect Subsidiary of the Parent that (i) after the occurrence of a Collateral Triggering Event is designated by the Agent (in its sole discretion by way of written notice to the Parent) to be a “Specified Subsidiary”, and (ii) was not an Obligor prior to such designation.

“Standards Bodies” means any of the organizations that create, sponsor or maintain safety, quality or other standards, including ISO, ANSI, CEN and SCC and the like.

“Subsidiary” means, with respect to any Person (for purposes of this definition, the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (i) of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests are, as of such date, owned, controlled or held, directly or indirectly or (ii) that is, as of such date, otherwise Controlled, by the parent or one or more direct or indirect subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Parent.

“Subsidiary Guarantor” means, (i) initially as of the Closing Date, each Subsidiary of Parent identified under the caption “SUBSIDIARY GUARANTORS” on the signature pages hereto and, thereafter, (ii) each Subsidiary of Parent that becomes, or is required to become, a “Subsidiary Guarantor” after the Closing Date pursuant to Section 8.12, in each case of clauses (i) and (ii), other than an Immaterial Subsidiary.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Technical Information” means all Product Related Information, including clinical data and any information submitted to a regulatory authority to obtain approvals, all trade secrets, invention disclosures and other proprietary or confidential information, public information, non- proprietary know-how, any information of a scientific, technical, or commercial nature related to any Product Commercialization and Development Activities, any information of business nature in any form or medium, standards and specifications, conceptions, ideas, innovations, discoveries, Invention disclosures, all documented research, developmental, demonstration or engineering work and all other information, data, plans, specifications, reports, summaries, experimental data, processes, formulae, methods, manuals, models, samples, know-how, technical information, systems, methodologies, computer programs, information technology and any other information.

“Title IV Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (i) that is or was at any time maintained or sponsored by any Obligor or any ERISA Affiliate thereof or to which any Obligor or any ERISA Affiliate thereof has ever made, or was obligated to make, contributions, and (ii) that is or was subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.

“Trademarks” means all trade names, service names, trademarks and service marks, logos, trademark and service mark registrations, and applications for trademark and service mark registrations, including (i) all renewals of trademark and service mark registrations, (ii) all rights to recover for all past, present and future infringements thereof and all rights to sue therefor, and (iii) all rights whatsoever accruing thereunder or pertaining thereto throughout the world, together, in each case, with the goodwill of the business connected with the use thereof.

“Transactions” means the negotiation, preparation, execution, delivery and performance by each Obligor of this Agreement and the other Loan Documents to which such Obligor is (or is intended to be) a party, the making of the Loans hereunder, the repayment of the Refinanced Debt, the consummation of the PIPE Transaction, the De-SPAC Transaction, and the transactions contemplated by the RTW Royalty Financing Agreement and the Side Letter, and all other transactions contemplated pursuant to this Agreement and the other Loan Documents.

“Treasury Rate” means, for the purpose of calculating any Make-Whole Amount, the yield to maturity implied by the yield(s) for the most recently issued actively traded on-the-run U.S. Treasury securities as quoted on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets as of approximately 5:00 p.m. (New York City time) on the second Business Day immediately preceding the date of any repayment or prepayment that is the subject of such Make-Whole Amount, in respect of that period which is mathematically closest in duration to the actual period over which such determination is to be assessed for the purposes of making a present value calculation. The Bloomberg quotation of the US Treasury Rate as at the close of business in New York on the day before any determination is made shall be used and shall be final in the absence of manifest or demonstrable error.

“UCC” means, with respect to any applicable jurisdictions, the Uniform Commercial Code as in effect in such jurisdiction, as may be modified from time to time.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“United States” or “U.S.” means the United States of America, its fifty (50) states and the District of Columbia.

“U.S. Person” means a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 5.03(f)(ii)(B)(3).

“Wall Street Journal Prime Rate” means the Wall Street Journal Prime Rate, as published and defined in The Wall Street Journal.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness on any date, the number of years obtained by dividing: (i) the sum of the product obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) then outstanding principal amount of such Indebtedness.

“Withdrawal Liability” means, at any time, any liability incurred (whether or not assessed) by any ERISA Affiliate and not yet satisfied or paid in full at such time with respect to any Multiemployer Plan pursuant to Section 4201 of ERISA.

“Withholding Agent” means any of the Borrower, any other Obligor or the Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write- down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02 Accounting Terms and Principles. Unless otherwise specified, all accounting terms used in each Loan Document shall be interpreted, and all accounting determinations and computations thereunder (including under Section 10 and any definitions used in such calculations) shall be made, in accordance with GAAP. Unless otherwise expressly provided, all financial covenants and defined financial terms shall be computed on a consolidated basis for Parent and its Subsidiaries, in each case without duplication. If Parent or the Borrower requests an amendment to any provision hereof to eliminate the effect of (a) any change in GAAP or the application thereof or (b) the issuance of any new accounting rule or guidance or in the application thereof, in either case, occurring after the Closing Date, then the Lenders, Parent and the Borrower agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such change or issuance with the intent of having the respective positions of the Lenders, Parent and the Borrower after such change or issuance conform as nearly as possible to their respective positions as of the Closing Date and, until any such amendments have been agreed upon, (i) the provisions in this Agreement shall be calculated as if no such change or issuance has occurred and (ii) Parent and the Borrower shall provide to the Lenders a written reconciliation in form and substance reasonably satisfactory to the Lenders, between calculations of any baskets and other requirements hereunder before and after giving effect to such change or issuance. Notwithstanding anything herein to the contrary, for purposes of Section 9 hereof and any other negative covenant in the Loan Documents (but not, for the avoidance of doubt any financial reporting obligations under the Loan Documents), with respect to the accounting for leases as either operating leases or capital leases and the impact of such accounting in accordance with FASB ASC 842 on the definitions and covenants contained herein, GAAP as in effect on December 31, 2018, shall be applied.

1.03 Interpretation. For all purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires,

(a) the terms defined in this Agreement include the plural as well as the singular and vice versa;

(b) words importing gender include all genders;

(c) any reference to a Section, Annex, Schedule or Exhibit refers to a Section of, or Annex, Schedule or Exhibit to, this Agreement;

(d) any reference to “this Agreement” refers to this Agreement, including all Annexes, Schedules and Exhibits hereto, and the words herein, hereof, hereto and hereunder and words of similar import refer to this Agreement and its Annexes, Schedules and Exhibits as a whole and not to any particular Section, Annex, Schedule, Exhibit or any other subdivision;

(e) references to days, months and years refer to calendar days, months and years, respectively;

(f) all references herein to “include” or “including” shall be deemed to be followed by the words “without limitation”;

(g) the word “from” when used in connection with a period of time means “from and including” and the word “until” means “to but not including”;

(h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer broadly to any and all assets and properties, whether tangible or intangible, real or personal, including cash, securities, rights under contractual obligations and permits and any right or interest in any such assets or properties;

(i) accounting terms not specifically defined herein (other than “property” and “asset”) shall be construed in accordance with GAAP;

(j) where any provision in this Agreement or any other Loan Document refers to an action to be taken by any Person, or an action which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly;

(k) the word “will” shall have the same meaning as the word “shall”;

(l) references to any Lien granted or created hereunder or pursuant to any other Loan Document securing any Obligations shall be deemed to be a Lien for the benefit of the Secured Parties; and

(m) references to any Law will include all statutory and regulatory provisions amending, consolidating, replacing, supplementing or interpreting such Law from time to time.

Unless otherwise expressly provided herein, references to organizational documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto permitted by the Loan Documents.

If any obligation to pay any amount pursuant to the terms and conditions of any Loan Document falls due on a day which is not a Business Day, then such required payment date shall be extended to the immediately following Business Day.

1.04 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (i) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (ii) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

1.05 Times of Day; Times of Performance.

(a) Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

(b) If any delivery or other performance obligation hereunder (other than payments) falls due on a day which is not a Business Day, then such due date shall be extended to the immediately following Business Day.

SECTION 2

THE COMMITMENTS AND THE LOANS

2.01 Loans.

(a) On the terms and subject to the conditions of this Agreement, each Lender agrees to make the Loan to the Borrower, in a single Borrowing on the Closing Date, in an aggregate principal amount for all Lenders of $60,000,000 in immediately available funds.

(b) No amounts repaid or prepaid with respect to any Loan may be reborrowed.

(c) Any term or provision hereof (or of any other Loan Document) to the contrary notwithstanding, Loans made hereunder will be denominated solely in Dollars, and all Loans and other Obligations will be repayable solely in Dollars and no other currency.

2.02 Borrowing Procedures. At least three (3), but not more than fifteen (15) Business Day(s) prior to the Borrowing on the Closing Date, the Borrower shall deliver to the Agent an irrevocable Borrowing Notice, which notice, if received by the Agent on a day that is not a Business Day or after 12:00 noon (New York City time) on a Business Day, shall be deemed to have been delivered on the next Business Day.

2.03 Notes. If requested by any Lender, any Loan of such Lender shall be evidenced by one or more Notes. The Borrower shall prepare, execute and deliver to the Lender such Notes in the form attached hereto as Exhibit A.

2.04 Use of Proceeds. The Borrower shall use the proceeds of the Loans for purposes of (i) the repayment in full of the Refinanced Debt on the Closing Date, (ii) working capital and general corporate purposes, and (iii) without duplication, the payment of fees and expenses associated with this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby, it being understood and agreed that the Patent Prosecution Allotment (or such less Loan amount agreed with the Agent) shall be applied to patent prosecution, development and enhancement in accordance with the Patent Prosecution Workplan.

SECTION 3

PAYMENTS OF PRINCIPAL AND INTEREST

3.01 Repayments Generally; Application.

(a) There will be no scheduled repayments of principal on the Loans prior to the third anniversary of the Closing Date. Thereafter, on each Payment Date occurring prior to the Maturity Date, the Borrower shall make a payment of principal on the aggregate outstanding principal balance of the Loans in an amount equal to one twenty-fourth (1/24th) of the aggregate principal amount of the Loans outstanding as of the time immediately prior to the first payment required pursuant to this clause (a) (each such payment being a “Monthly Amortization Payment”).

(b) The Borrower agrees that all amounts payable hereunder or under any other Loan Document, in respect of any Loans, fees or interest accrued or accruing thereon, or any other Obligations, shall be repaid and prepaid solely in Dollars. Except as otherwise provided in this Agreement, proceeds of each payment (including each repayment and prepayment of Loans) by or on behalf of the Borrower shall be deemed to be made ratably to the Lenders in accordance with their respective Proportionate Shares of the Loans being repaid or prepaid.

3.02 Interest.

(a) Interest Generally. The outstanding principal amount of the Loans, as well as the amount of all other outstanding Obligations, shall accrue interest at the Interest Rate on and from the Closing Date. The Agent’s determination of the Interest Rate shall be binding on the Borrower, its Subsidiaries and the Lenders in the absence of manifest or demonstrable error.

(b) Default Interest. Notwithstanding the foregoing, (i) upon the occurrence and during the continuance of any Event of Default described in clauses (a), (b), and (h) of Section 11.01, and (ii) upon notice from the Agent upon the occurrence and during the continuance of any other Event of Default, the Applicable Margin shall increase automatically by three percent (3.0%) per annum (the Interest Rate, as increased pursuant to this Section 3.02(b), being the “Default Rate”). If any Obligation is not paid when due under any applicable Loan Document, the amount thereof shall accrue interest at the Default Rate.

(c) Interest Payment Dates. Accrued interest on the Loans shall be payable in cash, in arrears, on each Payment Date, and upon the payment or prepayment of the Loans (on the principal amount being so paid or prepaid); provided that interest payable at the Default Rate, or any accrued interest not paid on or before the Maturity Date, shall be payable from time to time in cash on demand by the Agent until paid in full.

3.03 Prepayments; Prepayment Fees.

(a) Optional Prepayments.

(i) Subject to prior written notice pursuant to clause (a)(ii) below and the payment of the Early Prepayment Fee pursuant to clause (c) below and the Exit Fee pursuant to Section 3.04, the Borrower shall have the right to optionally prepay, in whole or in part, the outstanding principal amount of the Loans on a Prepayment Date ; provided that in addition to such prepaid principal amount and the Early Prepayment Fee payable pursuant to clause (c) below, the Borrower shall also make payment in full in cash on such Prepayment Date of all accrued but unpaid interest on the principal amount of the Loans being prepaid (such aggregate amount of principal, the Early Prepayment Fee payable pursuant to clause (c) below, the Exit Fee payable pursuant to Section 3.04 below and accrued interest, the “Prepayment Price”).

(ii) A notice of optional prepayment shall be effective only if received by the Agent not later than 11:00 a.m. (New York City time) on a date not less than three (3) (nor more than five (5)) Business Days prior to the proposed Prepayment Date. Each notice of optional prepayment shall specify the proposed Prepayment Date, the principal amount of the Loans to be prepaid, the amount of accrued and unpaid interest that will be paid on the Prepayment Date, and, in reasonable detail, a calculation of the Early Prepayment Fee and the Exit Fee, payable on such Prepayment Date in connection with such proposed prepayment.

(b) Mandatory Prepayments.

(i) Within five (5) Business Days of the receipt by any Obligor of Net Cash Proceeds from the occurrence of any Casualty Event or Specified Asset Sale, in either case in excess of $1,000,000 in the aggregate during any fiscal year, the Borrower shall cause an amount equal to one hundred percent (100%) of the Net Cash Proceeds received with respect to such Casualty Event or Specified Asset Sale, as the case may be, to be applied and allocated as set forth in clause (d) below to (i) the prepayment of the outstanding principal amount of the Loans,

(ii) the payment of accrued and unpaid interest on the principal amount of the Loans being prepaid and (iii) the payment of the Early Prepayment Fee payable pursuant to clause (c) below and the Exit Fee payable pursuant to Section 3.04 below.

(ii) Notwithstanding clause (i) above, so long as no Default has occurred and is continuing or shall immediately result therefrom, if, within ten (10) Business Days following the occurrence of any such Casualty Event or Specified Asset Sale, a Responsible Officer of Parent delivers to the Agent a notice to the effect that the Borrower intends to apply (or cause to be applied) the Net Cash Proceeds from such Casualty Event or Specified Asset Sale, to (A) repair, refurbish, restore, replace or rebuild the asset subject to such Casualty Event or Specified Asset Sale, (B) the cost of purchase or constructing other assets useful in the business of Parent or another Obligor, or (C) other general corporate purposes (excluding Restricted Payments) not otherwise prohibited by the terms of this Agreement, then such Net Cash Proceeds of such Casualty Event or Specified Asset Sale may be applied for such purpose in lieu of such mandatory prepayment otherwise required pursuant to Section 3.03(b)(i) to the extent such Net Cash Proceeds of such Casualty Event or Specified Asset Sale are actually applied for such purpose. Notwithstanding the foregoing, in the event that Net Cash Proceeds have not been so applied within three hundred sixty (360) days following the occurrence of such Casualty Event or Specified Asset Sale, the Borrower shall cause an amount equal to one hundred percent (100%) of such unused balance of such Net Cash Proceeds with respect to such Casualty Event or Specified Asset Sale, as the case may be, to be applied and allocated as set forth in clause (d) below to the prepayment of the outstanding principal amount of the Loans, together with payment of accrued and unpaid interest on the principal amount of the Loans being so prepaid, the applicable Early Prepayment Fee payable pursuant to clause (c) below.

(c) Early Prepayment Fee. Without limiting the foregoing, whenever any prepayment of Loans is made or required to be made hereunder, pursuant to Section 3.03(a) or Section 3.03(b)(i) or otherwise, whether voluntary, involuntary, mandatory, as a result of a Default, acceleration or otherwise, the Early Prepayment Fee shall be payable in full in cash on the applicable Prepayment Date for such prepayment. Until payment in full in cash of all Obligations, all Early Prepayment Fees shall continue to be due and payable, including after the occurrence of any Default, acceleration, maturity or otherwise.

(d) Application.

(i) With respect to any payment, repayment or prepayment made pursuant to clause (a) or (b) above, the aggregate amount of such payment, repayment or prepayment shall be applied and allocated to (i) the prepayment of the outstanding principal amount of the Loans, (ii) the payment of accrued and unpaid interest on such principal amount being prepaid and (iii) the payment of any applicable Early Prepayment Fee and Exit Fee such that the full amount of the principal amount of the Loans being prepaid, together with any accrued and unpaid interest thereon and the Early Prepayment Fee and Exit Fee payable hereunder, shall be paid in full through such application and allocation of such aggregate amount of such payment, repayment or prepayment.

(ii) With respect to any other payment, repayment or prepayment of the outstanding principal amount of the Loans (including, for the avoidance of doubt, upon the maturity or following the acceleration thereof, whether from the proceeds of Collateral or otherwise), proceeds thereof shall be applied in the following order of priority, with proceeds being applied to a succeeding level of priority only if amounts owing pursuant to the immediately preceding level of priority have been paid in full in cash; provided that all such applications to Lenders shall be made in accordance with their respective Proportionate Shares:

(A) first, to the payment of that portion of the Obligations payable to the Agent constituting fees, indemnities, costs, expenses, and other amounts then due and owing (including fees and disbursements and other charges of counsel payable under Section 14.03);

(B) second, to the payment of that portion of the Obligations payable to the Lenders constituting fees (other than any Early Prepayment Fee and Exit Fee), indemnities, expenses, and other amounts then due and owing (including fees and disbursements and other charges of counsel payable under Section 14.03) ratably among them in proportion to the respective amounts described in this clause (ii) payable to them;

(C) third, to the payment of any accrued and unpaid interest then due and owing;

(D) fourth, to the payment of unpaid principal of the Loans;

(E) fifth, to the payment of any Early Prepayment Fee and Exit Fee then due and payable;

(F) sixth, to the payment in full of all other Obligations then due and payable to the Agent and the Lenders, ratably among them accordance with their respective Proportionate Shares, to the extent such Obligations are payable to them; and

(G) seventh, to the Borrower or such other Persons as may be required in accordance with Law.

3.04 Exit Fee. In addition to any fees payable pursuant to Section 3.03(c), on the date of each repayment or prepayment of all or any portion of the Loans, whether by voluntary, involuntary or mandatory prepayment or repayment, acceleration (including as a result of the occurrence of any event described in Section 11.01(h)) or otherwise, and whether on, prior to or after the scheduled Maturity Date, the Borrower shall pay to the Agent a fully-earned and nonrefundable exit fee equal to three percent (3.00%) of the principal amount of such repayment or prepayment (an “Exit Fee”); provided that, with respect to any Monthly Amortization Payment made prior to the scheduled Maturity Date, the payment of the Exit Fee with respect to such payment shall be deferred until the earlier of (i) such scheduled Maturity Date and (ii) the date of payment in full in cash of the outstanding principal amount of the Loans, and upon such earlier date all such deferred payments shall be due and payable in full and in cash. Upon payment in full in cash of the Obligations, the Borrower shall pay to the Agent the Exit Fee in respect of the aggregate principal amount of the Obligations paid in accordance with Section 3.01(a). Until payment in full in cash of all Obligations, all Exit Fees shall continue to be due and payable, including after the occurrence of any Default, acceleration, maturity or otherwise.

3.05 Fee Letter. The Borrower and Parent shall, jointly and severally, pay all fees as and when payable under and in accordance with the Fee Letter.

SECTION 4
PAYMENTS, ETC.

4.01 Payments.

(a) Payments Generally. Each payment of principal, interest and other amounts to be made by the Obligors under this Agreement or any other Loan Document shall be made (i) in Dollars, in immediately available funds, without deduction, set off or counterclaim, to the Agent, for the account of the respective Lenders to which such payment is owed, to the deposit account of the Agent designated by the Agent by notice to the Borrower, and (ii) not later than 11:00 a.m. (New York City time) on the date on which such payment is due (each such payment made after such time on such due date shall be deemed to have been made on the next succeeding Business Day).

(b) Application of Payments. All such payments referenced in clause (a) above shall be applied as set forth in Section 3.03(d) above.

(c) Non-Business Days. If the due date of any payment under this Agreement (whether in respect of principal, interest, fees, costs or otherwise) would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day; provided that if such next succeeding Business Day would fall after the Maturity Date, payment shall be made on the immediately preceding Business Day.

4.02 Computations. All computations of interest and fees hereunder shall be computed on the basis of a year of three hundred and sixty (360) days and actual days elapsed during the period for which payable.

4.03 Set-Off.

(a) Set-Off Generally. Upon the occurrence and during the continuance of any Event of Default, the Agent, each of the Lenders and each of their Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Agent, any Lender and any of their Affiliates to or for the credit or the account of any Obligor against any and all of the Obligations, whether or not such Person shall have made any demand and although such obligations may be unmatured. Any Person exercising rights of set off hereunder agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Agent, the Lenders and each of their Affiliates under this Section 4.03 are in addition to other rights and remedies (including other rights of set-off) that such Persons may have.

(b) Exercise of Rights Not Required. Nothing contained in Section 4.03(a) shall require the Agent, any Lender or any of their Affiliates to exercise any such right or shall affect the right of such Persons to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of any Obligor.

(c) Payments Set Aside. To the extent that any payment by or on behalf of any Obligor is made to the Agent or any Lender, or the Agent, any Lender or any Affiliate of the foregoing exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent, such Lender or such Affiliate in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (i) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (ii) each Lender severally agrees to pay to the Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.

SECTION 5

YIELD PROTECTION, ETC.

5.01 Additional Costs.

(a) Changes in Law Generally. If, on or after the Closing Date (or, with respect to any Lender, such later date on which such Lender becomes party to this Agreement), the adoption of any Law, or any change in any Law, or any change in the interpretation or administration thereof by any court or other Governmental Authority charged with the interpretation or administration thereof, or compliance by the Agent or any of the Lenders (or its lending office) with any request or directive (whether or not having the force of law) of any such Governmental Authority, shall impose, modify or deem applicable any reserve (including any such requirement imposed by the Board of Governors of the Federal Reserve System), special deposit, contribution, insurance assessment or similar requirement, in each case that becomes effective after the Closing Date (or, with respect to any Lender, such later date on which such Lender becomes party to this Agreement), against assets of, deposits with or for the account of, or credit extended by, a Lender (or its lending office) or other Recipient or shall impose on a Lender (or its lending office) or other Recipient any other condition affecting the Loans or the Commitment, not as a result of any action or inaction on the part of such Lender, and the result of any of the foregoing is to increase the cost to such Lender or such other Recipient of making or maintaining the Loans, or to reduce the amount of any sum received or receivable by such Lender or other Recipient under this Agreement or any other Loan Document, or subject any Lender or other Recipient to any Taxes on its loans, loan principal, commitments or other obligations, or its deposits, reserves, other liabilities or capital (if any) attributable thereto (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (ii) through (iv) of the definition of “Excluded Taxes” and (iii) Connection Income Taxes), then the Borrower shall pay to such Lender or other Recipient within five (5) Business Days after any demand for such additional amount or amounts as will compensate such Lender for such increased cost or reduction.

(b) Change in Capital Requirements. If a Lender shall have determined that, on or after the Closing Date (or, with respect to any Lender, such later date on which such Lender becomes party to this Agreement), the adoption of any applicable Law regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, in each case that becomes effective after the Closing Date (or, with respect to any Lender, such later date on which such Lender becomes party to this Agreement), has or would have the effect of reducing the rate of return on capital of a Lender (or its parent) as a consequence of a Lender’s obligations hereunder or the Loans to a level below that which a Lender (or its parent) could have achieved but for such adoption, change, request or directive by an amount reasonably deemed by it to be material, then the Borrower shall pay to such Lender within five (5) Business Days after any demand for such additional amount or amounts as will compensate such Lender (or its parent) for such reduction.

(c) Notification by Lender. Each Lender shall promptly notify the Borrower of any event of which it has knowledge, occurring after the Closing Date (or, with respect to any Lender, such later date on which such Lender becomes party to this Agreement), which will entitle such Lender to compensation pursuant to this Section 5.01, together with a certificate setting forth the calculation (in reasonable detail) of such compensation. Before giving any such notice pursuant to this Section 5.01(c) such Lender shall designate a different lending office if such designation (x) will, in the reasonable judgment of such Lender, avoid the need for, or reduce the amount of, such compensation and (y) will not, in the reasonable judgment of such Lender, be materially disadvantageous to such Lender. A certificate of such Lender claiming compensation under this Section 5.01, setting forth in reasonable detail the additional amount or amounts to be paid to it hereunder, shall be conclusive and binding on the Borrower in the absence of manifest or demonstrable error.

(d) Delays in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 5.01 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 5.01 for any increased costs or reductions incurred or suffered more than nine months prior to the date that such Lender notifies the Borrower of the circumstance giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the circumstances giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Other Changes. Notwithstanding anything herein to the contrary, (x) the Dodd- Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to constitute a change in Law for all purposes of this Section 5.01, regardless of the date enacted or adopted.

(f) General Policy. Notwithstanding the foregoing, the Borrower shall only be required to compensate a Lender pursuant to this Section 5.01 to the extent it is such Person’s general policy or practice to demand compensation from debtors similarly situated in similar circumstances under comparable provisions of other financing agreements (it being understood that this paragraph shall not be deemed to require any such Person to make available any information that it deems in its reasonable discretion confidential).

5.02 Illegality. Notwithstanding any other provision of this Agreement, if, on or after the Closing Date (or, with respect to any Lender, such later date on which such Lender becomes party to this Agreement), the adoption of or any change in any applicable Law or in the interpretation or application thereof by any competent Governmental Authority shall make it unlawful for a Lender or its lending office to make or maintain the Loans (and, in the opinion of such Lender, the designation of a different lending office would either not avoid such unlawfulness or would be disadvantageous to such Lender), then such Lender shall promptly notify the Borrower thereof, following which (i) such Lender’s Commitment shall be suspended until such time as such Lender may again make and maintain the Loans hereunder and (ii) if such Law shall so mandate, the Loans shall be prepaid by the Borrower on or before such date as shall be mandated by such Law in an amount equal to the Prepayment Price applicable on such Prepayment Date in accordance with Section 3.03(a).

5.03 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any Obligation shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by such Obligor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5.03) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Agent or each Lender, timely reimburse it for the payment of any Other Taxes.

(c) Evidence of Payments. As soon as reasonably practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 5, the Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(d) Indemnification by the Borrower. The Borrower and each other Obligor party hereto each hereby jointly and severally agree to indemnify, hold harmless and reimburse each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest or demonstrable error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 14.05(g) relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest or demonstrable error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this clause (e).

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Agent at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding; provided that, other than in the case of U.S. federal withholding Taxes, such Lender has received written notice from the Borrower advising it of the availability of such exemption or reduction and containing all applicable documentation. In addition, any Lender, if reasonably requested by the Borrower or the Agent shall deliver such other documentation prescribed by applicable Law as reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.03(f)(ii)(A), (ii)(B), and (ii)(D)) shall not be required if in such Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, if the Borrower is a U.S. Person:

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed copies of IRS Form W-9 (or successor form) certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income Tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E as applicable (or successor forms) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such Tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E as applicable (or successor forms) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such Tax treaty;

(2) executed copies of IRS Form W-8ECI (or successor form);

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E as applicable (or successor forms); or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY (or successor form), accompanied by IRS Form W-8ECI (or successor form), IRS Form W-8BEN or IRS Form W-8BEN-E (or successor form), a U.S. Tax Compliance Certificate, substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9 (or successor form), and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner.

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by such applicable Law to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Recipient’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment under FATCA. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Closing Date.

Each Recipient agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.

(g) Treatment of Certain Tax Benefits. If any party to this Agreement determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.03 (including by the payment of additional amounts pursuant to this Section 5.03), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5.03 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 5.03(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) if such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 5.03(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 5.03(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 5.03(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Investment Unit. The Borrower and the applicable Lenders agree, for U.S. federal income (and applicable U.S. state and local and non-U.S.) tax purposes, that (i) each of the Loans issued pursuant to this Agreement, together with the Parent common stock issued pursuant to Section 6.01(s) (the “Parent Stock”) constitute an “investment unit” under Section 1273(c)(2) of the Code and United States Treasury Regulations Section 1.1273-2(h), (ii) the “issue price” of the Loans under Section 1273(b) of the Code shall be determined by taking into account the aggregate purchase price allocated to such Parent Stock pursuant to this Section 5.03(h), and (iii) if the difference between the aggregate principal amount of the Loans and the aggregate “issue price” of the Loans is more than “de minimis,” the difference shall be reported as “original issue discount”. Within thirty (30) days of the issuance of the Parent Stock hereunder, the parties shall cooperate in good faith to agree on the value of such Parent Stock, which the parties acknowledge and agree shall be equal to the fair market value of the Parent Stock as of the date of issuance. No party shall take any position inconsistent with the tax treatment set forth in this Section 5.03(h) on any U.S. federal (or applicable U.S. state or local or non-U.S.) tax return or for any other U.S. federal income (or applicable U.S. state or local or non-U.S.) tax purpose, except as required pursuant to a “determination” within the meaning of Section 1313(a) of the Code or pursuant to a good faith settlement of an audit by any tax authority.

(i) Survival. Each party’s obligations under this Section 5.03 below shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations under any Loan Document.

5.04 Mitigation Obligations. If the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 5.01 or Section 5.03, then such Lender shall (at the request of the Borrower) use commercially reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the sole, reasonable judgment of such Lender, such designation or assignment and delegation would (i) eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03, as the case may be, in the future, (ii) not subject such Lender to any unreimbursed cost or expense and (iii) not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.

SECTION 6
CONDITIONS PRECEDENT

6.01 Conditions to the Borrowing of the Loan. The obligation of the Lenders to make the Loan on the Closing Date shall be subject to the execution and delivery of this Agreement by the parties hereto, the delivery of a Borrowing Notice as required pursuant to Section 2.02, the delivery of a funds flow memorandum summarizing, in reasonable detail, the use of proceeds of Loan, the occurrence of the Closing Date on or before the earlier of (x) the “Termination Date” as defined in the De-SPAC Combination Agreement (and as may be extended as provided in Section 7.01(d) therein) and (y) August 7, 2023, and the prior or concurrent satisfaction (or waiver thereof by the Agent) of each of the conditions precedent set forth below in this Section 6.01.

(a) Secretary’s Certificate, Etc. The Agent shall have received from each Obligor party to a Loan Document on the Closing Date:

(i) a copy of a good standing certificate or the equivalent thereof (to the extent such concepts are recognized in such jurisdictions as are applicable), dated a date reasonably close to the Closing Date, for each such Person; and

(ii) a certificate, dated as of the Closing Date, duly executed and delivered by such Person’s secretary or assistant secretary, managing member, general partner or equivalent, as to:

(A) resolutions of each such Person’s Board then in full force and effect authorizing the execution, delivery and performance of each Loan Document and the Transactions, to be executed and delivered by such Person;

(B) the incumbency and signatures of those of its officers, managing member or general partner or equivalent authorized to act with respect to each Loan Document to be executed and delivered by such Person; and

(C) true and complete copies of each Organic Document of such Person and copies thereof;

which certificates the Agent and the Lenders may conclusively rely upon until they shall have received a further certificate of the secretary, assistant secretary, managing member, general partner or equivalent of any such Person cancelling or amending the prior certificate of such Person.

(b) Information Certificate. The Agent shall have received a fully completed Information Certificate, in form and substance reasonably satisfactory to the Agent, dated as of the Closing Date, duly executed and delivered by a Responsible Officer of Parent and the Borrower, which is true and correct as of the Closing Date. All documents and agreements required to be appended to the Information Certificate, if any, shall be in form and substance reasonably satisfactory to the Agent and the Lenders, shall have been executed and delivered by the requisite parties and shall be in full force and effect.

(c) Closing Date Certificate. The following statements shall be true and correct, and the Agent shall have received a certificate, dated as of the Closing Date and in form reasonably satisfactory to the Agent, duly executed and delivered by a Responsible Officer of Parent and the Borrower certifying that: (i) both immediately before and after giving effect to the Borrowing on the Closing Date, (x) the representations and warranties set forth in each Loan Document that are qualified by materiality, Material Adverse Effect or the like are, in each case, true and correct; provided that to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct as of such earlier date, (y) the representations and warranties set forth in each Loan Document that are not qualified by materiality, Material Adverse Effect or the like are, in each case, true and correct in all material respects; provided that to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date, and (z) no Event of Default has occurred and is continuing, or could reasonably be expected to result from the Borrowing of the Loan, or the consummation of any Transactions contemplated to occur on the Closing Date, and (ii) all of the conditions set forth in this Section 6.01 have been satisfied (or waived in writing by the Agent) except to the extent such condition relates to the satisfaction or approval in form or substance of any documents by the Agent. All documents and agreements required to be appended to the certificate delivered pursuant to this Section 6.01(c), if any, shall be in form and substance reasonably satisfactory to the Agent, shall have been, as applicable, executed and delivered by the requisite parties, and shall, as applicable, be in full force and effect.

(d) Financial Information, Etc. The Agent shall have received:

(i) audited consolidated financial statements of the Borrower (or any predecessor thereof) and its Subsidiaries for each of the three fiscal years ended prior to the Closing Date for which such audited consolidated financial statements are available; and

(ii) unaudited consolidated balance sheets of Parent and its Subsidiaries for each fiscal quarter ended at least forty five (45) days prior to the Closing Date ended after the date of the most recently available audited consolidated financial statements delivered pursuant to clause (i) above, together with the related consolidated statement of operations, shareholder’s equity and cash flows for each such fiscal quarter.

(e) Minimum Liquidity.

(i) The Agent shall have received evidence reasonably satisfactory to it that, as a result of the consummation of the Transactions on the Closing Date (and without regard to cash on hand immediately prior to the Closing Date), the Borrower shall have received on the Closing Date net cash proceeds of the Transactions (i.e., after giving effect to the payment of all related fees, costs and expenses, repayments, prepayments and any similar Transaction-related costs, expenses and payments, but not the payment of any Schedule 6.01(e) fees)) in an aggregate amount not less than $70,000,000 (the “Minimum Cash Closing Amount”); provided that, any term or provision hereof to the contrary notwithstanding, (i) the Borrower may pay the Schedule 6.01(e) Fees notwithstanding that such payment may result in the Borrower’s cash on hand immediately following the Closing Date to be less than the Minimum Cash Closing Amount so long as the total amount of Schedule 6.01(e) Fees paid by the Borrower does not exceed $6,000,000 in the aggregate, and (ii) in the event that pursuant to and as a result of the Interim Financing (as defined in the Bridging Agreement) the Borrower raises in excess of $15,000,000 of net proceeds (such excess being the “Incremental Financing Excess Amount”), for purposes of calculating the Minimum Cash Closing Amount the Borrower may include an amount equal to the lesser of (x) the Incremental Financing Excess Amount and (y) the amount of cash on hand actually held by the Borrower immediately prior to the Closing Date.

(ii) The Agent shall have received evidence reasonably satisfactory to it that, immediately after giving effect to the consummation of the Transactions on the Closing Date, the Borrower shall be in compliance with the covenant set forth in Section 10.01.

(f) Insurance. The Agent shall have received certificates of insurance evidencing that the insurance required to be maintained pursuant to Section 8.05 is in full force and effect, together with endorsements naming the Agent, for the benefit of the Lenders, as additional insured and loss payee thereunder, in each case, in form and substance reasonably satisfactory to the Agent.

(g) Solvency. The Agent shall have received a solvency certificate substantially in the form of Exhibit I, duly executed and delivered by the chief financial or accounting Responsible Officer of Parent, dated as of the Closing Date, in form and substance reasonably satisfactory to the Agent.

(h) Security Documents. The Agent shall have received executed counterparts of all Security Documents of all Obligors to be entered into on the Closing Date (including Foreign Security Documents in respect of Allurion France SAS and Allurion Australia Pty Ltd.), each dated as of the Closing Date, duly executed and delivered by each such Obligor, together with the following (or local equivalent thereof in respect of any Foreign Security Document):

(i) The delivery of all certificates (in the case of Equity Interests that are securities (as defined in the UCC)) evidencing the issued and outstanding capital securities owned by Parent, the Borrower and each Subsidiary that are required to be pledged under such Security Documents, which certificates in each case shall be accompanied by undated instruments of transfer duly executed in blank, or, in the case of Equity Interests that are uncertificated securities (as defined in the UCC), confirmation and evidence satisfactory to the Agent and the Lenders that the security interest required to be pledged therein under such Security Documents has been transferred to and perfected by the Agent for the benefit of the Secured Parties in accordance with Articles 8 and 9 of the NY UCC and all Laws otherwise applicable to the perfection of the pledge of such Equity Interests;

(ii) financing statements naming each Obligor as a debtor and the Agent as the secured party, or other similar instruments, registrations, or documents, in each case suitable for filing, filed under the UCC (or equivalent law) of all jurisdictions as may be necessary or, in the opinion of the Agent, desirable to perfect the Liens of the Secured Parties pursuant to such Security Documents;

(iii) UCC-3 termination statements, as may be necessary to release all Liens (other than Permitted Liens) and other rights of any Person in any collateral described in the Security Documents previously granted by any Person; and

(iv) all Short-Form IP Security Agreements, Real Property Security Documents and any other agreement, document or instrument required to be provided under any Security Document on the Closing Date, duly executed and delivered by the applicable Obligors.

(i) Lien Searches. The Agent shall have received the results of Lien searches regarding Parent and its Subsidiaries made within thirty (30) days prior to the Closing Date, and such searches shall reveal no Liens on any of the assets of such Persons except for Liens permitted by Section 9.02 or to be discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Agent.

(j) Controlled Accounts. The Agent shall have received evidence satisfactory to it that all Deposit Accounts, Securities Accounts, Commodities Accounts, lockboxes or other similar accounts of each Obligor (other than Excluded Accounts) are Controlled Accounts.

(k) Fee Letter. The Agent shall have received the Fee Letter duly executed and delivered by Parent and the Borrower.

(l) Opinions of Counsel. The Agent shall have received one or more legal opinions, dated as of the Closing Date and addressed to the Agent and the Lenders, from independent legal counsel to Parent, the Borrower and their Subsidiaries and if necessary, other legal counsel reasonably satisfactory to the Agent, in each case, in form and substance reasonably acceptable to the Agent.

(m) Payoff of Refinanced Debt. The Refinanced Debt, together with all accrued and unpaid interest and related fees, costs and expenses, shall be, substantially contemporaneously with the funding of the Loans, paid in full, and the Agent shall have received executed payoff letters, in form and substance reasonably satisfactory to the Agent, providing for such payment in full (and irrevocable termination) of the Refinanced Debt and satisfactory arrangements shall have been made for the termination of all loan documents evidencing such Refinanced Debt and all Liens granted in connection therewith. On the Closing Date, after giving effect to the Transactions, Parent and its Subsidiaries shall not have any Indebtedness other than the Obligations and other Permitted Indebtedness.

(n) Convertible Notes. The Agent shall have received satisfactory evidence that the Convertible Notes shall have been converted to common Equity Interests of the Parent immediately prior to the consummation of the De-SPAC Transaction and cancelled and of no further force and effect, and the Parent, the Borrower and their Subsidiaries shall have no liability thereunder (other than contingent indemnification claims for which no claims have been made in writing).

(o) RTW Royalty Financing. The Agent shall have received satisfactory evidence that the “Closing Date” under the RTW Royalty Financing Agreement shall have occurred, resulting in gross proceeds to the Parent (which shall be contributed to the Borrower) in an amount not less than $40,000,000. The Agent shall have received fully executed copies of the RTW Royalty Financing Agreement and all transaction documents related thereto, which shall be in form and substance satisfactory to the Agent.

(p) Side Letter. The Agent shall have received satisfactory evidence that the Side Letter has been executed. The Agent shall have received a fully executed copy of the Side Letter and all annexes thereto, each of which shall be in form and substance satisfactory to the Agent.

(q) Intercreditor Agreement. The Agent shall have received the Intercreditor Agreement duly executed by RTW and the Borrower.

(r) PIPE Transaction. The Agent shall have received satisfactory evidence that the PIPE Transaction shall have been consummated in accordance with the PIPE Agreements without any amendments, waivers or consents thereto that are materially adverse to the interests of the Lenders or the Agent without the prior written consent of the Lenders and the Agent. The Agent shall have received fully executed copies of the PIPE Agreement and all transaction documents related thereto, which shall be in form and substance satisfactory to the Agent.

(s) De-SPAC Transaction. The Agent shall have received satisfactory evidence that the De-SPAC Transaction shall have been consummated in accordance with the De-SPAC Combination Agreement without any amendments, waivers or consents thereto that are adverse to the interests of the Lenders or the Agent in any material respect without the prior written consent of the Lenders and the Agent. The Agent shall have received fully executed copies of the De-SPAC Combination Agreement and all transaction documents related thereto, which shall be in form and substance satisfactory to the Agent.

(t) Closing Date Equity Issuance. The applicable Lenders (or their nominated Affiliates) shall have been issued (at no additional cost to such Lenders and in partial consideration of the Loans made by such Lenders) [_]3 shares of the Parent’s common stock on terms and conditions satisfactory to such Lenders or their nominated Affiliates but in any event such shares (i) shall be subject to a customary registration rights agreement in the form attached as Exhibit A to the De-SPAC Combination Agreement and (ii) shall be validly issued, fully paid and non-assessable, issued without violation of any pre-emptive or similar rights of any stockholder of the Parent and free and clear of all Liens.

(u) Material Regulatory Event; Material Adverse Change. No Material Regulatory Event has occurred and is continuing and, since December 31, 2021, no Material Adverse Change has occurred.

(v) Anti-Terrorism Laws. The Agent shall have received, as applicable, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

(w) All Other Loan Documents. The Agent shall have received all other Loan Documents to be entered into on the Closing Date in form and substance satisfactory to the Agent, and the Agent shall have received all information, approvals, resolutions, opinions, documents or instruments as the Agent shall have reasonably requested in writing.

(x) Minimum Revenue. The Agent shall have received satisfactory evidence that (i) if the Closing Date occurs on or prior to March 31, 2023, the Obligors shall have received Revenue in the ordinary course of business, for the twelve (12) month consecutive period ending on the last day of the fiscal quarter ending December 31, 2022 in an aggregate amount not less than $60,000,000; (ii) if the Closing Date occurs after March 31, 2023, but on or prior to June 30, 2023, the Obligors shall have received Revenue in the ordinary course of business, for the twelve (12) month consecutive period ending on the last day of the fiscal quarter ending March 31, 2023 in an aggregate amount not less than $65,000,00; and (iii) if the Closing Date occurs after June 30, 2023, but on or prior to September 30, 2023, the Obligors shall have received Revenue in the ordinary course of business, for the twelve (12) month consecutive period ending on the last day of the fiscal quarter ending June 30, 2023 in an aggregate amount not less than

$70,000,00.

(y) Governmental Approvals and Third Party Consents. The Agent shall have received evidence that Parent, the Borrower and the applicable Subsidiaries have obtained all Governmental Approvals and third party permits, licenses, approvals and consents necessary in connection with the execution, delivery and performance of the Loan Documents by the Obligors, the consummation by the Obligors of their obligations in respect of Transactions or the operation and conduct of the Obligors’ business and ownership of their properties (including their Product Commercialization and Development Activities).

[3]	Actual share amount to be inserted in the Closing Date version of this Agreement to be equal to 250,000 shares (which represents 0.5% of the Parent’s equity interests on a fully diluted basis), plus up to an additional 750,000 shares (which represents 1.5% of the Parent’s equity interests on a fully diluted basis) based on the Borrower’s Net Closing Cash (as defined in the De-SPAC Combination Agreement).

(z) Fees, Expenses, Etc. The Agent shall have received (or shall substantially contemporaneously with the funding of the Loans receive) for its account and the account of each Lender, all fees required to be paid on the Closing Date under the Fee Letter and all other fees, costs and expenses due and payable pursuant to Section 14.03.

SECTION 7
REPRESENTATIONS AND WARRANTIES

The Obligors hereby jointly and severally represent and warrant to the Agent and each Lender that:

7.01 Power and Authority. Each of the Obligors and their Subsidiaries (i) is duly organized or incorporated and validly existing under the laws of its jurisdiction of organization or incorporation, (ii) has all requisite corporate or other power, and has all Governmental Approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, including all Regulatory Approvals, (iii) is qualified to do business and, to the extent such concept is recognized in such jurisdictions as are applicable, is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, and (iv) has full power, authority and legal right to enter into and perform its obligations under each of the Loan Documents to which it is a party and, in the case of the Borrower, to borrow the Loans hereunder.

7.02 Authorization; Enforceability. Each Transaction to which an Obligor or any of its Subsidiaries is a party (or to which it or any of its assets or properties is subject) is within such Person’s corporate or other powers and have been duly authorized by all necessary corporate action including, if required, approval by all necessary holders of Equity Interests. This Agreement has been duly executed and delivered by each Obligor party hereto and constitutes, and each of the other Loan Documents to which it is a party when executed and delivered by such Obligor, will constitute, a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

7.03 Governmental and Other Approvals; No Conflicts. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person (other than those that have been duly obtained or made and which are in full force and effect) is required for the due execution, delivery or performance by any Obligor of any Loan Document to which it is a party, except for filings and recordings in respect of perfecting or recording the Liens created pursuant to the Security Documents. The execution, delivery and performance by each Obligor of each Loan Document to which it is a party will not (i) violate or conflict with any Law, (ii) violate or conflict with any Organic Document of such Obligor, (iii) violate or conflict with any applicable Governmental Approval of any Governmental Authority, (iv) violate or result in a default under any Material Agreement binding upon Parent or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or (v) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of such Obligor. Each Obligor, its Subsidiaries and their respective properties and businesses are in compliance in all material respects with all applicable Laws (including Healthcare Laws) and Governmental Approvals applicable to such Person and its properties or businesses, as the case may be.

7.04 Financial Statements; Material Adverse Change.

(a) Financial Statements. The consolidated financial statements of the Borrower and its Subsidiaries delivered to the Agent pursuant to Section 6.01(d) present fairly, in all material respects, the consolidated financial position and results of operations, cash flows and shareholders’ equity of the Borrower (or its predecessor entity) and its Subsidiaries as of the dates and for such periods as to which such financial statement relate, in each case in accordance with GAAP. All financial statements delivered by the Parent after the Closing Date pursuant to Section 8.01 present fairly, in all material respects, the consolidated financial position and results of operations, cash flows and shareholders’ equity of the Parent and its Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements of the type described in Section 8.01(b). Neither Parent nor any of its Subsidiaries has any material contingent liabilities or unusual forward or long-term commitments which are required to be disclosed but are not disclosed in the aforementioned financial statements

(b) No Material Adverse Change. Since December 31, 2021, there has been no Material Adverse Change.

7.05 Properties.

(a) Property Generally. With respect to all real and personal assets and properties of each Obligor and each of its Subsidiaries (other than Intellectual Property which is covered in clause (c) below), such Obligor and each of its Subsidiaries has good and marketable fee simple title to, or valid leasehold interests in, all such real and personal property, whether tangible or intangible, material to its business, including all Products and all properties and assets of such Obligor and its Subsidiaries relating to their Products or Product Commercialization and Development Activities, subject only to Permitted Liens and except as could not reasonably be expected to (i) interfere in any material respect with its ability to conduct its business as currently conducted or as anticipated to be conducted or to utilize such properties and assets for their intended purposes or (ii) prevent or interfere in any material respect with the ability of such Obligor or any of its Subsidiaries to conduct its business in the ordinary course.

(b) Products. Schedule 7.05(b) contains a complete and accurate list and description (in reasonable detail) of all Products (set forth on an Obligor-by-Obligor or Subsidiary-by- Subsidiary basis, as the case may be).

(c) Intellectual Property.

(i) Schedule 7.05(c) contains, with respect to each Obligor and each of its Subsidiaries (set for forth on an Obligor-by-Obligor or Subsidiary-by-Subsidiary basis):

(A) a complete and accurate list of all pending patent applications or unexpired, non-lapsed, non-abandoned, issued Patents, owned by or licensed to any Obligors or any of its Subsidiaries, which would qualify as Material Intellectual Property including the jurisdiction and patent number, and as to each such Patent shall indicate if such Patent covers a Product or its use and shall specify which such Product its claims cover;

(B) a complete and accurate list of all material pending Trademark applications for, or registered Trademarks, owned by or licensed to an Obligor or any of its Subsidiaries, including the jurisdiction, trademark application or registration number and the application or registration date, which would qualify as Material Intellectual Property;

(C) a complete and accurate list of all pending Copyright registrations or registered Copyrights, owned by or licensed to any Obligor or any of its Subsidiaries, which would qualify as Material Intellectual Property; and

(D) a complete and accurate list of all Technical Information which would qualify as Material Intellectual Property.

(ii) An Obligor is the absolute registered legal owner of all right, title and interest in and to the Material Intellectual Property owned by such Person (including, without limitation, any Material Intellectual Property indicated on Schedule 7.05(c) with good and marketable title, free and clear of any Liens or Claims of any kind whatsoever other than Permitted Liens, and such Person has the right to exercise its rights under such Intellectual Property in the ordinary course of its businesses as currently conducted or as anticipated to be conducted. Without limiting the foregoing, and except as set forth on Schedule 7.05(c):

(A) other than as permitted by Section 9.09 none of the Obligors nor any of their Subsidiaries has transferred ownership of any of its Intellectual Property that qualifies as Material Intellectual Property, in whole or in part, to any Person who is not an Obligor;

(B) other than (1) customary restrictions in in-bound licenses of Intellectual Property and non-disclosure agreements, or (2) as would not have been prohibited by Section 9.18, there are no judgments, covenants not to sue, permits, grants, licenses, Liens (other than Permitted Liens), Claims, or other agreements or arrangements relating to or otherwise materially and adversely affecting any Material Intellectual Property, including any development, submission, services, research, license or support agreements, which materially bind, obligate or otherwise restrict an Obligor or any of its Subsidiaries with respect to any Material Intellectual Property;

(C) the use by an Obligor or any of its Subsidiaries of any of its respective Material Intellectual Property in the ordinary course of such Person’s business as currently conducted or as anticipated to be conducted does not breach, violate, infringe or interfere with or constitute a misappropriation of any valid rights arising under any Intellectual Property of any other Person;

(D) (1) there are no pending or, to any of the Obligor’s or its Subsidiaries’ knowledge, threatened Claims against any Obligor or any of its Subsidiaries asserted by any other Person relating to any Material Intellectual Property including any Claims of adverse ownership, invalidity, infringement, misappropriation, violation or other opposition to or conflict with such Intellectual Property; and (2) none of the Obligors nor any of their Subsidiaries has received any written notice from, or Claim by, any other Person that the business of any Obligor or any of its Subsidiaries as currently conducted or as anticipated to be conducted, the use of Material Intellectual Property by any Obligor or any of its Subsidiaries in the conduct of the Obligors’ business as currently conducted or as anticipated to be conducted, or any Product Commercialization and Development Activities with respect to any Product, infringes upon, violates or constitutes a misappropriation of, or may infringe upon, violate or constitute a misappropriation of, or otherwise interfere with, or otherwise offering a license with respect to, any Intellectual Property of any such other Person, in each case, in any material respect, which have not been finally resolved;

(E) none of the Obligors has knowledge that any Material Intellectual Property is being infringed, violated, misappropriated or otherwise used by any other Person without the express authorization of Parent; and, without limiting the foregoing, none of the Obligors nor any of their Subsidiaries has put any other Person on notice of actual or potential infringement, violation or misappropriation of any Material Intellectual Property and none of the Obligors nor any of their Subsidiaries has initiated the enforcement of any Claim with respect to any Material Intellectual Property;

(F) all relevant current and former employees and contractors of each Obligor and each of its Subsidiaries who contributed within the scope of their employment or engagement, as applicable, to the creation or development of any Material Intellectual Property have executed written confidentiality and valid and enforceable invention assignment Contracts with such Obligor or such Subsidiary, as applicable, that irrevocably (to the extent permitted under applicable Law) assigns to such Obligor or such Subsidiary, as applicable, or its designee all rights of such employees and contractors to any such Material Intellectual Property;

(G) the Intellectual Property of the Obligors and their Subsidiaries, together with the lawful use of open source, freeware and third party licensed Intellectual Property by the Obligors and their Subsidiaries, is all the Intellectual Property necessary for the operation of the business of the Obligors and their Subsidiaries as it is currently conducted or as anticipated to be conducted;

(H) each Obligor and each of its Subsidiaries have made available to the Agent accurate and complete copies of all Material Agreements relating to Material Intellectual Property that have been requested by the Agent in writing; and

(I) each Obligor and each of its Subsidiaries have taken reasonable precautions to protect the secrecy, confidentiality and value of its Material Intellectual Property consisting of trade secrets and confidential information.

(iii) With respect to the Patents of the Material Intellectual Property, except as set forth on Schedule 7.05(c), and without limiting the representations and warranties in Section 7.05(c)(ii):

(A) each of the issued claims in such issued, non-expired, non-lapsed, non-abandoned Patents is valid and enforceable;

(B) each inventor, including any Person who was an employee or contractor of an Obligor or any of its Subsidiaries, named in such Patents, has executed written Contracts with an Obligor or its predecessor-in-interest that properly and irrevocably assigns to such Obligor or its predecessor-in-interest all of such inventor’s rights, title and interest to any of the Inventions claimed in such Patents;

(C) all such Patents are in good standing and no such Patents, or the Inventions claimed in any such Patent, have been dedicated to the public except as a result of intentional decisions made by the Parent or any of its Subsidiaries;

(D) all prior art material to such Patents known to the Borrower was adequately disclosed to or considered by the respective patent offices during prosecution of such Patents to the extent required by applicable Law;

(E) subsequent to the issuance of such Patents, none of the Obligors nor any of their Subsidiaries nor any of their respective predecessors-in-interest, has filed any disclaimer or made or permitted any other voluntary reduction in the scope of the Inventions claimed in such Patents;

(F) (1) no allowable or allowed claim in such Patents is subject to any competing conception claims of allowable or allowed subject matter of any patent applications or patents of any third party, and such claims have not been the subject of any interference, and are not and have not been the subject of any patent office proceeding (other than prosecution of patent applications up to initially obtaining an issued patent) re-examination, opposition or any other post-grant proceedings, and (2) none of the Obligors nor any of their Subsidiaries has knowledge of any basis for any such interference, re-examination, opposition, inter partes review, post grant review or any other post-grant proceedings;

(G) none of the Patents owned by or licensed to an Obligor or any of its Subsidiaries have ever been finally adjudicated to be invalid, unpatentable or unenforceable for any reason in any administrative, arbitration, judicial or other proceeding, and, with the exception of publicly available documents in the applicable patent office recorded with respect to any Patents, none of the Obligors nor any of their Subsidiaries has received any written notice asserting that such Patents are invalid, unpatentable or unenforceable except as occurs in the normal course of prosecution by the relevant patent office with regard to pending patent applications; if any of such Patent is terminally disclaimed to another patent or patent application, all patents and patent applications subject to such terminal disclaimer are included in the Collateral;

(H) none of the Obligors nor any of their Subsidiaries has received an opinion, whether preliminary in nature or qualified in any manner, which concludes that a challenge to the validity or enforceability of any Patents owned by or licensed to an Obligor or any of its Subsidiaries is more likely than not to succeed;

(I) none of the Obligors, nor any of their Subsidiaries nor any prior owner of any Patent, or any of their respective agents or representatives, has engaged in any conduct, or omitted to perform any necessary act, the result of which would invalidate or render unpatentable or unenforceable any Patent that constitutes Material Intellectual Property; and

(J) all maintenance fees, annuities, and the like due or payable on or with respect to any Patents have been timely paid or the failure to so pay could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

(iv) The Obligors own or hold rights to all Material Intellectual Property to conduct all Product Commercialization and Development Activities relating to the Products as such activities are currently conducted or as anticipated to be conducted.

7.06 No Actions or Proceedings.

(a) Litigation. Except as specified on Schedule 7.06(a), there is no litigation, investigation or proceeding pending or, to the knowledge of any Obligor or any of its Subsidiaries, threatened, with respect to each Obligor and any of their Subsidiaries by or before any Governmental Authority or arbitrator that (i) could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or a Material Regulatory Event, or (ii) involves this Agreement, any other Loan Document, any Product or Product Commercialization and Development Activities, the Transactions, or any Material Intellectual Property.

(b) Environmental Matters. The operations and property of each Obligor and each of their Subsidiaries comply with all applicable Environmental Laws, except to the extent the failure to so comply (either individually or in the aggregate) could not reasonably be expected to result in Material Adverse Effect.

(c) Labor Matters. There are no strikes, lockouts or other material labor disputes against any Obligor or any of their Subsidiaries or, to the knowledge of each Obligor, threatened in writing against or affecting such Obligor or any of its Subsidiaries, and no material unfair labor practice complaint is pending against such Obligor or any of its Subsidiaries or, to the knowledge of such Obligor, threatened in writing against any of them before any Governmental Authority. Except as set forth on Schedule 7.06(c), none of the Obligors nor any of their Subsidiaries is a party to any collective bargaining agreements or similar Contracts, no union representation exists on any facilities of any Obligor or any of its Subsidiaries and none of the Obligors nor any of their Subsidiaries has any knowledge of any union organizing activities that are taking place.

7.07 Compliance with Laws and Agreements.

(a) Each Obligor and each of its Subsidiaries is in compliance with all applicable Laws and all Contracts binding upon it or its property, except (other than with respect to Material Intellectual Property, as covered in Section 7.05(c)) where the failure to do so could not individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or a Material Regulatory Event. No Event of Default has occurred and is continuing, or will occur as a result of, any Borrowing hereunder.

(b) Without limiting the generality of the foregoing, each Obligor and each of its Subsidiaries is in material compliance with all applicable Healthcare Laws and Healthcare Permits, and none of the Obligors nor any of their Subsidiaries has received written notice from any Governmental Authority of any material violation (or of any investigation, audit, or other proceeding involving allegations of any violation) of any Healthcare Laws, and no such investigation, inspection, audit or other proceeding involving allegations of any such violation has been, to the knowledge of such Obligor or any Subsidiary, as applicable, threatened in writing.

(c) Each physician, other licensed healthcare professional, or any other Person who is in a position to refer patients or other business to an Obligor or any of its Subsidiaries (collectively, a “Referral Source”) who has a direct ownership, investment, or financial interest in such Obligor or any such Subsidiary paid fair market value for such ownership, investment or financial interest; any ownership or investment returns distributed to any Referral Source is in proportion to such Referral Source’s ownership, investment or financial interest; and no preferential treatment or more favorable terms were or are offered to such Referral Source compared to investors or owners who are not in a position to refer patients or other business. None of the Obligors nor any of their Subsidiaries, directly or indirectly, has or will guarantee a loan, make a payment toward a loan or otherwise subsidize a loan for any Referral Source including, without limitation, any loans related to financing the Referral Source’s ownership, investment or financial interest in any such Obligor or any such Subsidiary.

(d) Without limiting the generality of the foregoing, except where noncompliance individually or in the aggregate could not reasonably be expected to result in a Material Adverse Effect or a Material Regulatory Event, all financial relationships between or among an Obligor and its Subsidiaries, on the one hand, and any Referral Source, on the other hand (A) comply with all applicable Healthcare Laws including, without limitation, the Federal Anti-Kickback Statute, the Stark Law and other applicable anti-kickback and self-referral laws, whether U.S. or non-U.S.; (B) reflect fair market value, have commercially reasonable terms, and were negotiated at arm’s length; and (C) do not obligate any Referral Source to purchase, use, recommend or arrange for the use of any products or services of such Obligor or any of its Subsidiaries.

(e) None of the Obligors nor any of their Subsidiaries is debarred or excluded from participation under any state or federal health care program or under any federal Law, including any state or federal workers compensation programs.

(f) None of the Obligors nor any of their Subsidiaries is a party to any corporate integrity agreements, deferred prosecution agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with, or imposed by, any Governmental Authority.

7.08 Taxes. Each Obligor and each of its Subsidiaries has timely filed or caused to be filed all income and other material Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (i) Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which such Obligor or such Subsidiary, as applicable, has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (ii) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

7.09 Full Disclosure. None of the reports, financial statements, certificates or other written information furnished by or on behalf of the Obligors to the Agent or any Lender (other than information of a general economic or industry nature) in connection with the negotiation of this Agreement and the other Loan Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contained, as of the date such report, statement, or certificate was so furnished any material misstatement of material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading in any material respect; provided that, with respect to projected financial information, each Obligor represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood by the Agent and the Lenders that such projected financial information is not to be viewed as facts, and that no assurances can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material).

7.10 Investment Company Act and Margin Stock Regulation.

(a) Investment Company Act. None of the Obligors nor any of their Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

(b) Margin Stock. None of the Obligors nor any of their Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of the Loans will be used to buy or carry any Margin Stock in violation of Regulation T, Regulation U or Regulation X.

7.11 Solvency. Parent and its Subsidiaries, on a consolidated basis, are, and, immediately after giving effect to the Borrowing and the use of proceeds thereof, will be Solvent.

7.12 Equity Holders, Subsidiaries and Other Investments.

(a) Set forth on Schedule 7.12(a) is a complete and correct list of all direct and indirect Subsidiaries of Parent. Each such Subsidiary is duly organized and validly existing under the jurisdiction of its organization shown in Schedule 7.12(a), and the percentage ownership by Parent of each such Subsidiary thereof is as shown in Schedule 7.12(a).

(b) Set forth on Schedule 7.12(b) is a complete and correct list of all other Equity Interests owned or held by Parent or any of its direct or indirect Subsidiaries in any Person that does not qualify as a direct or indirect Subsidiary of Parent. Schedule 7.12(b) also sets forth, in reasonable detail, the type of Equity Interest held by each Obligor in such other Person and the fully-diluted percentage ownership held beneficially by Parent or one or more of its Subsidiaries, as the case may be, in such other Person.

7.13 Secured Indebtedness. Set forth on Schedule 7.13 is a complete and correct list of all outstanding Indebtedness of Parent and each of its Subsidiaries outstanding as of the Closing Date (after giving effect to the Transactions contemplated to occur on or prior to the Closing Date) that (i) will remain outstanding immediately after the making of the Loans and the application of proceeds therefrom on the Closing Date and (ii) is secured by a Lien on assets or property of the Parent or any of its Subsidiaries.

7.14 Material Agreements. Set forth on Schedule 7.14 is a complete and correct list of (i) each Material Agreement and (ii) each Contract creating or evidencing any Material Indebtedness, in each case, as of the Closing Date. Accurate and complete copies of each Material Agreement disclosed on such schedule have been made available to the Agent; provided, however, that to the extent applicable confidentiality obligations prohibit the Borrower from sharing all or a portion of such Contract, Parent shall provide a reasonably detailed summary of such Material Agreement. None of the Obligors nor any of their Subsidiaries is in material default under any such Material Agreement, and none of the Obligors has knowledge of any material default by any counterparty to any such Contract and there are no pending or, to any Obligor’s knowledge, threatened (in writing) material Claims against any Obligor or any of its Subsidiaries asserted by any other Person relating to any such Contract, including any Claims of breach or default under any such Contract. None of the Obligors nor any of their Subsidiaries has received any information from, or Claim by, any Person that any Material Agreement is breached or is in default. There are no outstanding (and none of the Obligors has knowledge of), any threatened (in writing) material disputes or disagreements with respect to any Material Agreement. Except as otherwise disclosed on Schedule 7.14, all such Material Agreements are in full force and effect without material modification from the form in which the same were disclosed to the Lenders or other modifications not expressly prohibited by Section 9.12.

7.15 Restrictive Agreements. Except as set forth on Schedule 7.15, none of the Obligors nor any of their Subsidiaries is subject to any Restrictive Agreement, except those permitted under Section 9.11.

7.16 Real Property. Except as set forth on Schedule 7.16, none of the Obligors nor any of their Subsidiaries owns or leases (as tenant thereof) (excluding any co-working arrangements) any real property.

7.17 Pension Matters. Schedule 7.17 sets forth a complete and correct list of, and that separately identifies, (i) all Title IV Plans, and (ii) all Multiemployer Plans. Except for those that could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, (x) each Benefit Plan and Foreign Pension Plan is in compliance with all applicable provisions of ERISA, the Code or other applicable Law, (y) there are no existing or pending or, to the knowledge of any Obligor, threatened Claims (other than routine claims for benefits in the normal course of business), sanctions, actions, lawsuits or other proceedings or investigation involving any Benefit Plan to which an Obligor or any Subsidiary thereof incurs or otherwise has or could reasonably be expected to have an obligation or any liability or Claim and (z) no ERISA Event has occurred or is reasonably expected to occur in connection with which obligations and liabilities (contingent or otherwise) remain outstanding. Each Obligor and each of its ERISA Affiliates has met all applicable requirements under the ERISA Funding Rules with respect to each Title IV Plan, and no waiver of the minimum funding standards under the ERISA Funding Rules has been applied for or obtained. As of the most recent valuation date for any Title IV Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is at least sixty percent (60%), and none of the Obligors, nor any of their Subsidiaries nor any of their ERISA Affiliates knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage to fall below sixty percent (60%) as of the most recent valuation date. Except as would not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect, no ERISA Event has occurred or is reasonably expected to occur in connection with which obligations and liabilities (contingent or otherwise) remain outstanding. No ERISA Affiliate would have any Withdrawal Liability as a result of a complete withdrawal from any Multiemployer Plan on the date this representation is made.

7.18 Priority of Obligations. No monetary Obligation arising hereunder or under any Loan Document, or arising in connection herewith or therewith, is subordinated to any other Indebtedness, except as may from time to time be agreed, be consented to or otherwise result from the action of the Agent or any Lender.

7.19 Regulatory Approvals.

(a) Each Obligor and each of its Subsidiaries hold, and will continue to hold, either directly or through licensees and agents, all Regulatory Approvals, including all Healthcare Permits, necessary or required for such Obligor and each of its Subsidiaries to conduct their respective operations and businesses, including all Product Commercialization and Development Activities, in the manner currently conducted and as anticipated to be conducted in the ordinary course of business.

(b) Set forth on Schedule 7.19(b) is a complete and accurate list of all Regulatory Approvals of the type described in Section 7.19(a) above, which schedule sets forth the Obligor or Subsidiary that holds such Regulatory Approval and briefly explains the purpose of such Regulatory Approval. All such Regulatory Approvals are (i) legally and beneficially owned or held exclusively by the applicable Obligor or Subsidiary, as the case may be, free and clear of all Liens other than Permitted Liens, (ii) validly registered and on file with the applicable Regulatory Authority, in compliance in all material respects with all registration, filing and maintenance requirements (including any fee requirements) thereof, and (iii) valid, enforceable, in good standing, and in full force and effect with the applicable Regulatory Authority in all material respects. All required notices, registrations, listing, supplemental applications or notification reports (including field alerts or other reports of adverse experiences) and other required filings have been filed with the appropriate Regulatory Authority, and all such filings are complete and correct and are in compliance in all material respects with all applicable Laws. Parent and each of its Subsidiaries have disclosed to the Agent all such regulatory filings and all material communications between representatives of the Obligors and each of their Subsidiaries and any Regulatory Authority.

7.20 Transactions with Affiliates. Except as set forth on Schedule 7.20, none of the Obligors nor any of their Subsidiaries has entered into, renewed, extended or been a party to, any transaction (including the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind, other than services of any director, officer or employee of such Obligor or Subsidiary, as applicable) with any Affiliate on the Closing Date in violation of Section 9.10.

7.21 Sanctions. None of the Obligors nor any of their Subsidiaries, nor, to the knowledge of each Obligor, any of their respective directors, officers, or employees nor, to the knowledge of each Obligor, any agents or other Persons acting on behalf of any of the foregoing (i) is currently the target of any Sanctions, (ii) is located, organized or residing in any Designated Jurisdiction, (iii) is or has been (within the previous five (5) years) engaged in any transaction with, or for the benefit of, any Person who is now or was then the target of Sanctions or who is located, organized or residing in any Designated Jurisdiction or (iv) is or has ever been in violation of or subject to an investigation relating to Sanctions. No Loan, nor the proceeds from any Loan, has been or will be used, directly or indirectly, to lend, contribute or provide to, or has been or will be otherwise made available to fund, any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions, or in any other manner that will result in any violation by any Person (including the Agent, the Lenders and their Affiliates) of Sanctions.

7.22 Anti-Corruption. None of the Obligors nor any of their Subsidiaries, nor, to the knowledge of each Obligor, any of their respective directors, officers or employees nor, to the knowledge of each Obligor, any agents or other Persons acting on behalf of any of the foregoing, directly or indirectly, has (i) violated or is in violation of any applicable anti-corruption Law, (ii) made, offered to make, promised to make or authorized the payment or giving of, directly or indirectly, any Prohibited Payment or (iii) been subject to any investigation by any Governmental Authority with regard to any actual or alleged Prohibited Payment.

7.23 Deposit and Disbursement Accounts. Schedule 7.23 contains a list of all banks and other financial institutions at which each Obligor and each of its Subsidiaries maintains Deposit Accounts, Securities Accounts, Commodity Accounts, lockboxes, or other similar accounts, and such Schedule correctly identifies the name, address and telephone number of each bank or financial institution, the name in which the account is held, the type of account, and the complete account number therefor.

7.24 Royalties and Other Payments. Except as set forth on Schedule 7.24, none of the Obligors nor any of their Subsidiaries is obligated, pursuant to any Contract or otherwise, to pay any royalty, milestone payment, deferred payment or any other contingent payment in respect of any Product.

7.25 Non-Competes. None of the Obligors nor any of their Subsidiaries nor any of their respective directors, officers or employees is subject to a non-compete agreement that prohibits or will interfere with any of the Product Commercialization and Development Activities, including the development, commercialization or marketing of any Product.

7.26 Internal Controls. Parent acknowledges that its management is responsible for the preparation and fair presentation of the financial statements of Parent and each of its Subsidiaries provided to the Agent and the Lenders pursuant to Sections 8.01(b) and 8.01(c), in each case, in accordance with GAAP. Parent has designed, implemented and maintained internal controls relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

SECTION 8
AFFIRMATIVE COVENANTS

The Obligors jointly and severally covenant and agree, for the benefit of the Agent and the Lenders, that until the Commitments have expired or been terminated and all Obligations (other than inchoate indemnification and expense reimbursement obligations for which no Claim has been made) have been paid in full in cash:

8.01 Financial Statements and Other Information. Parent shall furnish to the Agent (with sufficient copies for each Lender):

(a) Within ten (10) days after the end of each calendar month of each fiscal year, proof of the Borrower’s compliance with Section 10.01, which proof may be in the form of copies of one or more bank statements demonstrating such compliance, accompanied by a certification thereof from the chief financial officer of the Borrower.

(b) Within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year, (i) an unaudited consolidated balance sheet of Parent and its Subsidiaries as of the end of such fiscal quarter, and (ii) the related unaudited consolidated statements of income, shareholders’ equity and cash flows of Parent and its Subsidiaries for such quarter and the portion of the fiscal year through the end of such fiscal quarter, in each case, prepared in accordance with GAAP consistently applied (subject to changes resulting from normal, year-end audit adjustments and except for the absence of notes), all in reasonable detail and setting forth in comparative form the figures for the corresponding period in the preceding fiscal year, together with (iii) a certificate of a Responsible Officer of Parent stating that such financial statements (x) fairly present in all material respects the financial condition of Parent and its Subsidiaries as at such date and the results of operations of Parent and its Subsidiaries for the period ended on such date and (y) have been prepared in accordance with GAAP consistently applied, subject to changes resulting from normal, year-end audit adjustments and except for the absence of notes; provided that documents required to be furnished pursuant to this Section 8.01(b) shall be deemed furnished on the date that such documents are publicly available on “EDGAR”.

(c) As soon as available and in any event within ninety (90) days after the end of each fiscal year, (i) the audited consolidated balance sheet of Parent and its Subsidiaries as of the end of such fiscal year, and (ii) the related audited consolidated statements of income, shareholders’ equity and cash flows of Parent and its Subsidiaries for such fiscal year, in each case prepared in accordance with GAAP consistently applied, all in reasonable detail and setting forth in comparative form the figures for the previous fiscal year, accompanied by a report and opinion thereon of any “Big Four” accounting firm or another firm of independent certified public accountants of recognized national standing reasonably acceptable to the Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, and in the case of such consolidated financial statements, certified by a Responsible Officer of Parent; provided that documents required to be furnished pursuant to this Section 8.01(c) shall be deemed furnished on the date that such documents are publicly available on “EDGAR”

(d) (i) together with the financial statements required pursuant to Sections 8.01(b) and 8.01(c), a Compliance Certificate delivered by the chief financial Responsible Officer of Parent as of the end of the applicable accounting period, substantially in the form of Exhibit E including a summary of Revenue generated by the Products (in reasonable detail and in a manner that segregates Revenue by type of Product) and which evidences the Obligors’ compliance with Section 10.02 and, with respect to the financial statements delivered pursuant to Section 8.01(c), details of any issues that are material that are raised by Parent’s auditors and (ii) together with the financial statements required pursuant to Sections 8.01(b) and 8.01(c), a management discussion and analysis, prepared in writing and in reasonable detail, discussing Parent’s financial condition and results of operations as set forth in such financial statements.

(e) As soon as available and in any event no later than sixty (60) days following the end of each fiscal year of Parent, copies of an annual budget (or equivalent) on a consolidated basis for Parent and its Subsidiaries, approved by Parent’s Board, for the then current fiscal year, in form reasonably satisfactory to the Agent, together with the Projections used in the preparation thereof, accompanied by a certificate of the chief financial officer of Parent certifying (in his or her capacity as an officer of Parent and not in his or her individual capacity) that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believed that such Projections are incorrect or misleading in any material respect.

(f) Promptly, and in any event within five (5) Business Days after receipt thereof by Parent or any of its Subsidiaries, copies of each material notice or other material correspondence received from any securities regulator or exchange to the authority of which Parent may become subject from time to time concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of Parent or any such Subsidiary; provided that documents required to be furnished pursuant to this Section 8.01(f) shall be deemed furnished on the date that such documents are publicly available on “EDGAR”.

(g) Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to all the stockholders of Parent or any of its Subsidiaries, and copies of all annual, regular, periodic and special reports and registration statements which Parent or any of its Subsidiaries may file or be required to file with any securities regulator or exchange to the authority of which Parent or any such Subsidiary, as applicable, may become subject from time to time; provided that documents required to be furnished pursuant to this Section 8.01(g) shall be deemed furnished on the date that such documents are publicly available on “EDGAR”.

(h) The information regarding insurance maintained by Parent and its Subsidiaries as required under Section 8.05.

(i) As soon as possible and in any event within five (5) Business Days after the Borrower obtains knowledge of any Claim related to any Product or inventory involving more than $500,000, written notice thereof from a Responsible Officer of Parent which notice shall include a statement setting forth details of such Claim.

(j) Such other information respecting the operations, properties, business, liabilities or condition (financial and otherwise) of Parent and each of its Subsidiaries (including with respect to the Collateral) as the Agent or any Lender may from time to time reasonably request.

Each of the Parent and the Borrower hereby acknowledges that the Agent or the Lenders may not wish to receive material non-public information with respect to the Parent, the Borrower or their Affiliates, or the respective securities of any of the foregoing, and the Agent, the Lenders or their respective personnel may be engaged in investment and other market-related activities with respect to such Persons’ securities. Notwithstanding anything to the contrary in this Agreement, the Parent and the Borrower covenant and agree that, except for the information required pursuant to clauses (b), (c), (d) and (j) above, neither it, nor any Person acting on its behalf, will provide, or become obligated to provide, the Agent or any Lender or their respective representatives or agents with any other information that the Parent or the Borrower reasonably believes constitutes material non-public information, unless prior thereto, such receiving Person shall have confirmed to the Parent or the Borrower, as applicable, in writing that it consents to receive such information. The Parent and the Borrower hereby acknowledge that each Lender is relying on the foregoing covenant in effecting transactions in securities of the Parent.

8.02 Notices of Material Events. Parent and the Borrower shall furnish to the Agent written notice of each of the following within the time period specified therein (or, if no such time period is specified, on or within ten (10) days (or such longer or shorter period as may be expressly set forth below) after any Responsible Officer of Parent or the Borrower first learns of or acquires knowledge with respect to any of the below events or circumstances):

(a) The occurrence of any Event of Default.

(b) The occurrence of any event with respect to any property or assets of Parent or any of its Subsidiaries resulting in a Loss, which notice shall include whether such loss is covered by insurance or if the insurance carrier has disclaimed coverage of such Loss, aggregating $1,000,000 (or the Equivalent Amount in other currencies) or more.

(c) Any Claim, action, suit, notice of violation, hearing, investigation or other proceedings pending, or to Parent knowledge, threatened (in writing) against or affecting Parent or any of its Subsidiaries or with respect to the ownership, use, maintenance and operation of their respective businesses, operations or properties, whether made by a Governmental Authority or other Person that, if adversely determined could reasonably be expected to result in a Material Adverse Effect.

(d) (i) On or prior to the date of any filing by any ERISA Affiliate of any notice of intent to terminate any Title IV Plan, a copy of such notice and (ii) promptly, and in any event within ten (10) days, after any Responsible Officer of any ERISA Affiliate knows or has reason to know (A) that an ERISA Event has occurred or is reasonably expected to occur or (B) that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a notice (which may be made by telephone if promptly confirmed in writing) describing such waiver request and any action that any ERISA Affiliate proposes to take with respect to either of the foregoing, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto.

(e) (i) The termination of any Material Agreement other than in accordance with its terms, including as a result of a breach or default; (ii) the receipt by Parent or any of its Subsidiaries of any material notices of default under any Material Agreement that could give rise to an early termination thereof (and a copy thereof); (iii) the entering into of any new Material Agreement by Parent or any of its Subsidiaries (and a copy thereof); or (iv) any material amendment to a Material Agreement (and a copy thereof).

(f) As, when and to the extent required therein, the reports and notices as required by the Security Documents.

(g) Within thirty (30) days of the date thereof, or, if earlier, on the date of delivery of any financial statements pursuant to Section 8.01, notice of any material change in accounting policies or financial reporting practices by the Obligors; provided that disclosure in the notes to such financial statements, if any, shall be deemed to satisfy the requirements of this Section 8.02(g).

(h) Notice of any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other material labor disruption against or involving Parent or any of its Subsidiaries which could reasonably be expected to result in a Material Adverse Effect.

(i) Any licensing agreement or similar arrangement entered into by Parent or any of its Subsidiaries in connection with any infringement or alleged infringement of any Material Intellectual Property of another Person.

(j) Concurrently with the delivery of a Compliance Certificate pursuant to Section 8.01(d), notice of the creation, development or other acquisition of any Intellectual Property by Parent or any of its Subsidiaries after the Closing Date and during such prior fiscal quarter or fiscal year, as the case may be, for which such financial statements were delivered, which is registered or becomes registered or the subject of an application for registration with the U.S. Copyright Office or the U.S. Patent and Trademark Office, as applicable, or with any other equivalent foreign Governmental Authority.

(k) Any change to any Obligor’s ownership of Deposit Accounts, Securities Accounts and Commodity Accounts (in each case, other than Excluded Accounts), by delivering to the Agent, a notice setting forth a complete and correct list of all such accounts as of the date of such change.

(l) The acquisition by any Obligor or any of its Subsidiaries, in a single or series or related transactions, of any fee interest in any real property having a fair market value in excess of $500,000.

(m) Concurrently with the delivery thereof to RTW, copies of all notices and other reports required to be delivered by the Borrower to RTW under the RTW Royalty Financing Agreement and, to the extent that the Additional RTW Royalty Financing Agreement has been executed by RTW and [Allurion] pursuant to the terms of the Side Letter, the Additional RTW Royalty Financing Agreement.

(n) The occurrence of any material product recalls, safety alerts, corrections, withdrawals, marketing suspensions, removals or the like conducted, to be undertaken or issued by an Obligor, any Subsidiary thereof or their respective suppliers whether or not at the request, demand or order of any Governmental Authority or otherwise with respect to any Product, or any basis for undertaking or issuing any such action or item.

(o) The occurrence or existence of any event, circumstance, act or omission that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect or a Material Regulatory Event.

Each notice delivered under this Section 8.02 (other than any notice delivered pursuant to Section 8.02(e)(iii) or (iv)) shall be accompanied by a statement of a Responsible Officer of Parent and the Borrower setting forth summary details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto. Nothing in this Section 8.02 is intended to waive, consent to or otherwise permit any action or omission that is otherwise prohibited by this Agreement or any other Loan Document.

Documents required to be delivered pursuant to Section 8.01 and this Section 8.02 (i) (to the extent any such documents are included in materials otherwise filed with the U.S. Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at any website address of the Borrower, or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third- party website or whether sponsored by the Agent). The Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Each of the Parent and the Borrower hereby acknowledges that the Agent or the Lenders may not wish to receive material non-public information with respect to the Parent, the Borrower or their Affiliates, or the respective securities of any of the foregoing, and the Agent, the Lenders or their respective personnel may be engaged in investment and other market-related activities with respect to such Persons’ securities. Notwithstanding anything to the contrary in this Agreement, the Parent and the Borrower covenant and agree that, except for the information required pursuant to clauses (a) above, neither it, nor any Person acting on its behalf, will provide, or become obligated to provide, the Agent or any Lender or their respective representatives or agents with any other information that the Parent or the Borrower reasonably believes constitutes material non-public information, unless prior thereto, such receiving Person shall have confirmed to the Parent or the Borrower, as applicable, in writing that it consents to receive such information. The Parent and the Borrower hereby acknowledge that each Lender is relying on the foregoing covenant in effecting transactions in securities of the Parent.

8.03 Existence; Conduct of Business. Each Obligor shall, and shall cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and all Governmental Approvals necessary or material to the conduct of its business; provided that the foregoing shall not prohibit any merger, amalgamation, consolidation, liquidation or dissolution permitted under Section 9.03.

8.04 Payment of Obligations. Each Obligor shall, and shall cause each of its Subsidiaries to, pay and discharge its obligations, including (i) all Taxes, fees, assessments and governmental charges or levies imposed upon it or upon its properties or assets prior to the date on which penalties attach thereto, and all lawful Claims for labor, materials and supplies which, if unpaid, might become a Lien (other than a Permitted Lien) upon any properties or assets of such Obligor or any of its Subsidiaries, except to the extent such Taxes, fees, assessments or governmental charges or levies, or such claims are being contested in good faith by appropriate proceedings and are adequately reserved against in accordance with GAAP, and (ii) all other lawful Claims which, if unpaid, would by Law become a Lien upon any properties or assets of such Obligor or any of its Subsidiaries, other than any Permitted Lien.

8.05 Insurance. Each Obligor shall, and shall cause each of its Subsidiaries to maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. Upon the reasonable request of the Agent, Parent shall furnish to the Agent from time to time: information as to the insurance carried by such Obligor and each of its Subsidiaries and, if so requested, copies of all such insurance policies. The Obligors shall use commercially reasonable efforts to ensure, or cause others to ensure, that all insurance policies required under this Section 8.05 shall provide that they shall not be terminated or cancelled nor shall any such policy be materially changed in a manner adverse to the insured Person without at least thirty (30) days’ (or ten (10) days’ for nonpayment of premium) prior written notice to the applicable Obligor and the Agent. Receipt of notice of cancellation or modification of any such insurance policies or reduction of coverage or amounts thereunder shall entitle any Secured Party to renew any such policies, cause the coverage and amounts thereof to be maintained at levels required pursuant to the first sentence of this Section 8.05 or otherwise to obtain similar insurance in place of such policies, in each case at the expense of the applicable Obligor (payable on demand). The amount of any such expenses shall accrue interest at the Default Rate if not paid on demand and shall constitute “Obligations.”

8.06 Books and Records; Inspection Rights. Each Obligor shall, and shall cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Each Obligor shall, and shall cause each of its Subsidiaries to, permit any representatives designated by the Agent or any Lender, upon reasonable prior written notice, to, during normal business hours, visit and reasonably inspect its properties, to reasonably examine and make extracts from its books and records (excluding records subject to attorney-client privilege, subject to confidentiality agreements with third parties that preclude disclosure to any Secured Party (acting in such capacity) or subject to confidentiality restrictions pursuant to Law), and to discuss its affairs, finances and condition (financial or otherwise) with its officers, all at such reasonable times (but not more often than once per year unless an Event of Default has occurred and is continuing) as the Agent or the Lenders may reasonably request. Each Obligor shall pay all reasonable costs and expenses of all such inspections.

8.07 Compliance with Laws and Other Obligations. Each Obligor shall, and shall cause each of its Subsidiaries to, (i) comply in all material respects with all applicable Laws and applicable Governmental Approvals (including Environmental Laws and all Healthcare Laws); and (ii) maintain in full force and effect, remain in compliance in all material respects with, and perform in all material respects all terms of outstanding Material Agreements and all Healthcare Permits.

8.08 Maintenance of Properties, Etc. Each Obligor shall, and shall cause each of its Subsidiaries to, maintain and preserve all of its assets and properties, whether tangible or intangible, relating to its Products or Product Commercialization and Development Activities or otherwise, necessary in the proper conduct of its business in good working order and condition in all material respects in accordance with the general practice of other Persons of similar character and size, ordinary wear and tear and damage from casualty or condemnation excepted.

8.09 Licenses. Each Obligor shall, and shall cause each of its Subsidiaries to, obtain and maintain all Governmental Approvals (including all Healthcare Permits) necessary in connection with the execution, delivery and performance of the Loan Documents, the consummation of the Transactions or the operation and conduct of its business and ownership of its properties (including its Product Commercialization and Development Activities).

8.10 Action under Environmental Laws. Each Obligor shall, and shall cause each of its Subsidiaries to, upon becoming aware of the release of any Hazardous Materials or the existence of any environmental liability under applicable Environmental Laws with respect to their respective businesses, operations or properties, take all actions, at their cost and expense, as shall be necessary or advisable to investigate and clean up the condition of their respective businesses, operations or properties, including all required removal, containment and remedial actions, to restore their respective businesses, operations and properties to a condition in compliance with applicable Environmental Laws.

8.11 Use of Proceeds. The proceeds of the Loans shall be used only as provided in Section 2.04. Without limiting the foregoing, no part of the proceeds of the Loans shall be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board of Governors of the Federal Reserve System, including Regulation T, Regulation U and Regulation X.

8.12 Certain Obligations Respecting Subsidiaries; Further Assurances.

(a) Subsidiary Guarantors. Parent and the Borrower shall take such action from time to time as shall be necessary to ensure that (x) it and each of its Subsidiaries that is a party to this Agreement as of the Closing Date will be and will remain an Obligor and Subsidiary Guarantor hereunder (except as otherwise permitted by Section 9.03), and (y) each of its other Subsidiaries (other than any Excluded Subsidiary), whether direct or indirect, now existing or hereafter created, will, within (x) thirty (30) days of becoming a Subsidiary organized under the laws of the United States or (y) sixty (60) days of becoming a Foreign Subsidiary (in each case, as may be extended by the Agent in its reasonably discretion) or ceasing to constitute an Excluded Subsidiary, become an “Obligor” and a “Subsidiary Guarantor” pursuant to this Section 8.12. Without limiting the generality of the foregoing, if (i) the Parent or any of its Subsidiaries form or acquire any new Subsidiary (other than any Excluded Subsidiary), (ii) a Subsidiary ceases to constitute an Excluded Subsidiary or (iii) the Agent designates a Subsidiary as a Specified Subsidiary, then Parent and the Borrower shall (unless otherwise agreed by the Agent in its sole discretion), within thirty (30) days (or sixty (60) days, as the context may require) of such event:

(i) cause such Subsidiary to become an “Obligor” and a “Subsidiary Guarantor” hereunder, a “Grantor” (or the equivalent thereof) under the applicable Security Documents, and a “Subsidiary Party” under the Intercompany Subordination Agreement;

(ii) take such action or cause such Subsidiary to take such action (including joining the Security Agreement or the applicable Security Documents and delivering certificated Equity Interests together with undated transfer powers executed in blank, applicable control agreements, and other instruments) as shall be necessary or reasonably desirable by the Agent to create and perfect, in favor of the Agent, for the benefit of the Secured Parties valid and enforceable first priority Liens (subject to Permitted Liens) on the Collateral of such new Subsidiary as collateral security for the Obligations hereunder;

(iii) to the extent that the parent of such Subsidiary is not a party to the Security Agreement or has not otherwise pledged Equity Interests in its Subsidiaries in accordance with the terms of the Security Agreement and this Agreement, cause such parent of such Subsidiary to execute and deliver a pledge agreement in favor of the Agent, for the benefit of the Secured Parties, in respect of all outstanding issued Equity Interests of such Subsidiary for the purpose of creating and perfecting, in favor of the Agent for the benefit of the Secured Parties, a valid and perfected first priority Lien (subject to Permitted Liens) on such Equity Interests; and

(iv) deliver such proof of corporate action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by each Obligor pursuant to Section 6.01 or as the Agent shall have reasonably requested.

(b) Further Assurances.

(i) Each Obligor shall, and shall cause each of its direct or indirect Subsidiaries (including any newly formed or newly acquired Subsidiaries) to take such action from time to time as shall reasonably be requested by the Agent to effectuate the purposes and objectives of this Agreement (including this Section 8.12) and the applicable Security Documents.

(ii) In the event that Parent or any of its Subsidiaries holds or acquires Intellectual Property during the term of this Agreement or any other material assets or properties, then, upon the written request of the Agent, Parent or any such Subsidiary shall take any action as shall be necessary or reasonably desirable to ensure that the provisions of this Agreement and the Security Agreement shall apply thereto and any such Intellectual Property or other assets or properties shall constitute part of the Collateral under the Security Documents.

(iii) Without limiting the generality of the foregoing, within ten (10) Business Days (or such longer period that the Agent and the Borrower reasonably and mutually agree) following written request from the Agent, Parent and the Borrower shall cause each Person that is required to be a Subsidiary Guarantor or an Obligor hereunder to take such action from time to time (including executing and delivering such assignments, security agreements, control agreements and other instruments, and delivering certificated Equity Interests together with undated transfer powers executed in blank) as shall be reasonably requested by the Agent to create, in favor of the Secured Parties, a first priority perfected security interests and Lien (subject to Permitted Liens) in substantially all of the assets and property of such Person as collateral security for the Obligations; provided that any such security interest or Lien shall be subject to the relevant requirements of the applicable Security Documents.

(iv) In the event that the Borrower delivers a notice to the Agent pursuant to Section 8.02(l) in respect of real property with a value in excess of $500,000, upon the written request of the Agent, Parent or any such Subsidiary shall execute and deliver a Mortgage with respect to such acquired real property to secure the Obligations.

(c) Costs and Benefits. Notwithstanding any term or provision of this Section 8.12 to the contrary, without limiting the right of the Agent or the Lenders to require a Lien or a security interest in the Equity Interests of, or guaranty from, any newly acquired or created Subsidiary of Parent, or a Lien or security interest on any assets or properties of Parent or any of its Subsidiaries, so long as no Event of Default has occurred and is continuing, Parent and the Borrower may request in writing to the Agent that the Majority Lenders waive the requirements of this Section 8.12 to provide a Lien, security interest or guaranty, as the case may be, due to the cost or burden thereof to Parent and its Subsidiaries (when taken as a whole) being unreasonably excessive relative to the benefit that would inure to the Secured Parties, and describing such cost or burden in reasonable detail. Upon receipt of any such written notice, the Agent shall review and consider such request with the Lenders in good faith and, within five (5) Business Days of receipt of such request, the Majority Lenders (after consultation with the Agent) shall determine in their sole but commercially reasonable discretion, and notify Parent and the Borrower of such determination, whether the Majority Lenders will grant such request for a waiver. With respect to any Subsidiary for which the requirement to provide a Lien, security interest or Guaranty, as the case may be, has been waived by the Agent and the Majority Lenders in accordance with this Section 8.12(c), such waiver may be terminated by the Agent and the Majority Lenders if they determine in their sole but commercially reasonable discretion that the cost or burden of providing such Lien, security interest or Guaranty is no longer unreasonably excessive relative to the benefits that would inure to the Secured Parties. If such waiver is terminated, such Subsidiary shall be required to comply with the requirements of this Section 8.12.

8.13 Patent Prosecution Workplan. The Obligors shall work in good faith to comply with the Patent Prosecution Workplan in all material respects. The Agent hereby agrees that no information gained in connection with the development or implementation of the Patent Prosecution Workplan (a) will be used to institute a cause of action against the Parent or its Subsidiaries in any court or legal proceeding, or (b) will be shared with any Competitor or Person seeking to become a Competitor or (c) will be used by the Agent or any of its Affiliates for any purpose other than in connection with the development and implementation of the Patent Prosecution Workplan.

8.14 Intellectual Property. In the event that an Obligor or any of its Subsidiaries creates, develops or acquires Intellectual Property during the term of this Agreement, then the applicable provisions of this Agreement shall automatically apply thereto and any such Intellectual Property shall automatically constitute part of the Collateral under the Security Documents (other than to the extent such Intellectual Property constitutes an Excluded Asset), without further action by any party, in each case from and after the date of such creation, development, or acquisition (except that any applicable representations or warranties of any Obligor shall apply to any such Intellectual Property only from and after the date, if any, subsequent to such acquisition that such representations and warranties are brought down or made anew as provided herein).

8.15 Maintenance of Regulatory Approvals, Contracts, Intellectual Property, Etc. Each Obligor shall, and shall cause each of its Subsidiaries (to the extent applicable) to, (i) use commercially reasonable best efforts to prepare, execute, deliver and file any and all agreements, documents or instruments, and to pay any costs and expenses, that are necessary or desirable to secure all material Regulatory Approvals, Material Agreements, Material Intellectual Property, Healthcare Permits and other rights, interests or assets (whether tangible or intangible) reasonably necessary for the operations of such Person’s business, including any Product Commercialization and Development Activities, (ii) maintain in full force and effect, and pay all costs and expenses relating to, all such Regulatory Approvals, Material Agreements, Healthcare Permits and Material Intellectual Property owned, used or controlled by such Obligor or any such Subsidiary that are used in or reasonably necessary for the operations of such Person’s business, including any Product Commercialization and Development Activities, (iii) promptly after obtaining knowledge thereof, notify the Agent of any infringement or violation by any Person of the Borrower’s or any such Subsidiaries’ Material Intellectual Property, and take commercially reasonable efforts to pursue any such infringement or other violation, (iv) use commercially reasonable efforts to pursue and maintain in full force and effect legal protection for all new Material Intellectual Property created, developed or acquired by such Obligor or any of its Subsidiaries, as the case may be, that is necessary for the operations of the business of such Person, or in connection with any Product Commercialization and Development Activities relating to any Product, and (v) promptly after obtaining knowledge thereof, notify the Agent of any written Claim by any Person that the conduct of the business of such Obligor or any of its Subsidiaries, including in connection with any Product Commercialization and Development Activities, has infringed upon any Intellectual Property of such Person.

8.16 ERISA and Foreign Pension Plan Compliance. Each Obligor shall, and shall cause each of its Subsidiaries to, comply in all material respects with the provisions of ERISA or applicable Law with respect to any Plans or Foreign Pension Plans to which Parent or any such Obligor is a party as an employer.

8.17 Cash Management. Each Obligor shall, and shall cause each of its Subsidiaries to:

(a) maintain at all times all Deposit Accounts, Securities Accounts, Commodity Accounts, lockboxes and similar accounts (other than Excluded Accounts) to be held by each Obligor with a bank or financial institution that has executed and delivered to and in favor of the Agent a customary “springing” account control agreement, in form and substance reasonably acceptable to the Agent (each such Deposit Account, Securities Account, Commodity Account, lockbox or similar account, a “Controlled Account”);

(b) maintain each such Controlled Account as a cash collateral account, with each such cash collateral account and all cash, checks and other similar items of payment held in any such account to be Collateral securing payment of the Obligations, and each Obligor shall have granted a Lien and security interest to the Agent, for the benefit of the Secured Parties, over such Controlled Accounts;

(c) deposit promptly, and in any event no later than five (5) Business Days after the date of receipt thereof, all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all accounts receivable, Contracts or any other rights and interests into one or more Controlled Accounts or Excluded Accounts; and

(d) at any time after the occurrence and during the continuance of an Event of Default, at the request of the Agent, direct all payments constituting proceeds of accounts receivable to be directed into lockbox accounts pursuant to agreements in form and substance reasonably satisfactory to the Agent.

8.18 Conference Calls. After delivery of the financial statements pursuant to Sections 8.01(b) and 8.01(c), at the request of the Agent, the Borrower shall cause its chief financial officer to participate in conference calls with the Agent and the Lenders to discuss, among other things, the financial condition of each Obligor and any financial or earnings reports; provided that such conference calls shall be held at reasonable times during normal business hours and, so long as no Event of Default has occurred and is continuing, not more frequently than once after delivery of each such financial statement.

8.19 Board Observation Rights. The Agent from time to time, at its option and in its sole discretion, may require that the Parent allow one representative designated by the Agent to attend and participate solely as a non-voting observer in all meetings of the Board of the Parent (each such meeting, a “Board Meeting”; and such representative, a “Board Observer”). The Parent shall (i) give the Board Observer notice of all Board Meetings at the same time and in the same manner as such notice is furnished to the Board of the Parent, (ii) provide to the Board Observer all notices, documents and information (including proposed written consents) furnished to the Board of the Parent at the same time and in the same manner furnished to such members, (iii) permit the Board Observer to participate by telephone in each Board Meeting, (iv) provide the Board Observer copies of the minutes of all Board Meetings at the time such minutes are furnished to the Board of the Parent and (v) provide the Board Observer with copies of all written consents duly passed by the Board of the Parent. Borrower shall reimburse the Board Observer for all reasonable and documented out-of-pocket expenses incurred in connection with the Board Observer’s attendance at the Board Meetings. The Parent shall indemnify the Board Observer to the same extent provided by the Parent to its directors. Notwithstanding the foregoing, the Parent may exclude the Board Observer from access to any material or meeting or portion thereof if: (i) the Board of the Parent concludes in good faith, upon advice of its counsel, that such exclusion is necessary to preserve the attorney-client privilege between the Parent or any of its Affiliates and its counsel or (ii) such exclusion is necessary to avoid a conflict of interest between the Parent on the one hand and the Lenders on the other; provided that the Board Observer may only be excluded from access to the portion of such material or meeting (x) as is necessary to protect such attorney-client privilege or (y) as is necessary to avoid such conflict of interest, as the case may be.

8.20 Litigation Cooperation. The Parent shall, and shall cause each of its Subsidiaries to use commercially reasonable efforts to confer with the Agent, and make reasonably available to the Agent, its (and its Subsidiaries’) officers, employees, agents, books and records, without expense to the Agent, prior to prosecuting or defending against any third party suit or proceeding in respect of Patents instituted by or against the Parent or any of its Subsidiaries.

8.21 Post-Closing Covenants. The Borrower shall complete or shall cause to be completed each of the items set forth on Schedule 8.20 in the timeframes set forth therein.

SECTION 9
NEGATIVE COVENANTS

The Obligors jointly and severally covenant and agree, for the benefit of the Agent and the Lenders that until the Commitments have expired or been terminated and all Obligations (other than inchoate indemnification and expense reimbursement obligations for which no Claim has been made) have been paid in full in cash:

9.01 Indebtedness. The Obligors shall not, and shall not permit any of their Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, whether directly or indirectly, except for the following:

(a) the Obligations;

(b) Indebtedness existing as of the Closing Date (after giving effect to the Transactions contemplated to occur on or prior to the Closing Date) set forth on Schedule 9.01; provided that such Indebtedness is subordinated to the Obligations on terms satisfactory to the Agent;

(c) Indebtedness of an Obligor owing to another Obligor; provided that, in each case, such Indebtedness shall be subordinated to the Obligations pursuant to the Intercompany Subordination Agreement;

(d) Guaranties by an Obligor of the Indebtedness of another Obligor to the extent such Indebtedness is otherwise permitted hereunder; provided that any subrogation claims of any such guarantying Obligor shall be subordinated to the Obligations pursuant to the Intercompany Subordination Agreement;

(e) ordinary course of business equipment financing and leasing; provided that (i) if secured, the collateral therefor consists solely of the assets being financed, the products and proceeds thereof and books and records related thereto, and (ii) the aggregate outstanding principal amount of such Indebtedness shall not exceed $3,000,000 (or the Equivalent Amount in other currencies) at any time;

(f) Indebtedness under Hedging Agreements permitted by Section 9.05(e); provided that the aggregate notional amount for all such Hedging Agreements shall not exceed $1,500,000 (or the Equivalent Amount in other currencies);

(g) Indebtedness assumed pursuant to any Permitted Acquisition; provided that (i) the aggregate amount of Indebtedness permitted pursuant to this Section 9.01(g) shall not exceed $2,500,000 at any time outstanding and (ii) no such Indebtedness shall have been created or incurred in connection with, or in contemplation of, such Permitted Acquisition;

(h) Indebtedness in respect of any agreement providing for treasury, depositary or cash management services, including in connection with any automated clearing house transfers of funds or any similar transfers, netting services, overdraft protections and other cash management and similar arrangements, in each case in the ordinary course of business;

(i) advances or deposits from customers or vendors received in the ordinary course of business;

(j) workers’ compensation claims, payment obligations in connection with health, disability or other types of social security benefits, unemployment or other insurance obligations and reclamation and statutory obligations, in each case incurred in the ordinary course of business;

(k) Indebtedness consisting of deferred obligations to pay insurance premiums solely in respect of insurance policies described in Section 8.05 insuring assets or businesses of an Obligor that are written or arranged in such Obligor’s ordinary course of business and which are payable within one (1) year;

(l) Indebtedness consisting of guarantees resulting from the endorsement of negotiable instruments for collection in the ordinary course of business;

(m) credit card Indebtedness in an outstanding principal amount not to exceed at any time $1,000,000 in the aggregate;

(n) Indebtedness under any letters of credit in an aggregate face amount not to exceed $500,000;

(o) Indebtedness incurred under performance, surety, bid, statutory and appeal bonds, completion guarantees and other similar obligations, in each case in the ordinary course of business not to exceed $500,000 in the aggregate at any time outstanding;

(p) (i) Indebtedness of the Borrower owing to RTW pursuant to the RTW Royalty Financing Agreement and, to the extent that the Additional RTW Royalty Financing Agreement has been executed by RTW and [Allurion] pursuant to the terms of the Side Letter, the Additional RTW Royalty Financing Agreement in an aggregate principal amount not to exceed the amount permitted under the Intercreditor Agreement, and (ii) any Indebtedness that refinances Indebtedness referred to in subclause (i) to the extent such refinancing is permitted in accordance with the Intercreditor Agreement;

(q) Permitted Refinancings of Indebtedness permitted pursuant to this Section 9.01 (other than Sections 9.1(h), (i), (j) and (p);

(r) to the extent constituting Indebtedness, customary transfer pricing and cost- sharing arrangements (i.e., “cost-plus” arrangements) among the Borrower and its Subsidiaries that are in the ordinary course of business; and

(s) other unsecured Indebtedness not otherwise permitted hereunder not to exceed $2,000,000 in the aggregate at any time outstanding.

9.02 Liens. The Obligors shall not, and shall not permit any of their Subsidiaries to, create, incur, assume or permit to exist any Lien on any property now owned by it or such Subsidiary, except for the following:

(a) Liens securing the Obligations;

(b) any Lien on any property or asset of any Obligor or any of its Subsidiaries existing on the Closing Date and set forth on Schedule 7.13; provided that (i) no such Lien shall extend to any other property or asset of any Obligor or any of its Subsidiaries and (ii) any such Lien shall secure only those obligations which it secures on the Closing Date and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c) Liens securing Indebtedness permitted under Section 9.01(e) (including any Permitted Refinancings thereof); provided that such Liens are restricted solely to the collateral permitted to be secured pursuant to Section 9.01(e);

(d) Liens imposed by any applicable Law arising in the ordinary course of business, including (but not limited to) carriers’, warehousemen’s, lessor’s and mechanics’ liens and other similar Liens arising in the ordinary course of business and which (x) do not in the aggregate materially detract from the value of the property subject thereto or materially impair the use thereof in the operations of the business of any Obligor or any of its Subsidiaries or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject to such Liens and for which adequate reserves have been made if required in accordance with GAAP;

(e) pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other similar social security legislation;

(f) Liens securing Taxes, assessments and other governmental charges, the payment of which is not yet due or is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required GAAP shall have been made;

(g) servitudes, easements, rights of way, restrictions and other similar encumbrances on real property imposed by any applicable Law and Liens consisting of zoning or building restrictions, easements, licenses, restrictions on the use of property or minor imperfections in title thereto which, in the aggregate, are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of any of the Obligors or any of their Subsidiaries;

(h) with respect to any real property, (i) such defects or encroachments as might be revealed by an up-to-date survey of such real property; (ii) the reservations, limitations, provisos and conditions expressed in the original grant, deed or patent of such property by the original owner of such real property pursuant to applicable Law; (iii) rights of expropriation, access or user or any similar right conferred or reserved by or in any applicable Law, which, in the aggregate for clauses (i), (ii) and (iii) above, are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of any of the Obligors or their Subsidiaries; and (iv) leases or subleases in the ordinary course of business;

(i) Liens securing Indebtedness permitted under Section 9.01(g); provided that (i) such Lien is not created in contemplation of or in connection with such Permitted Acquisition, (ii) such Lien shall not apply to any other property or assets of any Obligor or any of its Subsidiaries other than the property or assets being acquired pursuant to such Permitted Acquisition, and (iii) such Lien shall secure only those obligations that it secured immediately prior to the consummation of such Permitted Acquisition and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(j) bankers’ liens, rights of setoff and similar Liens incurred on deposits made in the ordinary course of business;

(k) (i) licenses permitted pursuant to Section 9.18 and (ii) any ordinary course interest or title of a licensor, sublicensor, collaborator, lessor or sublessor with respect to any assets under any inbound license, collaboration agreement or lease agreement permitted pursuant to Section 9.18;

(l) cash collateral accounts serving as collateral in connection with Indebtedness permitted pursuant to Section 9.01(n) in an amount up to 105% of such Indebtedness;

(m) Liens securing judgments for the payment of money not constituting an Event of Default under Section 11.01(i);

(n) Liens solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement in connection with a Permitted Acquisition;

(o) Liens in favor of customs and revenue authorities arising as a matter of Law which secure payment of customs duties in connection with the importations of goods in the ordinary course of business;

(p) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases for personal property entered into in the ordinary course of business;

(q) Liens securing Indebtedness permitted by Section 9.01(p) so long as such Liens are subject to the Intercreditor Agreement;

(r) pledges or deposits made in the ordinary course of business in connection with obligations in respect of (i) surety or appeal bonds, bid or performance bonds, or other obligations of a like nature to the extent permitted pursuant to Section 9.01(o) and (ii) leases in the ordinary course of business; and

(s) Liens consisting of Permitted Licenses.

Any term or provision of this Agreement to the contrary notwithstanding no Lien otherwise permitted under any of the foregoing clauses (b) through (s) (other than pursuant to clause (m) above and other non-consensual Permitted Liens) shall apply to any Material Intellectual Property or any Equity Interests of any Person that owns Material Intellectual Property.

9.03 Fundamental Changes, Acquisitions, Etc. The Obligors shall not, and shall not permit any of their Subsidiaries to, (i) enter into any transaction of merger, amalgamation or consolidation (other than in connection with the De-SPAC Transaction), (ii) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), (iii) sell or issue any Disqualified Equity Interests or (iv) other than Permitted Acquisitions, make any Acquisition or otherwise acquire any business or all or substantially all the property from, or Equity Interests of, or be a party to any Acquisition of, any Person, except for the following (in each case so long as no Event of Default has occurred and is continuing and no Event of Default could reasonably be expected to result therefrom):

(a) the merger, amalgamation or consolidation of any Subsidiary with or into any other Obligor (other than any Subsidiary that is required to become a Subsidiary Guarantor but has not yet done so within the time periods set forth in Section 8.12(a)); provided that Parent and the Borrower shall not merge, amalgamate or consolidate with or into one another, and with respect to any other such transaction involving Parent or the Borrower, Parent or the Borrower, as applicable must be the surviving or successor entity of such transaction and with respect to any transaction involving any other Obligor and a Subsidiary that is not an Obligor, the Obligor must be the surviving or successor entity of such transaction

(b) the sale, lease, transfer or other disposition by any Subsidiary (other than the Borrower) of any or all of its property (upon voluntary liquidation or otherwise) to any Obligor (other any Subsidiary that is required to become a Subsidiary Guarantor but has not yet done so within the time periods set forth in Section 8.12(a));

(c) the sale, transfer or other disposition of the Equity Interests of any Subsidiary (other than the Borrower) to any Obligor (other than any Person that is required to become a Subsidiary Guarantor but has not yet done so within the time periods set forth in Section 8.12(a));

(d) transactions permitted by Section 9.05;

(e) the creation of any Subsidiary in compliance with Section 8.12; and

(f) the sale, lease, transfer or other disposition by any Subsidiary that is not an Obligor of any or all of its property (upon voluntary liquidation or otherwise) to an Obligor.

9.04 Lines of Business. The Obligors shall not, and shall not permit any of their Subsidiaries to, engage in any business other than the business engaged in on the Closing Date by such Persons or a similar, corollary, ancillary, incidental, complementary or related line of business, or a reasonable extension, development or expansion thereof.

9.05 Investments. The Obligors shall not, and shall not permit any of their Subsidiaries to, make, directly or indirectly, or permit to remain outstanding any Investments except for the following:

(a) Investments outstanding on the Closing Date and identified on Schedule 9.05 and any modification, replacement, renewal or extension thereof to the extent not involving new or additional Investments or otherwise increasing the amount thereof;

(b) operating Deposit Accounts, Securities Accounts or Commodity Accounts with banks or financial institutions that are Controlled Accounts or Excluded Accounts;

(c) extensions of credit in the nature of accounts receivable or notes receivable arising from the sales of goods or services in the ordinary course of business and prepaid royalties in the ordinary course of business;

(d) Permitted Cash Equivalent Investments in Controlled Accounts;

(e) Hedging Agreements entered into in any Obligor’s or any of its Subsidiaries’ ordinary course of business for the purpose of hedging currency risks or interest rate risks (but not for speculative purposes); provided that the aggregate notional amount for all such Hedging Agreements shall not exceed $1,500,000 (or the Equivalent Amount in other currencies);

(f) Investments consisting of security deposits with utilities and landlords to secure office space and other like Persons made in the ordinary course of business;

(g) employee loans, travel advances and guarantees in accordance with Parent’s usual and customary practices with respect thereto (if permitted by applicable Law) which in the aggregate shall not exceed $1,000,000 outstanding at any time (or the Equivalent Amount in other currencies);

(h) Investments received in connection with any Insolvency Proceedings in respect of any customers, suppliers or clients and in settlement of delinquent obligations of, and other disputes with, customers, suppliers or clients;

(i) Investments in the form of Indebtedness owing by an Obligor or any of its Subsidiaries to another Obligor to the extent such Indebtedness is permitted pursuant to Section 9.01 (including any Permitted Refinancings thereof);

(j) Permitted Acquisitions;

(k) (i) loans to employees, officers or directors relating to the purchase of equity securities of Parent or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Parent’s Board and (ii) non-cash loans to employees, officers or directors relating to the exercise of options to purchase equity securities of Parent or its Subsidiaries which, in each case, in the aggregate of (i) and (ii) together shall not exceed $100,000 outstanding at any time;

(l) Investments of any Person existing at the time such Person becomes a Subsidiary of the Borrower or consolidates or merges with the Borrower or any Subsidiary, in each case, so long as (i) such Person becomes a Subsidiary pursuant to a Permitted Acquisition or such consolidation or merger, as the case may be, is permitted pursuant hereto, (ii) such Person becomes a Subsidiary Guarantor pursuant to Section 8.12 and (iii) such Investments were not made in contemplation of such Person becoming a Subsidiary or of such merger;

(m) Investments consisting of payments of the cost of the formation of and maintenance of Subsidiaries so long as such Subsidiaries comply with Section 8.12 and the aggregate amount of such Investments at any time outstanding does not exceed $200,000;

(n) advances in respect of customary transfer pricing and cost-sharing arrangements (i.e., “cost-plus” arrangements) among the Parent and its Subsidiaries that are in the ordinary course of business;

(o) non-cash Investments in joint ventures or strategic alliances in the ordinary course of the Borrower’s business consisting of the licensing of technology, the development of technology or the providing of technical support; provided that the aggregate amount of Investments permitted under this Section 9.05(o) shall not exceed $1,500,000 at any time outstanding;

(p) cash Investments in small partner companies in connection with product development projects and investments in joint ventures and other strategic alliances; provided that the aggregate amount of Investments permitted under this Section 9.05(p) shall not exceed $250,000 at any time outstanding; and

(q) so long as no Event of Default has occurred and is continuing or could reasonably be expected to result therefrom, Investments not otherwise permitted hereunder in an aggregate amount not to exceed $500,000 at any time outstanding.

9.06 Restricted Payments. The Obligors shall not, and shall not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment except for the following:

(a) non-cash dividends with respect to Parent’s Equity Interests payable solely in shares of its Qualified Equity Interests so long as no Event of Default has occurred and is continuing or could reasonably be expected to occur or result therefrom;

(b) dividends paid by any Subsidiary of any Obligor to any Obligor and any Person that is required to become a Subsidiary Guarantor but has not yet done so within the time periods set forth in Section 8.12(a));

(c) upon the death, incapacity or termination of any present or former officer or employee that is a holder of Qualified Equity Interests of Parent or the exercise of a right of first refusal or similar right in respect of any such holder, Parent may repurchase such Qualified Equity Interests of such holder or such holder’s family, trusts, estates and heirs pursuant to stock repurchase agreements in an amount not to exceed $100,000 per fiscal year so long as no Event of Default has occurred and is continuing or could reasonably be expected to occur or result therefrom;

(d) the payment by any Obligor or any of its Subsidiaries of cash in lieu of the issuance of fractional shares made to redeem, purchase, repurchase, or retire the obligations under any warrants issued by it in accordance with the terms thereof;

(e) the repurchase or other acquisition of Qualified Equity Interests of Parent deemed to occur (i) upon the exercise of stock options, warrants, restricted stock units or other rights to purchase Qualified Equity Interests of Parent if such Equity Interests represent a portion of the exercise price thereof or conversion price thereof and (ii) in connection with any tax withholding required upon the grant of or any exercise or vesting of any Qualified Equity Interests of Parent (or options in respect thereof);

(f) cash in lieu of the issuance of fractional shares not to exceed $25,000 per fiscal year;

(g) Parent may honor any non-cash (or, in the case of fractional shares, cash) conversion or exercise requests in respect of any convertible securities, options, or warrants of Parent into Qualified Equity Interests of Parent pursuant to the terms of such convertible securities, options or warrants or otherwise in exchange therefor;

(h) The payment by any Obligor of any or its Subsidiaries of Permitted Tax Distributions; and

(i) Restricted Payments not otherwise permitted hereunder in an aggregate amount not to exceed $500,000 since the Closing Date so long as no Event of Default has occurred and is continuing or could reasonably be expected to occur or result therefrom.

9.07 Payments of Indebtedness. The Obligors shall not, and shall not permit any of their Subsidiaries to, make any payments (whether voluntary or mandatory, a prepayment or repayment, repurchase or redemption) in respect of any Indebtedness (including under the RTW Royalty Financing Agreement) other than, subject to the terms of any applicable subordination, intercreditor, or similar agreement in favor of (or entered into for the benefit of) the Agent or the Lenders (including the Intercreditor Agreement), (i) payments in respect of the Obligations, (ii) other required or scheduled payments (including, without limitation, associated fees and costs) of such Indebtedness to the extent payment is permitted pursuant to the terms of the applicable subordination or similar agreement, (iii) any “Permitted RIFA Payments” (as defined in the Intercreditor Agreement) and (iv) payments of Indebtedness permitted under Section 9.01(e).

9.08 Change in Fiscal Year. The Obligors shall not, and shall not permit any of their Subsidiaries to, change the last day of their fiscal year from that in effect on the Closing Date, except to change the fiscal year of a Subsidiary acquired in connection with an Acquisition to conform its fiscal year to that of the Obligors or as otherwise required by Law.

9.09 Sales of Assets, Etc.. The Obligors shall not, and shall not permit any of their Subsidiaries to sell, lease, transfer, or otherwise dispose of any of their assets or properties (including accounts receivable, Intellectual Property or Equity Interests of Subsidiaries), grant or enter into any outbound license (or equivalent) of Intellectual Property, forgive, release or compromise any amount owed to any Obligor or any such Subsidiary, or irretrievably abandon or dispose of any Patents, in each case, in one transaction or series of transactions (any thereof, an “Asset Sale”), except for the following (provided that, in the case of any Asset Sale of the type described in clauses (c) or (i) below, the Obligors shall not, and shall not permit any of their Subsidiaries to, allow any such Asset Sale to occur if any Event of Default has occurred and is continuing or could reasonably be expected to occur as a result of such Asset Sale):

(a) sales of inventory in the ordinary course of its business on ordinary business terms;

(b) the forgiveness, release or compromise of any amount owed to an Obligor or any of its Subsidiaries in the ordinary course of business;

(c) transfers of assets or properties (other than any Intellectual Property) by any by any Obligor or any of its Subsidiaries to another Obligor (other than any Person that is required to become a Subsidiary Guarantor but has not yet done so within the time periods set forth in Section 8.12(a));

(d) dispositions of any asset or property (including leasehold interests, but other than any Material Intellectual Property) that is obsolete or worn out or no longer used or useful in the business of the Parent and its Subsidiaries; provided that no disposition of Intellectual Property that does not constitute Material Intellectual Property shall be permitted under this Section 9.09(d) unless the applicable Obligor or Subsidiary has first offered the Agent a right of first negotiation for the right to purchase or license such Intellectual Property;

(e) as expressly permitted under Sections 9.03 or 9.05;

(f) the use of cash and Permitted Cash Equivalent Investments in the ordinary course of business or in connection with other business activities not prohibited or otherwise restricted hereby or by any other Loan Document;

(g) dispositions consisting of the sale, transfer, assignment or other disposition of unpaid and overdue accounts receivable in connection with the collection, compromise or settlement thereof;

(h) dispositions of any asset or property (other than Intellectual Property) to the extent that such asset or property is exchanged for credit against the purchase price of similar replacement property;

(i) any license of Intellectual Property to the extent permitted by Section 9.18;

(j) any Casualty Event that would constitute an Asset Sale;

(k) the sale of Qualified Equity Interests of Parent (to the extent not resulting in a Change of Control or other Event of Default);

(l) the lapse or abandonment of any registrations or applications for registration of any Intellectual Property (other than Material Intellectual Property) no longer used or useful in the conduct in the business of the Parent or its Subsidiaries to the extent no longer economically desirable in the conduct of their business (in the reasonable, good faith judgment of the Obligors); provided that no such lapse or abandonment of Intellectual Property that does not constitute Material Intellectual Property shall be permitted under this Section 9.09(l) unless the applicable Obligor or Subsidiary has first offered the Agent a right of first negotiation for the right to purchase or license such Intellectual Property;

(m) customary transfer pricing and cost-sharing arrangements (i.e., “cost-plus” arrangements) among the Parent and its Subsidiaries that are in the ordinary course of business; and

(n) other Asset Sales (other than any abandonment or disposal of Patents) not otherwise permitted hereunder not to exceed $500,000 in the aggregate.

9.10 Transactions with Affiliates. The Obligors shall not, and shall not permit any of their Subsidiaries to, sell, lease, license or otherwise transfer any assets to, or purchase, lease, license or otherwise acquire any assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:

(a) transactions between or among Obligors and their Subsidiaries (other than any Subsidiary that is required to become a Subsidiary Guarantor but has not yet done so within the time periods set forth in Section 8.12(a));

(b) customary compensation and indemnification of, and other employment arrangements with, directors, officers and employees of Parent or any of its Subsidiaries in the ordinary course of business; and

(c) any other transaction of any Obligor or any of its Subsidiaries that is (i) on fair and reasonable terms that are no less favorable (including with respect to the amount of cash or other consideration receivable or payable in connection therewith ) to such Obligor or such Subsidiary, as applicable, than it could obtain in an arm’s-length transaction with a Person that is not an Affiliate of such Obligor or such Subsidiary, and (ii) of the kind which would be entered into by a prudent Person in the position of such Obligor or such Subsidiary, as applicable, with another Person that is not an Affiliate of such Obligor or such Subsidiary, as applicable.

9.11 Restrictive Agreements. The Obligors shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any Restrictive Agreement other than (i) restrictions and conditions imposed by applicable Laws or by the Loan Documents and (ii) Restrictive Agreements listed on Schedule 7.15.4

9.12 Modifications and Terminations of Material Agreements and Organic Documents. The Obligors shall not, and shall not permit any of their Subsidiaries to:

(a) waive, amend, modify, terminate, replace or otherwise modify any term or provision of any Organic Document in any manner adverse to the interests of the Agent or to the Lenders in their capacities as such;

(b) (x) take or omit to take any action that results in the termination of, or permits any other Person to terminate, any Material Agreement or Material Intellectual Property, or (y) waive, amend, terminate, replace or otherwise modify any term or provision of any Material Agreement in any manner materially adverse to the interests of the Secured Parties in their capacities as such (provided that, for the avoidance of doubt, any such actions with respect to the RTW Royalty Financing Agreement or, once entered into, the Additional RTW Royalty Financing Agreement shall be governed by clause (c) below and not this clause (b)); or

(c) waive, amend, modify, terminate, replace or otherwise modify any term or provision of the RTW Royalty Financing Agreement or, to the extent that the Additional RTW Royalty Financing Agreement has been executed by RTW and [Allurion] pursuant to the terms of the Side Letter, the Additional RTW Royalty Financing Agreement except as permitted pursuant to the Intercreditor Agreement.

9.13 Sales and Leasebacks. Except as disclosed on Schedule 9.13, the Obligors shall not, and shall not permit any of their Subsidiaries to, become liable, directly or indirectly, with respect to any lease, whether an operating lease or a Capital Lease Obligation, of any asset or property (whether real, personal, or mixed), whether now owned or hereafter acquired, (i) which such Person has sold or transferred or is to sell or transfer to any other Person and (ii) which such Person intends to use for substantially the same purposes as property which has been or is to be sold or transferred.

9.14 Hazardous Material. The Obligors shall not, and shall not permit any of their Subsidiaries to, use, generate, manufacture, install, treat, release, store or dispose of any Hazardous Material, except in compliance with all applicable Environmental Laws or where the failure to comply could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

[4]	MoFo/Goodwin to confirm that the Intercreditor Agreement will be listed in this Schedule.

9.15 Accounting Changes. The Obligors shall not, and shall not permit any of their Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required or permitted by GAAP.

9.16 [Reserved].

9.17 Sanctions; Anti-Corruption Use of Proceeds. The Borrower shall not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any applicable anti-corruption Law, or (ii) (A) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (B) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as Agent, Lender, underwriter, advisor, investor, or otherwise).

9.18 Inbound and Outbound Licenses.

(a) Inbound Licenses. The Obligors shall not, and shall not permit any of their Subsidiaries to, enter into or become or remain bound by any inbound license agreement requiring any Obligor or any of its Subsidiaries, as the case may be, during any twelve (12) month period during the term of such license agreement, to make aggregate payments in excess of $500,000 in respect of such inbound license unless the Borrower has (i) provided prior written notice to the Agent of the material terms of such license or agreement with a description of its anticipated and projected impact on the Borrower’s or such Subsidiary’s, as applicable, business or financial condition and (ii) taken such commercially reasonable actions as the Agent may reasonably request to obtain the consent of, or waiver by, any Person whose consent or waiver is necessary for the Agent and the Lenders to be granted a valid and perfected Lien on such license agreement and the right to fully exercise its rights under any of the Loan Documents in the event of a disposition or liquidation (including in connection with a foreclosure) of the rights, assets or properties that are the subject of such license agreement; provided that inbound license agreements in the nature of over the counter or “shrink wrap” software that are commercially available to the public shall not be prohibited by this clause (a).

(b) Outbound Licenses. The Obligors shall not, and shall not permit any of their Subsidiaries to, enter into or become or remain bound by any outbound license, including any collaboration or development agreement, of Intellectual Property of any Obligor or any of its Subsidiaries other than Permitted Licenses.

9.19 Take-Or-Pay Agreements. The Obligors shall not, and shall not permit any of their Subsidiaries to, enter into any agreements to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement, other than operating leases entered into in the ordinary course of business and any such license or other agreement for the purchase of goods, software and other intangibles, services or supplies in the ordinary course of business.

9.20 Passive Holding Company. Parent shall not conduct, transact or otherwise engage in any active trade, business or operations or incur any Indebtedness or other liability or obligation, nor shall Parent acquire or own any assets or properties other than Qualified Equity Interests of the Borrower; provided that the foregoing will not prohibit Parent from the following: (i) the maintenance of its legal existence (including the ability to incur reasonable fees, costs, expenses and other liabilities to the extent related to such maintenance), (ii) the performance of its Obligations arising pursuant to the Loan Documents to which it is a party, (iii) the making of Investments in the ordinary course of business in the Parent and any of its wholly-owned direct or indirect Subsidiaries; provided that such Investments shall only be in the form of Qualified Equity Interests, (iv) participating in tax, accounting and other administrative and fiduciary matters as a direct owner of the Borrower, in each case, in accordance with the terms of the Loan Documents to which it is a party, (v) holding any cash or Permitted Cash Equivalent Investments on a temporary basis (and in no event longer than ten (10) Business Days) that is in the process of being transferred by Parent to the Borrower as a permitted Investment pursuant to clause (iii) above, (vi) taking such actions as may be necessary or required in order to comply with the rules and regulations of the Exchange Act, the Securities Act, and (vii) providing customary compensation, indemnification and insurance coverage to the officers and directors of Parent and its Subsidiaries, if any.

SECTION 10

FINANCIAL COVENANTS

10.01 Minimum Liquidity. The Borrower shall at all times maintain a minimum aggregate balance of twelve million and five hundred thousand dollars ($12,500,000) in cash in one or more Controlled Accounts maintained with one or more commercial banks or similar deposit- taking institutions in the U.S. that are free and clear of all Liens, other than Liens granted under the Loan Documents in favor of the Secured Parties.

10.02 Minimum Revenue. As of the last day of each fiscal quarter set forth below, the Parent and its Subsidiaries shall have received consolidated Revenue for the period of twelve (12) consecutive months ending on the last day of such fiscal quarter, determined on the basis of the financial statements most recently delivered pursuant to Sections 8.01(b) or 8.01(c), as applicable, in an aggregate amount not less than the corresponding amount set forth opposite such fiscal quarter5:

Fiscal Quarter Ending	TTM Revenue
September 30, 2023	$63.6 million
December 31, 2023	$80.5 million
March 31, 2024	$92.0 million
June 30, 2024	$105.5 million
September 30, 2024	$98.3 million

Fiscal Quarter Ending	TTM Revenue
December 31, 2024	$108.0 million
March 31, 2025	$119.6 million
June 30, 2025	$125.8 million
September 30, 2025 and Thereafter	$107.3 million

[5]	In the event the Closing Date occurs on or before June 30, 2023 this table will be adjusted so as to commence with the fiscal quarter ended 6/30/2023.

SECTION 11

EVENTS OF DEFAULT

11.01 Events of Default. Each of the following events shall constitute an “Event of Default”:

(a) Principal or Interest Payment Default. The Borrower shall fail to pay any principal of or interest on the Loans, when and as the same shall become due and payable, whether at the due date thereof, at a date fixed for prepayment thereof or otherwise.

(b) Other Payment Defaults. Any Obligor shall fail to pay any Obligation (other than an amount referred to in Section 11.01(a)) when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days.

(c) Representations and Warranties. Any representation or warranty made or deemed made by or on behalf of any Obligor or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, shall: (i) prove to have been incorrect when made or deemed made to the extent that such representation or warranty contains any materiality or Material Adverse Effect qualifier; or (ii) prove to have been incorrect in any material respect when made or deemed made to the extent that such representation or warranty does not otherwise contain any materiality or Material Adverse Effect qualifier.

(d) Certain Covenants. Any Obligor shall fail to observe or perform any covenant, condition or agreement contained in Sections 8.01, 8.02, 8.03 (with respect to the Borrower’s existence), 8.11, 8.12, 8.13, 8.15, 8.17, 8.19, 8.20, 8.21, Section 9 or Section 10.

(e) Other Covenants. Any Obligor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 11.01(a), 11.01(b) or 11.01(d)) or any other Loan Document, and, in the case of any failure that is capable of cure, such failure shall continue unremedied for a period of thirty (30) or more days.

(f) Payment Default on Other Indebtedness. Any Obligor or any of its Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness or other Indebtedness in an aggregate principal amount in excess of $1,000,000, when and as the same shall become due and payable after giving effect to any applicable grace or cure period as originally provided by the terms of such Indebtedness.

(g) Other Defaults on Other Indebtedness. (i) Any breach of, “default” or “event of default”, or similar event shall occur under, pursuant to or in connection with Material Indebtedness, or any other event or condition shall occur, that, in either case, shall (x) result in any Material Indebtedness becoming due prior to its scheduled maturity or (y) enable or permit (with or without the giving of notice, the lapse of time or both) the holder or holders or beneficiaries of any Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (which shall include in any event the obligation to make any Change of Control Payment under and as defined in the RTW Royalty Financing Agreement or any similar obligation under, pursuant to or in connection with any other Material Indebtedness), or (ii) there occurs under any Hedging Agreement an early termination date (as defined in such Hedging Agreement) resulting from (x) any event of default under such Hedging Agreement as to which Parent or any of its Subsidiaries is the defaulting party (as defined in such Hedging Agreement) and such event of default shall continue unremedied, uncured or unwaived after the expiration of any cure period thereunder or (y) any termination event (as defined in such Hedging Agreement) under such Hedging Agreement as to which Parent or any Subsidiary is an affected party (as defined in such Hedging Agreement) and, in either event, the termination value (if determined in accordance with the Hedging Agreement) or the amount determined as the mark-to-market value (if the termination value has not been so determined) for such affected Hedging Agreement that is owed by Parent or such Subsidiary as a result thereof is greater than $1,000,000; provided that this clauses (i) and (ii) of this Section 11.01(g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Material Indebtedness so long as such Material Indebtedness is repaid in full substantially contemporaneously with such sale or transfer.

(h) Insolvency, Bankruptcy, Etc.

(i) An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (x) liquidation, reorganization or other relief in respect of Parent or any of its Subsidiaries or its debts, or of a substantial part of its assets, under any Debtor Relief Law now or hereafter in effect or (y) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Parent or any of its Subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for a period of 60 or more days or an order or decree approving or ordering any of the foregoing shall be entered;

(ii) Parent or any of its Subsidiaries shall (w) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Law now or hereafter in effect, (x) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) above, (y) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Parent or any of its Subsidiaries or for a substantial part of its assets, (z) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (aa) make a general assignment for the benefit of creditors or (bb) take any action for the purpose of effecting any of the foregoing; or

(iii) Parent or any of its Subsidiaries shall become unable, admit in writing its inability or fail generally to pay its debts as they become due.

(i) Judgments. One or more final judgments for the payment of money in an aggregate amount in excess of $1,000,000 (or the Equivalent Amount in other currencies) (in each case excluding any amounts covered by insurance as to which the applicable carrier has not denied coverage) shall be rendered against Parent or any of its Subsidiaries or any combination thereof and the same shall remain undismissed, unsatisfied or undischarged for a period of forty- five (45) calendar days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Obligor to enforce any such judgment.

(j) ERISA and Pension Plans. An ERISA Event shall have occurred that, in the opinion of the Agent, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Change.

(k) Material Adverse Change, Etc. A Material Adverse Change, Material Adverse Effect or Material Regulatory Event shall have occurred.

(l) Change of Control. A Change of Control shall have occurred.

(m) Impairment of Security, Etc. If any of the following events occurs, and with respect to the following clause (i), other than as a result of the acts or omissions of the Agent or any Lender: (i) the Liens created by any of the Security Documents shall at any time not constitute a valid and perfected Lien on a material portion of the applicable Collateral in favor of the Secured Parties, free and clear of all other Liens (other than Permitted Liens), (ii) except for expiration in accordance with its terms or as a result of payment in full, any material portion of the Security Documents, taken as a whole, or of any material Guaranty of any of the Obligations (including that contained in Section 13) shall for whatever reason cease to be in full force and effect, or (iii) other than by reason of payment in full or permitted release in accordance with the terms of the Loan Documents, any Obligor shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability of any such Lien or any Loan Document, in each case subject to any limitations following from (i) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

11.02 Remedies. Upon the occurrence and during the continuance of any Event of Default, then, and in every such event (other than an Event of Default described in Section 11.01(h)), and at any time thereafter during the continuance of such event, the Agent may, by notice to the Borrower, declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations, shall become due and payable immediately (in the case of the Loans, at the Prepayment Price therefor), without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor; and upon the occurrence of an Event of Default described in Section 11.01(h), the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations, shall automatically become due and payable immediately (in the case of the Loans, at the Prepayment Price therefor), without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor.

11.03 Additional Remedies. Upon the occurrence and during the continuance of any Event of Default, if Parent or any of its Subsidiaries shall be in uncured default under a Material Agreement, the Agent or the Lenders shall have the right (but not the obligation) to cause the default or defaults under such Material Agreement to be remedied (including without limitation by paying any unpaid amount thereunder) and otherwise exercise any and all rights of Parent or such Subsidiary, as the case may be, thereunder, as may be necessary to prevent or cure any default. Without limiting the foregoing, upon any such default, Parent and each of its Subsidiaries shall promptly execute, acknowledge and deliver to the Agent such instruments as may reasonably be required of Parent or such Subsidiary to permit the Agent and the Lenders to cure any default under the applicable Material Agreement or permit the Agent and the Lenders to take such other action required to enable the Agent and the Lenders to cure or remedy the matter in default and preserve the interests of the Agent or Lenders. Any amounts paid by the Agent or Lenders pursuant to this Section 11.03 shall be payable on demand by Obligors, shall accrue interest at the Default Rate if not paid on demand, and shall constitute “Obligations.”

SECTION 12

THE AGENT

12.01 Appointment and Duties. Subject in all cases to clause (c) below:

(a) Appointment of the Agent. Each of the Lenders hereby irrevocably appoints Fortress Credit Corp. (together with any successor the Agent pursuant to Section 12.09) as the administrative agent hereunder and authorizes the Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from Parent or any of its Subsidiaries, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to the Agent under such Loan Documents and (iii) exercise such powers as are reasonably incidental thereto.

(b) Duties as Collateral and Disbursing Agent. Without limiting the generality of Section 12.01(a), the Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Loan Documents (including in any proceeding described in Section 11.01(h) or any other bankruptcy, insolvency or similar proceeding); provided that (i) the Agent shall only be required to act in such agency capacity if it has notified the Borrower and the Lenders in writing that it has elected to do so, and (ii) so long as the Agent has not delivered any such election notice it shall not be deemed to be acting as a disbursing and collecting agent for any other Lender or Secured Party and no Person (including any Withholding Agent) shall be authorized to make any payment to the Agent for such purpose, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in Section 11.01(h), and each Person making any payment in connection with any Loan Document to any Secured Party is hereby authorized to make such payment to the Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in Section 11.01(h) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Secured Party), (iii) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to the Agent and the other Secured Parties with respect to the Collateral, whether under the Loan Documents, applicable Laws or otherwise and (vii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided that the Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for the Agent and the Lenders for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by any Obligor with, and cash and Permitted Cash Equivalent Investments held by, such Lender, and may further authorize and direct the Lenders to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to the Agent, and each Lender hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.

(c) Limited Duties. The Lenders and the Obligors hereby each acknowledge and agree that the Agent (i) has undertaken its role hereunder purely as an accommodation to the parties hereto and the Transactions, (ii) is receiving no compensation for undertaking such role and (iii) subject only to the notice provisions set forth in Section 12.09, may resign from such role at any time for any reason or no reason whatsoever. Without limiting the foregoing, the parties hereto further acknowledge and agree that under the Loan Documents, the Agent (i) is acting solely on behalf of the Lenders (except to the limited extent provided in Section 12.11), with duties that are entirely administrative in nature and do not (and are not intended to) create any fiduciary obligations, notwithstanding the use of the defined term “the Agent”, the terms “agent”, “administrative agent” and “collateral agent” and similar terms in any Loan Document to refer to the Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender or any other Secured Party and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document (fiduciary or otherwise), and each Lender hereby waives and agrees not to assert any claim against the Agent based on the roles, duties and legal relationships expressly disclaimed in this clause (c).

12.02 Binding Effect. Each Lender agrees that (i) any action taken by the Agent or the Majority Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by the Agent in reliance upon the instructions of the Majority Lenders (or, where so required, such greater proportion) and (iii) the exercise by the Agent or the Majority Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.

12.03 Use of Discretion.

(a) No Action without Instructions. The Agent shall not be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except (subject to clause (b) below) any action it is required to take or omit to take (i) under any Loan Document or (ii) pursuant to instructions from the Majority Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders).

(b) Right Not to Follow Certain Instructions. Notwithstanding Section 12.03(a) or any other term or provision of this Section 12, the Agent shall not be required to take, or to omit to take, any action (i) unless, upon demand, the Agent receives an indemnification satisfactory to it from the Lenders (or, to the extent applicable and acceptable to the Agent, any other Secured Party) against all liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against the Agent or any Related Parties thereof or (ii) that is, in the opinion of the Agent, in its sole and absolute discretion, contrary to any Loan Document, applicable Law or the best interests of the Agent or any of its Affiliates or Related Parties.

12.04 Delegation of Rights and Duties. The Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Secured Party). Any such Person shall benefit from this Section 12 to the extent provided by the Agent.

12.05 Reliance and Liability.

(a) The Agent may, without incurring any liability hereunder, (i) consult with any of its Related Parties and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Obligor) and (ii) rely and act upon any document and information and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.

(b) Neither the Agent nor any of its Related Parties shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Lender hereby waives and shall not assert any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the fraudulent conduct or behavior of the Agent or, as the case may be, such Related Party (each as determined in a final, non-appealable judgment or order by a court of competent jurisdiction) in connection with the duties expressly set forth herein. Without limiting the foregoing, the Agent:

(i) shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Majority Lenders or for the actions or omissions of any of their Related Parties selected with reasonable care (other than employees, officers and directors of the Agent, when acting on behalf of the Agent);

(ii) shall not be responsible to any Secured Party for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document;

(iii) makes no warranty or representation, and shall not be responsible, to any Secured Party for any statement, document, information, representation or warranty made or furnished by or on behalf of any Related Party, in or in connection with any Loan Document or any transaction contemplated therein, whether or not transmitted by the Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by the Agent in connection with the Loan Documents; and

(iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Obligor or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from Parent, any Lender describing such Default or Event of Default clearly labeled “notice of default” (in which case the Agent shall promptly give notice of such receipt to all Lenders);

and, for each of the items set forth in clauses (i) through (iv) above, each Lender hereby waives and agrees not to assert any right, claim or cause of action it might have against the Agent based thereon.

12.06 Agent Individually. The Agent and its Affiliates may make loans and other extensions of credit to, acquire stock and stock equivalents of, engage in any kind of business with, any Obligor or Affiliate thereof as though it were not acting as the Agent and may receive separate fees and other payments therefor. To the extent the Agent or any of its Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender”, “Majority Lender”, and any similar terms shall, except where otherwise expressly provided in any Loan Document, include, without limitation, the Agent or such Affiliate, as the case may be, in its individual capacity as Lender or as one of the Majority Lenders, respectively.

12.07 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent, any Lender or any of their Related Parties or upon any document solely or in part because such document was transmitted by the Agent or any of its Related Parties, conducted its own independent investigation of the financial condition and affairs of each Obligor and has made and continues to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate.

12.08 Expenses; Indemnities.

(a) Each Lender agrees to reimburse the Agent and each of its Related Parties (to the extent not reimbursed by any Obligor) promptly upon demand for such Lender’s Proportionate Share of any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes paid in the name of, or on behalf of, any Obligor) that may be incurred by the Agent or any of its Related Parties in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding or otherwise) of, or legal advice in respect of its rights or responsibilities under, any Loan Document.

(b) Each Lender further agrees to indemnify the Agent and each of its Related Parties (to the extent not reimbursed by any Obligor), from and against such Lender’s aggregate Proportionate Share of the liabilities (including taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to on or for the account of any Lender) that may be imposed on, incurred by or asserted against the Agent or any of its Related Parties in any matter relating to or arising out of, in connection with or as a result of any Loan Document or any other act, event or transaction related, contemplated in or attendant to any such Loan Document, or, in each case, any action taken or omitted to be taken by the Agent or any of its Related Parties under or with respect to any of the foregoing; provided that no Lender shall be liable to the Agent or any of its Related Parties to the extent such liability has resulted primarily from the gross negligence or willful misconduct of the Agent or, as the case may be, such Related Party, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

12.09 Resignation of the Agent.

(a) At any time upon not less than thirty (30) Business Days prior written notice, the Agent may resign as the “the Agent” hereunder, in whole or in part (in the sole and absolute discretion of the Agent), effective on the date set forth in such notice, which effective date shall not be less than thirty (30) (or more than sixty (60)) days following delivery of such notice. If the Agent delivers any such notice, the Majority Lenders shall have the right to appoint a successor to the Agent; provided that if a successor to the Agent has not been appointed on or before the effectiveness of the resignation of the resigning Agent, then the resigning Agent may, on behalf of the Lenders, appoint any Person reasonably chosen by it as the successor to the Agent.

(b) Effective immediately upon its resignation, (i) the resigning Agent shall be discharged from its duties and obligations under the Loan Documents to the extent set forth in the applicable resignation notice, (ii) the Lenders shall assume and perform all of the duties of the Agent until a successor the Agent shall have accepted a valid appointment hereunder, (iii) the resigning Agent and its Related Parties shall no longer have the benefit of any provision of any Loan Document other than with respect to (x) any actions taken or omitted to be taken while such resigning Agent was, or because the Agent had been, validly acting as the Agent under the Loan Documents or (y) any continuing duties such resigning Agent continues to perform, and (iv) subject to its rights under Section 12.04, the resigning Agent shall take such action as may be reasonably necessary to assign to the successor the Agent its rights as the Agent under the Loan Documents. Effective immediately upon its acceptance of a valid appointment as the Agent, a successor the Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the resigning Agent under the Loan Documents.

12.10 Release of Collateral or Guarantors. Each Lender hereby consents to the release and hereby directs the Agent to release the following:

(a) any Subsidiary of Parent from its guaranty of any Obligation of any Obligor if all of the Equity Interests in such Subsidiary owned by any Obligor or any of its Subsidiaries are disposed of in an Asset Sale permitted under the Loan Documents (including pursuant to a waiver or consent), to the extent that, after giving effect to such Asset Sale, such Subsidiary would not be required to guaranty any Obligations pursuant to Section 8.12(a); and

(b) any Lien held by the Agent for the benefit of the Secured Parties against (i) any Collateral that is disposed of by an Obligor in an Asset Sale permitted by the Loan Documents (including pursuant to a valid waiver or consent), and (ii) all of the Collateral and all Obligors, upon (w) termination of the Commitments, (x) payment and satisfaction in full of all Loans and all other Obligations (other than inchoate indemnification and expense reimbursement obligations for which no Claim has been made) that the Agent has been notified in writing are then due and payable, (y) deposit of cash collateral with respect to all contingent Obligations (other than inchoate indemnification and expense reimbursement obligations for which no Claim has been made), in amounts and on terms and conditions and with parties satisfactory to the Agent and each Indemnified Party that is owed such Obligations, and (z) to the extent requested by the Agent, receipt by the Secured Parties of liability releases from the Obligors, each in form and substance acceptable to the Agent.

Each Lender hereby directs the Agent, and the Agent hereby agrees, upon receipt of reasonable advance notice from Parent, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the Guaranties and Liens when and as directed in this Section 12.10.

12.11 Additional Secured Parties. The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender so long as, by accepting such benefits, such Secured Party agrees, as among the Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by the Agent, shall confirm such agreement in a writing in form and substance acceptable to the Agent) this Section 12 and the decisions and actions of the Agent and the Majority Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders) to the same extent a Lender is bound; provided that, notwithstanding the foregoing, (i) such Secured Party shall be bound by Section 12.08 only to the extent of liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of Proportionate Share or similar concept, (ii) each of the Agent and each Lender shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (iii) such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.

SECTION 13

GUARANTEE

13.01 The Guarantee. Parent and the Subsidiary Guarantors hereby jointly and severally guarantee to the Agent and the Lenders, and their successors and assigns, the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Loans, all fees and other amounts and Obligations from time to time owing to the Agent and the Lenders by the Borrower and each other Obligor under this Agreement or under any other Loan Document, in each case strictly in accordance with the terms hereof and thereof (such obligations being herein collectively called the “Guaranteed Obligations”). Parent and the Subsidiary Guarantors hereby further jointly and severally agree that if the Borrower or any other Obligor shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, Parent and the Subsidiary Guarantors shall promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same shall be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

13.02 Obligations Unconditional. The obligations of Parent and the Subsidiary Guarantors under Section 13.01 are absolute and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of Parent, the Borrower or any other Subsidiary Guarantor under this Agreement or any other agreement or instrument referred to herein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by all applicable Laws, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 13.02 that the obligations of Parent and the Subsidiary Guarantors hereunder shall be absolute and unconditional, joint and several, under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of Parent and the Subsidiary Guarantors hereunder, which shall remain absolute and unconditional as described above:

(a) at any time or from time to time, without notice to Parent and the Subsidiary Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein shall be done or omitted;

(c) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or any other agreement or instrument referred to herein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

(d) any lien or security interest granted to, or in favor of, the Secured Parties as security for any of the Guaranteed Obligations shall fail to be perfected.

Parent and the Subsidiary Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Agent or any Lender exhaust any right, power or remedy or proceed against Parent, the Borrower or any other Subsidiary Guarantor under this Agreement or any other agreement or instrument referred to herein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

13.03 Reinstatement. The obligations of Parent and the Subsidiary Guarantors under this Section 13 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

13.04 Subrogation. Parent and the Subsidiary Guarantors hereby jointly and severally agree that, until the payment and satisfaction in full of all Guaranteed Obligations (other than inchoate indemnification and expense reimbursement obligations for which no Claim has been made) and the expiration and termination of the Commitments, but subject to the reinstatement provisions set forth in Section 13.03, they shall not exercise any right or remedy arising by reason of any performance by them of their guarantee in Section 13.01, whether by subrogation or otherwise, against the Borrower or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

13.05 Remedies. Parent and the Subsidiary Guarantors jointly and severally agree that, as between Parent and the Subsidiary Guarantors, on one hand, and the Agent and the Lenders, on the other hand, the obligations of the Borrower under this Agreement and under the other Loan Documents may be declared to be forthwith due and payable as provided in Section 11 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 11) for purposes of Section 13.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by Parent and the Subsidiary Guarantors for purposes of Section 13.01.

13.06 Instrument for the Payment of Money. Each Subsidiary Guarantor and Parent hereby acknowledges that the guarantee in this Section 13 constitutes an instrument for the payment of money, and consents and agrees that the Agent and the Lenders, at their sole option, in the event of a dispute by such Subsidiary Guarantor in the payment of any moneys due hereunder, shall have the right to proceed by motion for summary judgment in lieu of complaint pursuant to N.Y. Civ. Prac. L&R § 3213.

13.07 Continuing Guarantee. The guarantee in this Section 13 is a continuing guarantee, and shall apply to all Guaranteed Obligations (other than inchoate indemnification and expense reimbursement obligations for which no Claim has been made) whenever arising.

13.08 General Limitation on Guarantee Obligations. In any action or proceeding involving any provincial, territorial or state corporate law, or any state or federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Subsidiary Guarantor or Parent under Section 13.01 would otherwise be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 13.01, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Subsidiary Guarantor, Parent, the Agent, any Lender or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

SECTION 14

MISCELLANEOUS

14.01 No Waiver. No failure on the part of the Agent or the Lenders to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

14.02 Notices. All notices, requests, instructions, directions and other communications provided for herein (including any modifications of, or waivers, requests or consents under, this Agreement) or in the other Loan Documents shall be given or made in writing (including by telecopy or email) delivered, if to Parent, the Borrower, another Obligor, the Agent or any Lender, to its address specified on the signature pages hereto or its Guaranty Assumption Agreement, as the case may be, or at such other address as shall be designated by such party in a written notice to the other parties. Except as otherwise provided in this Agreement or therein, all such communications shall be deemed to have been duly given upon receipt of a legible copy thereof, in each case given or addressed as aforesaid. All such communications provided for herein by telecopy shall be confirmed in writing promptly after the delivery of such communication (it being understood that non-receipt of written confirmation of such communication shall not invalidate such communication). Notwithstanding anything to the contrary in this Agreement or any other Loan Document, notices, documents, certificates and other deliverables to the Lenders by any Obligor may be made solely to the Agent and the Agent shall promptly deliver such notices, documents, certificates and other deliverables to the Lenders.

14.03 Expenses, Indemnification, Etc.

(a) Expenses. Each Obligor, jointly and severally, agrees to pay or reimburse (i) the Agent and the Lenders for all of their reasonable and documented (in reasonable detail) out-of- pocket costs and expenses limited to, in the case of legal counsel, the reasonable and documented (in reasonable detail) charges and disbursements of Morrison & Foerster LLP, lead counsel for the Agent and the Lenders, and one additional local outside counsel in each material jurisdiction or discipline in each case for the Agent and the Lenders in connection with (x) the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents and the making of the Loans (exclusive of post-closing costs), and (y) any such costs or expenses incurred after the Closing Date, including any costs or expenses relating to the negotiation or preparation of any modification, supplement, forbearance, consent or waiver of any of the terms of this Agreement or any of the other Loan Documents (whether or not consummated); and (ii) the Agent and the Lenders for all of their reasonable and documented out-of-pocket costs and expenses (including the out-of-pocket fees and expenses of legal counsel, but limited to, in the case of legal counsel, the reasonable and documented (in reasonable detail) charges and disbursements of one lead counsel for the Agent and all Lenders, together, and one additional local outside counsel in each material jurisdiction or discipline in each case for the Agent and all Lenders together and, in the case of actual conflict of interest, one additional such set of applicable counsel)) in connection with any enforcement or collection proceedings resulting from the occurrence of an Event of Default.

(b) Exculpation, Indemnification, etc.

(i) In no event shall any party hereto, any successor, transferee or assignee of any party hereto, or any of their respective Affiliates, directors, officers, employees, attorneys, agents, advisors or controlling parties (each, an “Exculpated Party”) have any obligation or responsibility for (and the Obligors jointly and severally waive any claims they may have in respect of) any Loss, on any theory of liability, for consequential, indirect, special or punitive damages arising out of or otherwise relating to this Agreement or any of the other Loan Documents or any of the Transactions or the actual or proposed use of the proceeds of the Loans; provided that, nothing in this clause (i) shall relieve any Obligor of any obligation such Obligor may have to indemnify an Indemnified Person, as provided in clause (ii) below, against any special, indirect, consequential or punitive damages asserted against such Indemnified Person by a third party. Each party hereto agrees, to the fullest extent permitted by applicable Law, that it will not assert, directly or indirectly, any Claim against any Exculpated Party with respect to any of the foregoing.

(ii) Each Obligor, jointly and severally, hereby indemnifies the Agent, each Lender, each of their respective successors, transferees and assigns and each of their respective Affiliates, directors, officers, employees, attorneys, agents, advisors and controlling parties (each, an “Indemnified Party”) from and against, and agrees to hold them harmless against, any and all Claims and Losses of any kind (limited to, in the case of legal counsel, the reasonable and documented (in reasonable detail) charges and disbursements of one lead counsel for all Indemnified Parties, together, and one additional local outside counsel in each material jurisdiction or discipline in each case for the Indemnified Parties together and, in the case of actual conflict of interest, one additional such set of applicable counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or relating to any investigation, litigation or proceeding (each, a “Proceeding”) or the preparation of any defense with respect thereto arising out of or in connection with or relating to this Agreement or any of the other Loan Documents or the Transactions or any use made or proposed to be made with the proceeds of the Loans, whether or not such Proceeding is brought by any Obligor, any of its Subsidiaries, any of its shareholders or creditors, an Indemnified Party or any other Person, or an Indemnified Party is otherwise a party thereto, and whether or not any of the conditions precedent set forth in Section 6 are satisfied or the other transactions contemplated by this Agreement are consummated, except to the extent such Claim or Loss is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. This Section 14.03(b) shall not apply with respect to Taxes other than any Taxes that represent Losses arising from any non-Tax Claim.

(c) No Obligor shall be liable for any settlement of any Proceeding if the amount of such settlement was effected without such Obligor’s consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with such Obligor’s written consent or if there is a final judgment for the plaintiff in any such Proceeding, each Obligor agrees to, jointly and severally, indemnify and hold harmless each Indemnified Person from and against any and all Loss and related expenses by reason of such settlement or judgment in accordance with the terms of clause (ii) above. No Obligor shall, without the prior written consent of the Agent (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by any Indemnified Person unless such settlement (x) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to the Agent from all liability on Claims that are the subject matter of such Proceedings and (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person or any injunctive relief or other non-monetary remedy. Each Obligor acknowledges that any failure to comply with the obligations under the preceding sentence may cause irreparable harm to the Agent and the other Indemnified Persons.

14.04 Amendments, Etc. Except as otherwise expressly provided in this Agreement, any provision of this Agreement and any other Loan Document may be modified or supplemented only by an instrument in writing signed by Parent, the Borrower, the Agent and the Majority Lenders; provided that:

(a) any such modification or supplement that is disproportionately adverse to any Lender as compared to other Lenders or subjects any Lender to any additional obligation shall not be effective without the consent of such affected Lender;

(b) the consent of all of the Lenders directly affected thereby shall be required to:

(i) amend, modify, discharge, terminate or waive any of the terms of this Agreement or any other Loan Document if such amendment, modification, discharge, termination or waiver would increase the amount of the Loans or any Commitment of any Lender, reduce the fees payable to any Lender hereunder, reduce interest rates or other amounts payable with respect to the Loans held by any Lender, extend any date fixed for payment of principal, interest or other amounts payable relating to the Loans held by any Lender or extend the repayment dates of the Loans held by any Lender;

(ii) amend, modify, discharge, terminate or waive any Security Document if the effect is to release a material part of the Collateral subject thereto other than pursuant to the terms hereof or thereof; or

(iii) amend this Section 14.04 or the definition of “Majority Lenders”; and

(c) if the Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Agent and the Borrower shall be permitted to amend such provision, and, in each case, such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Majority Lenders to the Agent within ten (10) Business Days following receipt of notice thereof.

14.05 Successors and Assigns.

(a) General. The provisions of this Agreement and the other Loan Documents shall be binding upon and shall inure to the benefit of the parties hereto or thereto and their respective successors and assigns permitted hereby or thereby, except that no Obligor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent. Any Lender may assign or otherwise transfer any of its rights or obligations hereunder or under any of the other Loan Documents (i) to an assignee in accordance with the provisions of Section 14.05(b), (ii) by way of participation in accordance with the provisions of Section 14.05(e), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 14.05(h). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 14.05(e) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lender. Any Lender may at any time assign to one or more Eligible Transferees (other than a Disqualified Institution unless an Event of Default under Section 11.01(a) or (h) has occurred and is continuing) all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it) and the other Loan Documents; provided that (i) no such assignment shall be made to any Obligor, any Affiliate of any Obligor, or any employees or directors of any Obligor at any time, and (ii) no such assignment shall be made without the prior written consent of the Agent. Subject to the recording thereof by the Lender pursuant to Section 14.05(d), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of the Lender under this Agreement and the other Loan Documents, and correspondingly the assigning Lender shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) and the other Loan Documents but shall continue to be entitled to the benefits of Section 5 and Section 14.03. Any assignment or transfer by the Lender of rights or obligations under this Agreement that does not comply with this Section 14.05(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 14.05(e).

(c) Amendments to Loan Documents. Each of the Agent, the Lenders, Parent, and its Subsidiaries agrees to enter into such amendments to the Loan Documents, and such additional Security Documents and other instruments and agreements, in each case in form and substance reasonably acceptable to the Agent, the Lenders, Parent, and its Subsidiaries, as shall reasonably be necessary to implement and give effect to any assignment made under this Section 14.05.

(d) Register. The Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest or demonstrable error, and Parent, the Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Parent, the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e) Participations. Any Lender may at any time, without the consent of, or notice to, Parent or the Borrower, sell participations to any Eligible Transferee (other than to a Disqualified Institution unless an Event of Default under Section 11.01(a) or (h) has occurred and is continuing) (each, a “Participant”) in all or a portion of the Lender’s rights and/or obligations under this Agreement (including all or a portion of the Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Parent and the Borrower shall continue to deal solely and directly with such Lender in connection therewith. Any agreement or instrument pursuant to which any Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender shall not, without the consent of the Participant, agree to any amendment, modification or waiver that would (i) increase or extend the term of such Lender’s Commitment, (ii) extend the date fixed for the payment of principal of or interest on the Loans or any portion of any fee hereunder payable to the Participant, (iii) reduce the amount of any such payment of principal, or (iv) reduce the rate at which interest is payable thereon to a level below the rate at which the Participant is entitled to receive such interest. Subject to Section 14.05(f), Parent and the Borrower agree that each Participant shall be entitled to the benefits of Section 5 (subject to the requirements and limitations therein including the requirements under Section 5.03(f) (it being understood that the documentation required under Section 5.03(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 14.05(b); provided that such Participant agrees to be subject to the provisions of Section 5.04 as if it were an assignee under Section 14.05(b) above. To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 4.03(a) as though it were a Lender.

(f) Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Sections 5.01 or 5.03 with respect to any participation than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in Law that occurs after the Participant acquired the applicable participation.

(g) Participant Register. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other Obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, or its other Obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, or other Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest or demonstrable error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(h) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under the Loan Documents to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

14.06 Survival. The obligations of the Obligors under Sections 5.01, 5.02, 5.03, 14.03, 14.05, 14.06 , 14.09, 14.10, 14.11, 14.12, 14.13, 14.14 and the obligations of the Subsidiary Guarantors under Section 13 (solely to the extent guaranteeing any of the obligations under the foregoing Sections) shall survive the repayment of the Obligations and the termination of the Commitment and, in the case of the Lenders’ assignment of any interest in the Commitment or the Loans hereunder, shall survive, in the case of any event or circumstance that occurred prior to the effective date of such assignment, the making of such assignment, notwithstanding that the Lenders may cease to be “Lenders” hereunder. In addition, each representation and warranty made, or deemed to be made by a Borrowing Notice, herein or pursuant hereto shall survive the making of such representation and warranty.

14.07 Captions. The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

14.08 Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or electronic transmission (in PDF format) shall be effective as delivery of a manually executed counterpart hereof. Any signature (including, without limitation, (x) any electronic symbol or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record and (y) any facsimile or .pdf signature) hereto or the other Loan Documents or to any other certificate, agreement or document related to any Loan Document or the Transactions, and any contract formation or record-keeping, in each case, through electronic means, shall have the same legal validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any similar state law based on the Uniform Electronic Transactions Act, and the parties hereto hereby waive any objection to the contrary.

14.09 Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the law of the State of New York, without regard to principles of conflicts of laws that would result in the application of the laws of any other jurisdiction; provided that Section 5-1401 and 5-1402 of the New York General Obligations Law shall apply.

14.10 Jurisdiction, Service of Process and Venue.

(a) Submission to Jurisdiction. Each Obligor agrees that any suit, action or proceeding with respect to this Agreement or any other Loan Document to which it is a party or any judgment entered by any court in respect thereof may be brought initially in the federal or state courts in New York, New York and irrevocably submits to the non-exclusive jurisdiction of each such court for the purpose of any such suit, action, proceeding or judgment. This Section 14.10(a) is for the benefit of the Agent and the Lenders only and, as a result, no Lender shall be prevented from taking proceedings in any other courts with jurisdiction. To the extent allowed by any applicable Law, the Lenders may take concurrent proceedings in any number of jurisdictions.

(b) Alternative Process. Nothing herein shall in any way be deemed to limit the ability of the Agent and the Lenders to serve any process or summons in any manner permitted by any applicable Law.

(c) Waiver of Venue, Etc. Each Obligor irrevocably waives to the fullest extent permitted by law any objection that it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document and hereby further irrevocably waives to the fullest extent permitted by law any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment (in respect of which time for all appeals has elapsed) in any such suit, action or proceeding shall be conclusive and may be enforced in any court to the jurisdiction of which such Obligor is or may be subject, by suit upon judgment.

14.11 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

14.12 Waiver of Immunity. To the extent that any Obligor may be or become entitled to claim for itself or its property or revenues any immunity on the ground of sovereignty or the like from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment or execution of a judgment, and to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), such Obligor hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity with respect to its obligations under this Agreement and the other Loan Documents.

14.13 Entire Agreement. This Agreement and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, including any confidentiality (or similar) agreements. EACH OBLIGOR ACKNOWLEDGES, REPRESENTS AND WARRANTS THAT IN DECIDING TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS OR IN TAKING OR NOT TAKING ANY ACTION HEREUNDER OR THEREUNDER, IT HAS NOT RELIED, AND SHALL NOT RELY, ON ANY STATEMENT, REPRESENTATION, WARRANTY, COVENANT, AGREEMENT OR UNDERSTANDING, WHETHER WRITTEN OR ORAL, OF OR WITH THE AGENT OR THE LENDERS OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

14.14 Severability. If any provision hereof is found by a court to be invalid or unenforceable, to the fullest extent permitted by any applicable Law the parties agree that such invalidity or unenforceability shall not impair the validity or enforceability of any other provision hereof..

14.15 Confidentiality. The Agent and each Lender agree to keep confidential all information provided to them by or on behalf of any Obligor or Subsidiary pursuant to this Agreement relating to any Obligor or Subsidiary that has not been made publicly available on “EDGAR” or is not otherwise available to the Agent or any Lender on a nonconfidential basis prior disclosure; provided that, in the case of information received from or on behalf of any Obligor or Subsidiary after the Closing Date, such information is clearly designated by such Obligor or Subsidiary as confidential in accordance with reasonable and customary procedures for handling its own confidential information; provided that nothing herein shall prevent the Agent or any Lender from disclosing any such information (i) to the Agent, any other Lender or, subject to an agreement to comply with the provisions of this Section 14.15, any Affiliate of a Lender or any Eligible Transferee or other assignee permitted under Section 14.05(b) in connection with an actual or bona fide prospective assignment permitted under Section 14.05, (ii) subject to an agreement to comply with the provisions of this Section and the request of the Borrower, to any actual or prospective direct or indirect counterparty to any Hedging Agreement (or any professional advisor to such counterparty), (iii) to its employees, officers, directors, agents, attorneys, accountants, trustees and other professional advisors or those of any of its affiliates (collectively, its “Related Parties”) subject to an agreement to comply with the provisions of this Section 14.15 or other customary professional confidentiality obligations, (iv) upon the request or demand of any Governmental Authority or any Regulatory Authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (v) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any applicable Law; provided, however, that to the extent legally permissible, such party shall give the Borrower prompt written notice of such requirement and shall reasonably cooperate (at Borrower’s sole cost) with Borrower’s attempts to limit any such disclosure, (vi) if required to do so in connection with any litigation or similar proceeding, (vii) that has been publicly disclosed (other than as a result of a disclosure in violation of this Section 14.15), (viii) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (ix) in connection with the exercise of any remedy permitted hereunder or under any other Loan Document, (x) on a confidential basis to (A) any rating agency in connection with rating Parent or any of its Subsidiaries or the Loans or (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers of other market identifiers with respect to the Loans or (xi) to any other party hereto; provided, further that, unless specifically prohibited by applicable law or court order, each Lender shall, to the extent reasonably practicably, notify Parent and the Borrower of any request or demand by any Governmental Authority or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information and shall reasonably cooperate (at the Borrower’s sole cost) with the Borrower’s efforts to limit any such disclosure.

14.16 No Fiduciary Relationship. The Borrower acknowledges that the Agent and the Lenders have no fiduciary relationship with, or fiduciary duty to, the Borrower arising out of or in connection with this Agreement or the other Loan Documents, and the relationship between the Lenders and the Borrower is solely that of creditor and debtor. This Agreement and the other Loan Documents do not create a joint venture among the parties.

14.17 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable Law (collectively, “charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Agent and the Lender holding such Loan in accordance with applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all charges payable in respect thereof, shall be limited to the Maximum Rate. To the extent lawful, the interest and charges that would have been paid in respect of such Loan but were not paid as a result of the operation of this Section shall be cumulated and the interest and charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the amount collectible at the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate for each day to the date of repayment, shall have been received by such Lender. Any amount collected by such Lender that exceeds the maximum amount collectible at the Maximum Rate shall be applied to the reduction of the principal balance of such Loan so that at no time shall the interest and charges paid or payable in respect of such Loan exceed the maximum amount collectible at the Maximum Rate.

14.18 Early Prepayment Fee; Exit Fee. If the Loans are accelerated or otherwise become due prior to their maturity date, in each case, as a result of an Event of Default (including upon the occurrence of a Insolvency Proceeding (including the acceleration of claims by operation of Law)), the amount of principal of and premium on the Loans that becomes due and payable shall equal 100% of the principal amount of the Loans plus the Early Prepayment Fee and Exit Fee in effect on the date of such acceleration or such other prior due date, as if such acceleration or other occurrence were a voluntary prepayment of the Loans accelerated or otherwise becoming due. Without limiting the generality of the foregoing, it is understood and agreed that if the Loans are accelerated or otherwise become due prior to the Maturity Date, in each case, in respect of any Event of Default (including upon the occurrence of a Insolvency Proceeding (including the acceleration of claims by operation of Law)), the Early Prepayment Fee and Exit Fee applicable with respect to a voluntary prepayment of the Loans will also be due and payable on the date of such acceleration or such other prior due date as though the Loans were voluntarily prepaid as of such date and shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s loss as a result thereof. Any such premium payable above shall be presumed to be the liquidated damages sustained by each Lender and Parent and the Borrower agrees that it is reasonable under the circumstances currently existing. PARENT AND THE BORROWER EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE EARLY PREPAYMENT FEE AND EXIT FEE IN CONNECTION WITH ANY SUCH ACCELERATION. Parent and the Borrower expressly agree (to the fullest extent it may effectively do so) that: (i) the Early Prepayment Fee and Exit Fee is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (ii) the Early Prepayment Fee and Exit Fee shall be payable notwithstanding the then prevailing market rates at the time payment is made; (iii) there has been a course of conduct between the Lenders, Parent and the Borrower giving specific consideration in this transaction for such agreement to pay the Early Prepayment Fee and Exit Fee; and (iv) Parent and the Borrower shall be estopped hereafter from claiming differently than as agreed to in this paragraph.

14.19 Judgment Currency.

(a) If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent permitted by Law, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Agent could purchase Dollars with such other currency at the buying spot rate of exchange in the New York foreign exchange market on the Business Day immediately preceding that on which any such judgment, or any relevant part thereof, is given.

(b) The obligations of the Obligors in respect of any sum due to the Agent hereunder and under the other Loan Documents shall, notwithstanding any judgment in a currency other than Dollars, be discharged only to the extent that on the Business Day following receipt by the Agent of any sum adjudged to be so due in such other currency the Agent may, in accordance with normal banking procedures, purchase Dollars with such other currency. If the amount of Dollars so purchased is less than the sum originally due to the Agent in Dollars, Parent and the Borrower agree, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify the Agent against such loss. If the amount of Dollars so purchased exceeds the sum originally due to the Agent in Dollars, the Agent shall remit such excess to Parent and the Borrower.

14.20 USA PATRIOT Act. The Agent and the Lenders hereby notify Parent and its Subsidiaries that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) and the Beneficial Ownership Regulation, they are required to obtain, verify and record information that identifies Parent and its Subsidiaries, which information includes the name and address of Parent and its Subsidiaries and other information that will allow such Person to identify Parent or such Subsidiary in accordance with the Patriot Act and the Beneficial Ownership Regulation.

14.21 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

BORROWER:

[__]

By
Name:
Title:

PARENT:

[__]

By
Name:
Title:

Address for Notices:

[__________]
[__________]
Attn:	[__________]
Tel.:	[__________]
Fax:	[__________]
Email:	[__________]

With a copy to:

Goodwin Procter LLP

[__]
Attn:
Tel.:
Email:

[SIGNATURE PAGE TO CREDIT AGREEMENT AND GUARANTY]

SUBSIDIARY GUARANTORS:

ALLURION FRANCE SAS

By
Name:
Title:

ALLURION AUSTRALIA PTY LTD.

By
Name:
Title:

Address for Notices:

[__________]
[__________]
Attn:	[__________]
Tel.:	[__________]
Fax:	[__________]
Email:	[__________]

With a copy to:

Goodwin Procter LLP

[__]
Attn:
Tel.:
Email:

[SIGNATURE PAGE TO CREDIT AGREEMENT AND GUARANTY]

AGENT:

FORTRESS CREDIT CORP.

By
Name:
Title:

Address for Notices:

Fortress Credit Corp.
1345 Avenue of the Americas, 46th Floor
New York, NY 10105
Email: gccredit@fortress.com /
creditoperations@fortress.com
Tel:	212-798-6100
Attn:	David N. Brooks, General Counsel
David Sharpe, Credit Operations

With a copy (which shall not constitute notice) to:

Morrison & Foerster LLP
250 West 55th Street
New York, NY 10019
Attn:	Mark S. Wojciechowski
Tel.:	(212) 468-8079
Email:	MWojciechowski@mofo.com

[SIGNATURE PAGE TO CREDIT AGREEMENT AND GUARANTY]

LENDERS:

FORTRESS CREDIT CORP.

By
Name:
Title:

Address for Notices:

[__]
Email:
Tel:
Attention:

With a copy (which shall not constitute notice) to:

Morrison & Foerster LLP
250 West 55th Street
New York, NY 10019
Attn:	Mark S. Wojciechowski
Tel.:	(212) 468-8079
Email:	MWojciechowski@mofo.com

Schedule 1

to Credit Agreement

COMMITMENTS

Lender	Commitment	Proportionate Share
Fortress Credit Corp.	$60,000,000	100%
TOTAL	$60,000,000	100%